Exhibit 3

EXECUTION VERSION

STRICTLY PRIVATE & CONFIDENTIAL

To:	Keystone Lodging Acquisition Limited (the “Company”) c/o Codan Trust Company (Cayman) Limited Cricket Square, Hutchins Drive, PO Box 2681 Grand Cayman, KY1-1111, Cayman Islands

Attn:	Tom Mayrhofer, Director

8 February 2013

Dear Sirs,

Project Keystone - Mandate Letter

1	Introduction

1.1	We, Cathay United Bank, Chinatrust Commercial Bank Co., Ltd, Nomura International (Hong Kong) Limited, Ta Chong Bank, Ltd. and Taipei Fubon Commercial Bank Co., Ltd. (the “Mandated Lead Arrangers”) and Cathay United Bank, Chinatrust Commercial Bank Co., Ltd, Nomura Special Investments Singapore Pte. Ltd., Ta Chong Bank, Ltd. and Taipei Fubon Commercial Bank Co., Ltd., Offshore Banking Branch (the “Underwriters”) are pleased to set out in this letter the terms and conditions on which the Mandated Lead Arrangers are willing to arrange and manage the primary syndication of the Facility (“Syndication”) and the Underwriters are willing to underwrite the Facility.

1.2	The Company is indirectly owned and controlled by funds and other entities controlled, managed by or otherwise advised by Mr. Boquan He, Mr. Nanyan Zheng, Sequoia Capital China Advisors Limited, the funds known as Actis Emerging Markets 3 and Actis China 3 (acting by their manager Actis LLP) and Carlyle Asia Investment Advisors Limited (together, the “Sponsor”) or their Affiliates, co-investors and certain members of management of the Target Group (together, the “Investors”).

1.3	The Facility is to be provided in connection with the merger (the “Merger”) of the Company into 7 Days Group Holdings Limited (the “Target” and, together with its Subsidiaries, the “Target Group”) pursuant to an agreement and plan of merger (the “Merger Agreement”) to be entered into between the Company, the Target and the immediate holding company of the Company, Keystone Lodging Company Limited, a company organised under the laws of the Cayman Islands and having its registered office c/o Codan Trust Company (Cayman) Limited at Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands (the “Parent”).

1.4	Consummation of the Merger (“Closing”) will take place subject to the terms and conditions set out in the Merger Agreement, with the date on which Closing occurs in accordance with those terms and conditions being the “Closing Date”. As a result of the Merger, the separate corporate existence of the Company shall, on and from the Merger Effective Time, cease and the Target shall continue as the surviving corporation of the Merger under the laws of the Cayman Islands as a direct wholly-owned subsidiary of the Parent.

2	Defined Terms

2.1	In this letter:

“Facility Agreement” means the facility agreement to be entered into in relation to the Facility (based on the terms set out in the Term Sheet and the other Mandate Documents) in form and substance satisfactory to the Mandated Lead Arrangers and the Company.

“Fee Letter” means any fee letter dated on or about the date of this letter from any of the Mandated Lead Arrangers to the Company.

“Mandate Documents” means this letter (including the attached Term Sheet) and any Fee Letter (and any amendment or supplement thereto as contemplated in this letter).

“Term Sheet” means the term sheet attached to this letter as an appendix.

2.2	Unless a contrary indication appears (a) terms defined in this letter shall have the same meaning when used in any other Mandate Document and (b) a term defined in any other Mandate Document has the same meaning when used in another Mandate Document.

3	Appointment

3.1	On acceptance of the offer set out in this letter and subject to the terms of this letter, the Company appoints:

(a)	the Mandated Lead Arrangers as exclusive arrangers of the Facility and exclusive bookrunners in connection with Syndication and the Underwriters as exclusive underwriters of the Facility;

(b)	Taipei Fubon Commercial Bank Co., Ltd. as facility agent in connection with the Facility (acting, until the Signing Date, as documentation agent, the “Agent”); and

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(c)	Cathay United Bank as security agent and trustee in connection with the Facility (the “Security Agent”).

3.2	Until this mandate terminates in accordance with paragraph 17 (Termination):

(a)	no other person shall be appointed as mandated lead arranger, underwriter, bookrunner, documentation agent, facility agent or security agent;

(b)	no other titles shall be awarded to a third party; and

(c)	except as provided in the Mandate Documents, no other fees or compensation shall be paid to any person,

in connection with arranging, underwriting, bookrunning and acting as agent and trustee under the Facility without the prior written consent of each Mandated Lead Arranger and Underwriter or as contemplated in paragraph 6 (Exclusivity).

4	Conditions

4.1	Each Underwriter is pleased to advise you that it has completed and is satisfied with the results of (i) all client identification procedures it is required to carry out in connection with making the Facility available in connection with the Merger (the “Transaction”) in compliance with all applicable laws, regulations and internal requirements (including, without limitation, all applicable money laundering rules), (ii) all due diligence which has been carried out by, or on behalf of it, in respect of the Transaction, the Group and the Target Group and (iii) that it has obtained all credit committee and all other relevant internal approvals with respect to the Transaction, the Group and the Target Group and, subject to the Company accepting the terms of this letter and any Fee Letter in accordance with paragraph 17.3 below, hereby commits to provide its underwriting proportion of the full principal amount of the Facility, in each case, on the terms of the Mandate Documents and subject to only satisfaction of the following conditions, it being understood and agreed that there are no conditions (implied or otherwise) to the commitments of the Underwriters under this letter other than those set out below, in Schedule 1 to the Term Sheet or which constitute operative conditions as part of the definition of Certain Funds Event:

(a)	the negotiation, preparation, execution and delivery of the Facility Agreement in accordance with paragraph 4.6 below (provided that the Underwriters will not be under an obligation to fund under the Facility Agreement until the satisfaction of all conditions contained therein which are limited to those set out in Schedule 1 to the Term Sheet or which constitute operative conditions as part of the definition of Certain Funds Event);

(b)	in respect of each Underwriter and each applicable jurisdiction with respect thereto, it not being illegal or unlawful for that Underwriter to fund, issue or maintain its participation under the Facility by reason of any event or circumstance occurring after the date hereof (excluding, for the avoidance of doubt, any event of illegality or unlawfulness that has been overcome pursuant to paragraph 4.7 below and no longer affects that Underwriter); and

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(c)	compliance by the Company with the terms and conditions of the Mandate Documents in all material respects.

4.2	Each Mandated Lead Arranger and each Underwriter confirms that it has reviewed and is satisfied with the form of the Merger Agreement, the Base Case Model, the Original Financial Statements, and the Reports, in each case provided to it prior to the date of this letter and that it will accept (and will procure that each Lender accepts) in satisfaction of any condition precedent to availability of the Facility requiring delivery of that document a final version of the document which is not different in respects which are materially adverse to the interests of the Finance Parties (taken as a whole) compared to the version of the document accepted by it pursuant to this paragraph.

4.3	Subject to paragraph 4.4 below, in relation to each Report (other than the offshore legal due diligence report, the onshore legal due diligence report and the market due diligence report) the Company will use its reasonable endeavours to obtain, prior to the Signing Date, a reliance letter in relation to that Report which is addressed to the Mandated Lead Arrangers, the Underwriters and the Original Lenders, provided that the terms of such reliance letters are agreed between the relevant Report provider, the Mandated Lead Arrangers and the Underwriters prior to the Signing Date.

4.4	The Company will not be obliged to comply with paragraph 4.3 above if the relevant Report provider has adopted a general policy that they will not provide such reliance letters.

4.5	It is acknowledged and agreed by the parties to this letter that they intend to negotiate the Facility Agreement in good faith and use all their commercially reasonable efforts to execute the Facility Agreement within 60 days of the date on which the Company countersigns this letter (the “Proposed Signing Date”) so that funding of the Merger may take place pursuant to the Facility Agreement.

4.6	If, despite negotiation in good faith and the use of commercially reasonable efforts, the Finance Documents have not been agreed by the parties prior to the Proposed Signing Date (or such longer date as may be mutually agreed), then as soon as practicable following that date each of the Mandated Lead Arrangers and Underwriters and the Company undertake to sign a facility agreement which will contain:

(a)	provisions which reflect the provisions of the Mandate Documents; and

(b)	in relation to any matter which is not (or which is only partially) dealt with in the Mandate Documents, but which is dealt with in the standard form Primary (Leveraged) LMA Senior Multicurrency Term and Revolving Senior Facilities Agreement (latest available version) (the “LMA Precedent Facilities Agreement”), provisions which are consistent with the corresponding provisions of the LMA Precedent Facilities Agreement, provided that where the LMA Precedent Facilities Agreement contains a drafting option, is silent on a particular point or the provisions of the LMA Precedent Facilities Agreement require more than minor or technical changes in order to be incorporated into the facility agreement, the relevant language shall be such option or language as is reasonably requested by the Mandated Lead Arrangers or if the Mandated Lead Arrangers do not specify any option or language within 5 Business Days of the date of a written request by you, such option or language reasonably requested by you.

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4.7	If it becomes unlawful in any applicable jurisdiction for a Mandated Lead Arranger or Underwriter to perform any of its obligations as contemplated by the Mandate Documents or to fund, issue or maintain its participation under the Facility, that Mandated Lead Arranger or Underwriter shall (a) promptly notify the Company upon becoming aware of that event and (b) in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in its underwriting proportion (as set out below) in respect of the Facility not being available including (but not limited to) transferring its rights and obligations under the Mandate Documents to one or more of its Affiliates, provided that (i) the Company shall promptly indemnify that Mandated Lead Arranger or Underwriter for all costs and expenses reasonably incurred by that Mandated Lead Arranger or Underwriter as a result of steps taken by it pursuant to this paragraph and (ii) a Mandated Lead Arranger or Underwriter is not obliged to take any such steps if, in the opinion of that Mandated Lead Arranger or Underwriter (acting reasonably), to do so might be prejudicial to it.

5	Underwriting Proportions

5.1	The underwriting proportions and underwriting amounts of each Underwriter in respect of the Facility are as follows:

Underwriter	Underwriting Proportion (%)	Amount (US$)
Cathay United Bank	20	24,000,000.00
Chinatrust Commercial Bank Co., Ltd	20	24,000,000.00
Nomura Special Investments Singapore Pte. Ltd.	20	24,000,000.00
Taipei Fubon Commercial Bank Co., Ltd, Offshore Banking Branch	20	24,000,000.00
Ta Chong Bank, Ltd.	20	24,000,000.00
Total	100	120,000,000.00

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5.2	The rights and obligations of the Mandated Lead Arrangers and the Underwriters under the Mandate Documents are several. Except as specifically provided for in a Mandate Document, no Mandated Lead Arranger or Underwriter is responsible for the obligations of any other Mandated Lead Arranger or Underwriter.

5.3	Each Underwriter’s commitments and agreements in this letter are subject only to the conditions as described in paragraph 4 of this letter.

6	Exclusivity

6.1	Subject to paragraphs 6.2 and 6.3 below, neither the Company nor any of its Affiliates will (save as provided in a Mandate Document or otherwise agreed prior to the date of this letter), during the period from the date of its countersignature of this letter to the date falling three months thereafter, approach, discuss, negotiate or enter into any agreement with any other bank, financial institution or other person for any financing of, or relating to, the Merger in place of the Facility (an “Alternative Financing”) or mandate or appoint any other bank, financial institution or other person to arrange or underwrite an Alternative Financing or seek to replace the Mandated Lead Arrangers as the sole lead arrangers or the Underwriters as the sole underwriters of the Facility.

6.2	Paragraph 6.1 does not apply:

(a)	for the avoidance of doubt, to any Permitted Financial Indebtedness (other than any provision thereof which permits the financing of the Merger);

(b)	where the Mandated Lead Arrangers have given their prior written consent; and

(c)	to any Defaulting Mandated Lead Arranger, in which case neither the Company nor its affiliates shall be restricted by the provisions of this paragraph with respect to replacing that Defaulting Mandated Lead Arranger.

7	Syndication

7.1	The Mandated Lead Arrangers will arrange the syndication of all or a portion of the commitments under the Facility to one or more institutions through Syndication.

7.2	Syndication will be managed by the Mandated Lead Arrangers with potential New Lenders becoming party to the Finance Documents subject to, and in accordance with, the provisions dealing with transfers in the Term Sheet and the Facility Agreement.

7.3	The Company shall provide reasonable assistance to the Mandated Lead Arrangers in connection with Syndication of the Facility (including by making senior management available for the purpose of making a presentation to, or meeting, potential lending institutions) and will comply with all reasonable requests for information from potential syndicate members prior to the Syndication Date.

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8	No Front Running

8.1	Each Mandated Lead Arranger acknowledges and agrees that during the Syndication Period:

(a)	it will not, and it will procure that none of its Affiliates (together with the relevant Mandated Lead Arranger, each an “Arranger Group”) will, engage in any Front Running;

(b)	if it or any other member of its Arranger Group engages in any Front Running, the other Mandated Lead Arrangers or Underwriters may suffer loss or damage and your position in future financings with us and the Company may be prejudiced; and

(c)	it confirms that neither it nor any other member of its Arranger Group has engaged in any Front Running.

8.2	For the purposes of this paragraph 8 (No Front Running):

“Facility Interest” means a legal, beneficial or economic interest acquired or to be acquired expressly and specifically in or in relation to the Facility, whether as initial lender or by way of assignment, transfer, novation, sub-participation (whether disclosed, undisclosed, risk or funded) or any other similar method.

“Free to Trade Time” means, in relation to a Facility Interest, the time when a Mandated Lead Arranger (in their capacity as bookrunner(s)) notifies the parties participating lenders of record in syndication of their final allocations in the Facilities, or the Syndication Date (whichever is earlier).

“Front Running” means undertaking any of the following activities prior to the Free to Trade Time which is intended to or is reasonably likely to encourage any person to take a Facility Interest except as a lender of record in syndication:

(a)	communication with any person or the disclosure of any information to any person in relation to a Facility Interest;

(b)	making a price (whether firm or indicative) with a view to buying or selling a Facility Interest; or

(c)	entering into (or agreeing to enter into) any agreement, option or other arrangement, whether legally binding or not, giving rise to the assumption of any risk or participation in any exposure in relation to a Facility Interest, excluding where any of the foregoing is:

(a)	made to or entered into with another member of an Arranger Group; or

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(b)	an act of a member of each Arranger Group who is operating on the public side of an information barrier unless such person is acting on the instructions of a person who has received Confidential Information and is aware of the proposed Facility.

“Syndication Date” means the date falling three months after the Closing Date.

“Syndication Period” means the period from the date of this letter to the Syndication Date.

9	Fees, Costs and Expenses

9.1	All fees, costs and expenses of the Mandated Lead Arrangers, the Agent and the Security Agent shall be paid in accordance with a Fee Letter or as set out in this paragraph or the Term Sheet.

9.2	Subject to paragraph 9.3 below, no fees, costs or expenses will be payable if the Closing Date does not occur.

9.3	Reasonable and properly incurred legal costs, expenses and disbursements in connection with the drafting and the negotiating of the Mandate Documents and, if requested in writing to draft the same by the Company, the Finance Documents, up to an amount agreed between the Mandated Lead Arrangers and the Company, will be payable even if the Closing Date does not occur.

9.4	No such fees, costs and expenses shall be refundable in whole or in part.

10	Payments

10.1	All payments to be made under the Mandate Documents:

(a)	shall be paid in the currency of invoice and in immediately available, freely transferable cleared funds to such account(s) with such bank(s) notified by the Mandated Lead Arrangers, the Agent or the Security Agent (as applicable) to the Company from time to time;

(b)	shall be paid without any deduction or withholding for or on account of Tax (a “Tax Deduction”) unless a Tax Deduction is required by law; and

(c)	are exclusive of any value added tax or similar charge (“VAT”).

10.2	If a Tax Deduction is required by law to be made, the amount of the payment due shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

10.3	If VAT is chargeable, the Company shall also and at the same time pay to the recipient of the relevant payment an amount equal to the amount of the VAT.

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11	Information

11.1	Save as disclosed in writing to the Mandate Lead Arrangers or Underwriters prior to the date of this letter or prior to the date on which Information (as defined below) is provided to the Mandated Lead Arrangers or Underwriter (including in a Report) the Company represents and warrants to each Mandated Lead Arranger and Underwriter that, to its knowledge:

(a)	any material written factual information (taken as a whole) provided to the Mandated Lead Arrangers and Underwriters by or on behalf of it or any other member of the Group (the “Information”) is true, accurate and complete in all material respects as at the date the Information is dated (where applicable) and/or as at the date (if any) on which the Information is provided and/or stated to be given;

(b)	nothing has occurred or been omitted and no information has been given or withheld that results in the Information being untrue or misleading in any material respect in light of the circumstances under which such statements were or are made; and

(c)	any financial projections contained in the Information have been prepared in good faith on the basis of recent historical information and on the basis of reasonable assumptions (it being understood that such projections may be subject to significant uncertainties and contingencies, many of which are beyond the control of the Company, and that no assurance can be given that the projections will be realised).

11.2	The representations and warranties set out in paragraph 11.1 above are deemed to be made by the Company (a) on the date of this letter and (b) on the date on which any Information is provided (but only in respect of that Information). When a representation is made it is made by reference to the facts and circumstances then existing. The Company acknowledges that the Mandated Lead Arrangers and the Underwriters will be relying on the Information without carrying out any independent verification.

11.3	The representations and warranties set out in paragraph 11.1 above will be superseded by those in the Facility Agreement.

12	Indemnity

12.1	For the purposes of this paragraph 12, “Indemnified Person” means each Mandated Lead Arranger, each Underwriter, the Agent, the Security Agent, each Lender and, in each case, any of their respective Affiliates and each of their (or their respective Affiliates’) directors, officers, employees and agents.

12.2	Whether or not the Facility Agreement is signed, subject to paragraph 12.3 below, the Company shall within five Business Days of demand indemnify each Indemnified Person against any cost, expense, loss or liability (including, except as specified below, legal fees) incurred by or awarded against that Indemnified Person in each case arising out of or in connection with any action, claim, investigation or proceeding commenced or threatened (including, without limitation, any action, claim, investigation or proceeding to preserve or enforce rights) in relation to:

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(a)	the use of the proceeds of the Facility;

(b)	any Mandate Document or any Finance Document;

(c)	the Merger; and/or

(d)	the arranging or underwriting of the Facility.

12.3	The Company will not be liable under paragraph 12.2 above for any cost, expense, loss or liability (including legal fees) incurred by or awarded against an Indemnified Person if that cost, expense, loss or liability results from (a) any breach by that Indemnified Person of any Mandate Document, any Finance Document or any confidentiality undertaking given by that Indemnified Person, (b) the fraud, gross negligence or wilful default of that Indemnified Person (as finally judicially determined by a court of competent jurisdiction) or (c) any dispute solely among the Indemnified Persons (other than claims against the Agent and/or the Security Agent or their respective affiliates, or directors, officers, employees and//or agents of the foregoing) and not arising out of any act or omission of the Company or any member of the Group).

12.4	If any event occurs in respect of which indemnification may be sought from the Company, the relevant Indemnified Person shall only be indemnified if:

(a)	it notifies the Company in writing (where legally permissible to do so and without being under any obligation to so notify to the extent that it is not lawfully permitted to do so) of the event within a reasonable time after the relevant Indemnified Person becomes aware of such event and this provision;

(b)	it conducts the claim, action or proceeding properly and diligently; and

(c)	it consults with the Company with respect to the conduct of the claim, action or proceeding (to the extent permitted by law and without being under any obligation to disclose any information which it is not lawfully permitted to disclose) and any proposed settlement of the claim.

12.5	The Indemnified Person shall also be entitled to appoint their own legal counsel in each applicable jurisdiction in respect of any such claim, action or proceeding.

12.6	No Mandated Lead Arranger or Underwriter shall have any duty or obligation, whether as fiduciary for any Indemnified Person or otherwise, to recover any payment made or required to be made under paragraph 12.2 above.

12.7	The Company agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or any of its Affiliates for or in connection with anything referred to in paragraph 12.2 above except, following the Company's agreement to the Mandate Documents, for any such cost, expense, loss or liability incurred by the Company that results from any breach by that Indemnified Person of any Mandate Document or any Finance Document or which (as finally judicially determined by a court of competent jurisdiction) results from the fraud, gross negligence or wilful misconduct of that Indemnified Person.

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12.8	Notwithstanding paragraph 12.7 above, no Indemnified Person shall be responsible or have any liability to the Company or any of its Affiliates or anyone else for consequential losses or damages.

12.9	The Contracts (Rights of Third Parties) Act 1999 shall apply to this paragraph 12 (Indemnity) but only for the benefit of the other Indemnified Persons, subject always to the terms of paragraphs 20 (Third Party Rights) and 22 (Governing Law and Jurisdiction).

13	Confidentiality

13.1	Subject to paragraph 13.2 below, each of the parties to this letter acknowledges that the Mandate Documents and all Confidential Information are confidential and no party to this letter shall (and each party shall ensure that none of its Affiliates shall), without the prior written consent of each of the other parties to this letter, disclose the Mandate Documents or their contents or any Confidential Information to any other person.

13.2	Paragraph 13.1 above is subject to disclosure:

(a)	as required by law or by any applicable governmental or other regulatory authority or by any applicable stock exchange or if required in connection with any legal, administrative or arbitration proceedings, provided that the person to whom the Mandate Documents or Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information (except that there shall be no requirement to so inform if, in the opinion of the disclosing party, it is not practicable so to do in the circumstances);

(b)	to its directors, officers and employees and to its agents and professional advisers (and their respective directors, officers and employees) and representatives of each of the foregoing (and its Affiliates and by its Affiliates to the aforementioned persons in relation to that Affiliate) on a “need to know” basis who have been made aware of and agree to be bound by the obligations under this paragraph or are in any event subject to confidentiality obligations as a matter of law or professional practice;

(c)	by any Mandated Lead Arranger or Underwriter to any of its Affiliates or to any potential New Lender, provided such disclosure is only made once a confidentiality undertaking is in place as contemplated by, and in accordance with the requirements set out in, the Term Sheet;

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(d)	by the Mandated Lead Arrangers or the Underwriters to a professional advisor of a potential New Lender on a “need to know” basis and where the advisor has been made aware of and agrees to be bound by the obligations under this paragraph or is in any event subject to confidentiality obligations as a matter of law or professional practice;

(e)	by the Company of the Mandate Documents (including the Fee Letter, provided the quantum of the fees payable thereunder is redacted) to the Target (including any committee of its directors or other persons formed in connection with the proposed Merger) and its/their respective professional advisers in connection with the Merger provided that they have been made aware of and agree to be bound by the obligations under this paragraph or are in any event subject to confidentiality obligations as a matter of law or professional practice;

(f)	to rating agencies who have been made aware of, and agree to be bound by, the obligations under this paragraph or are in any event subject to confidentiality obligations as a matter of law or professional practice; and

(g)	as part of any “due diligence” defence where the recipients have been made aware of, and agree to be bound by, the obligations under this paragraph or are in any event subject to confidentiality obligations as a matter of law or professional practice.

14	Publicity/Announcements

14.1	All publicity in connection with the Facility shall be managed by the Mandated Lead Arrangers and the Company.

14.2	No announcements regarding the Facility or any roles as arranger, underwriter, bookrunner, lender, documentation agent, facility agent or security agent shall be made without the prior written consent of the Company and each Mandated Lead Arranger, except to the extent required by law or any applicable stock exchange. At the consummation of the transaction, the Mandated Lead Arrangers and the Underwriters have the right, at their own expense, to disclose their participations in the transaction, including without limitation, the placement of “tombstone” advertisements in financial and other newspapers, journals and in marketing materials.

15	Conflicts

15.1	The provisions of this paragraph 15 (Conflicts) are without prejudice to and subject to the obligations of the parties under paragraph 13 (Confidentiality) and paragraph 6 (Exclusivity).

15.2	The Company, each Mandated Lead Arranger and each Underwriter acknowledge that the Mandated Lead Arrangers, the Underwriters or their Affiliates may provide debt financing, equity capital or other services to other persons with whom the Company or its Affiliates may have conflicting interests in respect of the Facility in this or other transactions.

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15.3	The Company, each Mandated Lead Arranger and each Underwriter acknowledge that the Mandated Lead Arrangers, the Underwriters or their Affiliates may act in more than one capacity in relation to the Transaction and may have conflicting interests in respect of such different capacities.

15.4	The Mandated Lead Arrangers and the Underwriters shall not use Confidential Information obtained from the Company or its Affiliates for the purposes of the Facility in connection with providing services to other persons or furnish such information to such other persons.

15.5	The Company acknowledges that the Mandated Lead Arrangers and the Underwriters have no obligation to use any information obtained from another source for the purposes of the Facility or to furnish such information to the Company or its Affiliates.

16	Assignments

16.1	The Company shall not assign any of its rights or transfer any of its rights or obligations under the Mandate Documents without the prior written consent of each Mandated Lead Arranger and each Underwriter.

16.2	The Mandated Lead Arrangers and Underwriters may assign or delegate any of their rights and/or obligations under the Mandate Documents to any of their Affiliates, affiliated branches or offices. provided that (i) any assignment will be in accordance with the terms of the Mandate Documents, and (ii) if a Mandated Lead Arranger or Underwriter delegates any of their obligations under the Mandate Documents, they shall remain liable for the performance of any such obligations in the event that any delegate so appointed fails to perform any obligations so delegated.

17	Termination

17.1	The commitment and other obligations contained in this letter shall become effective only if accepted in writing by the Company in the manner set out in paragraph 17.3 below, and shall, subject to paragraph 17.2 below, otherwise expire and terminate on the earliest to occur of:

(a)	11.59 p.m. in Hong Kong on the date falling 6 months from the date of this letter (as such longstop date may be extended from time to time with the written consent of the Mandated Lead Arrangers);

(b)	11.59 p.m. in Hong Kong on 28 February 2013, if the Merger Agreement has not been executed prior to such time;

(c)	the date on which the Facility Agreement is signed;

(d)	the date on which the Company (or the Sponsor on its behalf) notifies the Mandated Lead Arrangers that (i) it has withdrawn or terminated its bid for the Target (which notification it will provide as soon as reasonably practicable following such withdrawal or termination), (ii) its offer for the Target Group is rejected or the Company is excluded or rejected from the sale process by the Target for any reason, (iii) the Target terminates such sale process (which notification it will provide promptly), or (iv) the Merger Agreement has terminated or otherwise ceased to be in full force and effect in all material respects;

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(e)	subject to paragraph 17.2 below, the date on which the Company terminates its obligations under this letter in respect of any Mandated Lead Arranger, which the Company shall have the right to do upon at least 3 Business Days prior written notice if the Mandated Lead Arranger is in breach of its obligations under Clauses 4.5 or 4.6 of this Mandate Letter (which right will lapse, for the avoidance of doubt, on the Signing Date); and

(f)	the date on which the Mandated Lead Arrangers and Underwriters terminate their obligations under this letter upon at least 3 Business Days prior written notice to the Company if:

(i)	the Company or, to the extent applicable, any of its Affiliates fails to comply with any material term of any Mandate Document; or

(ii)	any of the conditions set out in paragraph 4 is not capable of being satisfied or has not been satisfied by the date out in that paragraph, and in each case has not been waived by the Mandated Lead Arrangers and the Underwriters.

17.2	Notwithstanding paragraph 17.1 above, if the Company exercises its termination rights pursuant to paragraph 17.1 (e) (above) in respect of a Mandated Lead Arranger (the “Defaulting Mandated Lead Arranger”), the Company’s rights against and obligations to the Mandated Lead Arrangers (other than any Defaulting Mandated Lead Arranger) under the Mandate Documents shall remain in force.

17.3	If the Company does not accept the offer made by the Mandated Lead Arrangers in this letter by signing and faxing or scanning counter-signed copies of this letter and the Fee Letter, marked for the attention of David Irvine (Email: david.irvine@linklaters.com and Xi Yang (Email: xi.yang@linklaters.com) each from Linklaters, before 11.59 p.m. in Hong Kong on 28 February 2013, such offer shall automatically terminate on that date at that time.

18	Survival

18.1	The rights and obligations of the parties to this letter under this paragraph and paragraphs 9 (Fees, Costs and Expenses ), 10 (Payments), 11 (Information), 12 (Indemnity), 13 (Confidentiality), 14 (Publicity/Announcements), 15 (Conflicts), 16 (Assignments) and 19 (Miscellaneous) to 22 (Governing Law and Jurisdiction) inclusive shall survive and continue after any expiry or termination of the obligations under the Mandate Documents but shall:

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(a)	in the case of paragraphs 9 (Fees, Costs and Expenses), 11 (Information), 12 (Indemnity and 13 (Confidentiality) terminate on the execution of the Facility Agreement to the extent that substantially equivalent provisions are contained therein (but without prejudice to the accrued rights and obligations at the time of termination); and

(b)	to the extent the Facility Agreement is not signed, in the case of paragraph 13 (Confidentiality), terminate on the second anniversary of the date of this letter.

18.2	Unless expressly provided for in paragraph 6 (Exclusivity), that paragraph shall also survive and continue after any termination of the obligations of Mandated Lead Arrangers and the Underwriters under the Mandate Documents except in relation to any Defaulting Mandated Lead Arranger.

19	Miscellaneous

19.1	The Mandate Documents set out the entire agreement between the Company, the Mandated Lead Arrangers and the Underwriters as to arranging and underwriting of the Facility and supersede any prior oral and/or written understandings or arrangements relating to the Facility.

19.2	Any provision of a Mandate Document may only be amended or waived in writing signed by the Company, each of the Mandated Lead Arrangers and each of the Underwriters.

19.3	The failure to exercise or delay in exercising a right or remedy under a Mandate Document will not constitute a waiver of that right or remedy or a waiver of any other right or remedy and no single or partial exercise of any right or remedy will preclude any further exercise of that right or remedy, or the exercise of any other right or remedy. Except as expressly provided in a Mandate Document, the rights and remedies contained in the Mandate Documents are cumulative and not exclusive of any rights or remedies provided by law.

19.4	If, at any time, any provision of the Mandate Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

20	Third Party Rights

20.1	Unless expressly provided to the contrary in a Mandate Document, a person who is not a party to a Mandate Document has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of that Mandate Document.

20.2	Notwithstanding any term of a Mandate Document, the consent of any person who is not a party to that Mandate Document is not required to rescind or vary that Mandate Document at any time.

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21	Counterparts

This letter may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this letter.

22	Governing Law and Jurisdiction

22.1	This letter (including the agreement constituted by your acknowledgement of its terms) and any non-contractual obligations arising out of or in connection with it are governed by English law.

22.2	The courts of England have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this letter including any dispute relating to any non-contractual obligation arising out of or in connection with this letter or regarding the existence, validity or termination of any Mandate Document.

22.3	Without prejudice to any other mode of service allowed under any relevant law, the Company:

(a)	irrevocably appoints CECP Advisors LLP of Landsdowne House, 57 Berkeley Square, London W1J 6ER as its agent for service of process in relation to any proceedings before the English courts in connection with any Mandate Document; and

(b)	agrees that failure by a process agent to notify the Company of the process will not invalidate the proceedings concerned.

[Rest of page intentionally left blank - signature pages follow]

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Yours faithfully

/s/ Andy Liu

Name: Andy Liu

Title:   Senior Vice President

For and on behalf of

Cathay United Bank

as Mandated Lead Arranger

17

/s/ Matthew Liaw

Name: Matthew Liaw

Title: Division Head, Global Structured Finance Division

/s/ Jason Chen

Name: Jason Chen

Title: Senior Vice President, Corporate Banking Division

For and on behalf of

Chinatrust Commercial Bank Co., Ltd

as Mandated Lead Arranger

18

/s/ Clayton R. Carol

Name:   Clayton R. Carol

Title:     Managing Director

For and on behalf of

Nomura International (Hong Kong) Limited

as Mandated Lead Arranger

19

/s/ Sharon Feng

Name:   Sharon Feng

Title:    Vice President, Head of Syndication Dept.

For and on behalf of

Ta Chong Bank, Ltd.

as Mandated Lead Arranger

20

/s/ Stephen Chan

Name:   Stephen Chan

Title:     Executive Vice President

For and on behalf of

Taipei Fubon Commercial Bank Co., Ltd.

as Mandated Lead Arranger

21

/s/ James Lee

Name:   James Lee

Title:     Senior Vice President

For and on behalf of

Cathay United Bank

as Underwriter

22

/s/ Matthew Liaw

Name: Matthew Liaw

Title: Division Head, Global Structured Finance Division

/s/ Jason Chen

Name: Jason Chen

Title: Senior Vice President, Corporate Banking Division

For and on behalf of

Chinatrust Commercial Bank Co., Ltd

as Underwriter

23

/s/ Yasushi Ito

Name:   Yasushi Ito

Title:      Director

For and on behalf of

Nomura Special Investments Singapore Pte. Ltd.

as Underwriter

24

/s/ Sharon Feng

Name:   Sharon Feng

Title:     Vice President, Head of Syndication Dept.

For and on behalf of

Ta Chong Bank, Ltd.

as Underwriter

25

/s/ Stephen Chan

Name:   Stephen Chan

Title:     Executive Vice President

For and on behalf of

Taipei Fubon Commercial Bank Co., Ltd., Offshore Banking Branch

as Underwriter

26

/s/ Stephen Chan

Name:   Stephen Chan

Title:     Executive Vice President

For and on behalf of

Taipei Fubon Commercial Bank Co., Ltd.

as Agent

27

/s/ Andy Liu

Name: Andy Liu

Title:   Senior Vice President

For and on behalf of

Cathay United Bank

as Security Agent

28

We acknowledge and agree to the above.

/s/ Thomas Brandon Mayrhofer

For and on behalf of

Keystone Lodging Acquisition Limited

29

APPENDIX

Term Sheet

Facility:	Term loan facility (the “Facility”).
Amount:	120,000,000.
Currency:	U.S. Dollars (the “Base Currency”).
Borrower:	The Company.
Lenders:	The Mandated Lead Arrangers (in their capacity as underwriters of the Facility) and persons to whom a commitment in respect of the Facility is transferred in compliance with the provisions of this Term Sheet (the “Lenders” and, at the Signing Date, the “Original Lenders”).
Maturity:	Five years from the date of the first drawdown of the Facility (the “Final Maturity Date”).
Purpose:	To be applied in or towards (a) satisfaction of the Merger Consideration, (b) the payment of Merger Costs, and (c) funding the Reserve Account, each in accordance with the Funds Flow Statement.
Availability:	From the Signing Date to the end of the Certain Funds Period.
Repayment:	The Loan will be repaid in semi-annual instalments as set out below. No amount repaid may be re-borrowed.
	Repayment date	Percentage
	30 June 2014	5%
	31 December 2014	5%
	30 June 2015	5%
	31 December 2015	12%
	30 June 2016	12%
	31 December 2016	12%
	30 June 2017	15%

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	31 December 2017	17%
	Final Maturity Date	17%
Arrangement fee:	As set out in a Fee Letter.
Commitment Fee	From the date falling 90 days after the date of the Mandate Letter to the end of the Availability Period, a commitment fee shall accrue on the unutilised amount of the Facility at a rate of 1.75 per cent. per annum. Accrued commitment fee will be payable on the Closing Date or on the date the Facility is cancelled in full.
Agency fee:	As set out in a Fee Letter.
Margin:	Subject to the margin ratchet provisions set out in PART A of SCHEDULE 6 (Margin Ratchet provisions and grid) to this Term Sheet, 3.75 per cent. per annum.
Interest:	The aggregate of the applicable (a) Margin and (b) LIBOR (set by reference to Reuters or, if not available, on the basis of rates provided by agreed reference banks). Interest shall be payable in arrears at the end of each Interest Period and additionally, in the case of Interest Periods of longer than six months, at the end of each period of six months.
Interest Periods:	One, two, three or six months at the Company’s option or such other period as (a) may be selected by the Company to align with repayment dates or with the payment dates under the Required Interest Rate Hedging (provided that such alignment does not result in an Interest Period longer than six months) or (b) are agreed by the Lenders under the relevant Loan and the Company.
Default interest:	Two per cent. per annum.
No deal, no fees etc.:	Other than as set out in the Mandate Letter, no fees, costs or expenses are payable by any Group Company unless and until the Closing Date occurs.
Conditions precedent:	Drawdown of the Facility will be subject to delivery of the documents and evidence set out in SCHEDULE 1 (Conditions precedent) to this Term Sheet to the Agent in form and substance satisfactory to it (acting on the instructions of the Mandated Lead Arrangers, who shall each act reasonably and in accordance with the provisions of the Mandate Letter). There are no other conditions (other than those operative conditions which constitute a “Certain Funds Event”) to the drawdown of the Facility.

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Certain Funds:	Subject to delivery of the initial conditions precedent referred to above, notwithstanding any provision in a Finance Document to the contrary, during the Certain Funds Period, no Lender will be entitled to refuse to participate in or make available the Loan, cancel a lending commitment, rescind, terminate or cancel the Facility Agreement or the Facility or exercise any similar right or remedy, take any action or make or enforce any claim under or in respect of any Finance Document it may have to the extent to do so would prevent or limit the making of the Loan, exercise any right of set off or counterclaim or similar right or remedy in respect of the Loan or cancel, accelerate or cause repayment or prepayment of the Loan unless a Certain Funds Event has occurred and is continuing.
Immediately upon the expiry of the Certain Funds Period all such rights, remedies and entitlements shall be available to the Finance Parties notwithstanding that they may not have been used or been available for use during the Certain Funds Period.
Prepayment and Cancellation:	(a)	Illegality - A Lender’s commitment shall be cancelled and its share of the Loan prepaid or transferred at par to another person.
	(b)	Voluntary cancellation - The Facility may be cancelled at any time in whole or in part (being a minimum of US$500,000) on not less than three Business Days’ prior notice.
	(c)	Voluntary prepayment - The Loan may be prepaid at any time in whole or in part (being a minimum of US$500,000) on not less than five Business Days’ prior notice.
	(d)	Mandatory prepayment - Exit - On an Exit the Facility shall be repaid and cancelled in full.
	(e)	Mandatory prepayment - IPO - On an IPO, an amount equal to the applicable percentage set out in the grid in PART B of SCHEDULE 6 (IPO Prepayment Grid) to this Term Sheet (based on Leverage as at the most recent Quarter Date calculated on the basis of the quarterly consolidated financial statements) of IPO Proceeds received by a Group Company or a Holding Company of a Group Company in respect of that IPO will be applied in prepayment of the Facility at the end of the Interest Period during which the IPO Proceeds are received.

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	(f)	Mandatory prepayment - Proceeds - The amount of Disposal Proceeds, the amount of Insurance Proceeds and the amount of Reports Claims Proceeds received by Group Companies will be applied in prepayment of the Facility at the end of the Interest Period during which the amount is received (or later to the extent only forming Reports Claims Proceeds, Disposal Proceeds or Insurance Proceeds at that time in accordance with the definitions of those terms).
	(g)	Mandatory prepayment - Excess Cashflow - For any Financial Year commencing with the Group’s first full Financial Year ending after the Closing Date, an amount equal to the applicable percentage set out in the grid in PART C of SCHEDULE 6 to this Term Sheet (based on Leverage as at the end of the relevant Financial Year calculated on the basis of the audited annual consolidated financial statements) of Excess Cashflow less the Excess Cashflow Basket shall be applied in prepayment of the Facility on the earlier of (a) the last day of the first Interest Period ending at least 15 Business Days after the date on which the audited financial statements for the Financial Year in relation to which the prepayment is due are required to be delivered (the “Required Delivery Date”) and (b) 45 Business Days after the Required Delivery Date.
Trapped Amounts:	The Facility Agreement shall include provisions providing for there to be no obligation to make prepayment of any Trapped Amount subject to an obligation to use commercially reasonable endeavours to overcome the circumstance resulting in an amount being a Trapped Amount, including using other Group cash which is not a Trapped Amount to prepay an equivalent amount, provided that (a) such prepayment would not be materially prejudicial to overall Group liquidity and (b) where the costs and taxes of doing so would not exceed five per cent. of the amount to be prepaid (other than costs and withholding taxes applicable at the Signing Date). If, at any time, the circumstances resulting in an amount being a Trapped Amount are removed or no longer subsisting, the amount which was a Trapped Amount will be applied in prepayment of the Facility at the end of the next Interest Period thereafter.
Blocked accounts:	Proceeds of any event triggering a mandatory prepayment of the Facility (including any Trapped Amounts) which are not to be used for reinvestment will be held in a specific onshore escrow account (held with a Lender if practicable and agreed by management of the relevant Group Company, with more detailed arrangements in this regard to be discussed prior to the Signing Date) pending application in prepayment of the Facility from the time the prepayment obligation has crystallised (which shall mean, for the avoidance of doubt, when the prepayment would be payable if the provisions providing for payment at the end of the relevant Interest Period above did not apply).

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Prepayments - application:	Voluntary prepayments may be applied to any repayment instalment in relation to the Facility as the Company shall determine in its sole discretion. Mandatory prepayments (other than on Exit) will be applied (at the Company’s option) either (a) first against up to 50 per cent. of the original amount of the next four repayment instalments of the Facility pro rata then against the repayment instalments of the Facility pro rata or (b) against the repayment instalments of the Facility pro rata.
Prepayments - general:	Any prepayment shall be made with accrued interest on the amount prepaid and, subject to broken funding costs (excluding the Margin) if not made on the last day of an Interest Period, without premium or penalty. Any amount of the Facility prepaid may not be re-borrowed.
For the purposes of the IPO and Excess Cashflow prepayments the percentage required to be prepaid shall be calculated based on Leverage as at the most recent Quarter Date with ratchet levels (and any resulting reduction in percentage application) being based on Leverage calculated on a pro forma basis, provided that the required prepayments at higher ratchet levels have been made.
Any Retained Cash may be retained by the Group for its general corporate purposes and applied by any Group Company in a manner not restricted by the Finance Documents (including, as set out in this Term Sheet, to fund or make Capital Expenditure, Permitted Acquisitions, Permitted Joint Venture Investments, Permitted Loans, Permitted Guarantees or Permitted Payments or to refinance amounts applied for any of the foregoing).
Mandatory prepayments which may become payable (but are not yet accrued or due) can be waived with the approval of the Majority Lenders or, in the case of a prepayment arising from an Exit, all of the Lenders.
Original Guarantors:	The Company will sign the Facility Agreement as an Original Guarantor.
Additional Guarantors:	Subject to the Agreed Security Principles, each Offshore Group Company in existence at the Closing Date (together the “Structural Obligors”) and each other Group Company which is a Material Company at the Closing Date will accede to the Facility Agreement as an Additional Guarantor by the date falling no later than 30 days after the Closing Date (and, in respect of any member of the Target Group to which this paragraph relates, will be treated as an Original Guarantor during that period).

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Subject to the Agreed Security Principles, each Group Company that becomes a Material Company after the Closing Date (by reference to the annual audited financial statements of the Group delivered to the Agent under the Facility Agreement) and any Material Company acquired pursuant to a Permitted Acquisition (and, in each case, any Holding Company of that Material Company) shall, if requested by the Agent, become a Guarantor within 30 days of request, provided that the 30 day period will be extended to 60 days where the Material Company is incorporated in a jurisdiction in which no existing Obligor is incorporated.
A mechanism will be included in the Facility Agreement to enable voluntary accession of any Group Company as a Guarantor at any time, subject to applicable legal restrictions.
Accession of Additional Guarantors:	Each Additional Guarantor will deliver to the Agent documents and evidence equivalent to those provided by the Original Guarantors in form and substance satisfactory to the Agent (acting reasonably) on or before the date that Additional Guarantor accedes as an Additional Guarantor, together with accession agreements to all relevant Finance Documents, subject to limitations consistent with the Agreed Security Principles.
Guarantor resignation:	Without prejudice to the release provisions (other than paragraph (c) thereof) below (which may result in a Guarantor being released from its obligations as such), Guarantors may resign from being such, provided that (i) a Structural Obligor may not resign from being a Guarantor, (ii) no Event of Default is continuing at the time of the resignation and (iii) the Guarantor is not, or will not be, at the time of the proposed resignation, a Material Company under paragraph (b) of that definition.
Transaction Security:	Subject to the Agreed Security Principles and any Permitted Security, first priority security over the equity interests (shares and shareholder loans) of each Original Obligor and first priority asset security from each Original Obligor will be granted immediately prior to the Closing Date.
Subject to the Agreed Security Principles, first priority security over the issued share capital of each Additional Guarantor and first priority asset security from each Additional Guarantor will be granted on the date on which that Additional Guarantor accedes to the Facility Agreement or, in each case, in relation to equity interests in any Onshore Group Company or which are owned by an Additional Guarantor, by no later than the date falling 90 days after the date on which that Additional Guarantor accedes to the Facility Agreement, provided however, that if the relevant regulatory approvals and registrations have not been received within the 90 day period, the period will be automatically extended until those approvals are received and the relevant Additional Guarantor shall use its commercially reasonable endeavours to obtain those approvals.

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Releases:	A release of any guarantees or Transaction Security constituted by the Transaction Security Documents will require the consent of the Super Majority Lenders other than where (a) the release is conditional upon prepayment in full of the Facility and the payment of all other amounts then due and payable under the Finance Documents, (b) the release is required to effect a Permitted Disposal or a Permitted Reorganisation or (c) the release is pursuant to a resignation of a Group Company as a Guarantor in accordance with the Guarantor resignation provisions above, and in each case, the Security Agent shall be authorised to release any such guarantees or Transaction Security constituted by a Finance Document.
Where a disposal is of all of the shares or other ownership interests in a Group Company as a result of a Permitted Disposal, the Security Agent shall release any Transaction Security over the shares or other ownership interests in that Group Company and any Subsidiary of that Group Company (each a “Relevant Company”) and any guarantee or security given by each Relevant Company.
Documentation:	The Facility will be made available under the Facility Agreement which will be consistent with this Term Sheet and the LMA Precedent Facilities Agreement as described in the Mandate Letter. In the event of any conflict, the terms of this Term Sheet will take precedence. The initial draft of the Facility Agreement shall be drafted by the legal counsel to the Mandated Lead Arrangers and all parties will negotiate the Facility Agreement and the other Finance Documents in good faith.
Intercreditor Agreement:	The Intercreditor Agreement will be based on the current version of the Intercreditor Agreement for Leveraged Acquisition Finance Transactions (Senior Facilities and Mezzanine Facility) made available by the Loan Market Association on its website (the “LMA Intercreditor Agreement”) modified so as to be on customary terms for the Asia Pacific loans market and to reflect the absence of any mezzanine facility. The Intercreditor Agreement will deal with the subordination (subject to their being no conflict with applicable laws or directors’ fiduciary duties in agreeing to that subordination) of Intra-Group Liabilities and Parent Liabilities (each as defined in the LMA Intercreditor Agreement) and the Subordinated Liabilities and the arrangements between the Finance Parties (including the Hedge Counterparties) among themselves (including as regards the voting rights of the Hedge Counterparties) and between the Finance Parties, the Group Companies and the Parent in relation to that subordination.

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No Group Company which is not otherwise an Obligor will be, or required to be, party to the Intercreditor Agreement unless it is a creditor of an Obligor for an amount in excess of US$1,000,000 (or its equivalent) in which case, subject to the Agreed Security Principles, it will accede to the Intercreditor Agreement as an Intra-Group Debtor (as defined in the Intercreditor Agreement). None of the members of, or lenders to, the Parent or any Holding Company of the Parent (including, for the avoidance of doubt, the Investors) will be required to sign the Intercreditor Agreement, provided that liabilities between the Parent and its immediate Holding Company and all Subordinated Liabilities between the Parent and the Company are subordinated and subject to any Investor which has a claim against the provider of any Report signing a letter to the Agent agreeing to invest any proceeds of any such claim into the Parent (the “Claims Letter”).
Other than for minor technical changes, the Intercreditor Agreement may not be amended without the prior written consent of the Parent and the Company. The Intercreditor Agreement may further be amended without the prior written consent of the Parent and the Company if the amendment does not affect the rights and/or obligations of the Obligors, provided that the Agent provides written notice of the proposed amendment to the Parent and the Company prior to that proposed amendment taking place.
Representations:	(a)	Each Obligor (unless otherwise stated) will make the representations set out in PART A (Representations) of SCHEDULE 2 to each Finance Party on the Signing Date and the Closing Date.
	(b)	The Repeating Representations will, subject to the paragraphs below, be deemed to be made by each Obligor to each Finance Party on the date the Drawdown Request is submitted, on the Closing Date and on the first day of each Interest Period.
	(c)	The representation in paragraph 11 (No misleading information) of Part A (Representations) of Schedule 2 will be deemed to be made by each Obligor with respect to the Information Package, on the Signing Date, on the Closing Date and on the Syndication Date (if any). The Company may amend any information contained in the Information Memorandum (if any is prepared).
	(d)	When an Additional Guarantor accedes to the Facility Agreement it will be deemed to make the representations above (other than those in paragraph 11 (No misleading information) and paragraph 26 (Holding companies) of PART A (Representations) of SCHEDULE 2) on the day on which it becomes an Additional Guarantor.

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(e) Each representation or warranty made or deemed to be made after the Signing Date shall be made or deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.
Information undertakings:	The Company shall supply the items set out in PART B (Information Undertakings) of SCHEDULE 2.
Financial undertakings:	Comprising those set out in paragraph 1 of SCHEDULE 3 (Financial Undertakings). Financial definitions and the basis of testing are also set out in SCHEDULE 3 (Financial Undertakings).
General undertakings:	Comprising those set out in Part C (General Undertakings) of Schedule 2 to which, unless otherwise indicated, each Obligor will be subject in respect of itself and, unless otherwise specified, each Group Company.
Additional Facilities:	The Company may at any time (after the date falling 12 months from the Closing Date) request (not later than 15 business days prior to the proposed effective date for such facility) that one or more Lenders or non-Lenders make available additional term loan and/or revolving facilities under the Facility Agreement in a maximum amount in aggregate for all such facilities not exceeding the amount permitted by the Permitted Group Financial Indebtedness Basket (any such facility, once committed, an "Additional Facility") that may be used for the purposes set out below and will be subject to the conditions set out below, but otherwise subject to such conditions regarding the mechanics of that Additional Facility (e.g. drawdown mechanics etc) as the lenders thereof may determine in their discretion (with appropriate amendments to the Finance Documents being made, to the extent necessary). The making available of an Additional Facility (and consequent amendments to a Finance Document) will not require the consent of any Lender other than each Increasing Lender (as defined below).
The Company must first invite each of the existing Lenders to participate in an Additional Facility but no Lender shall be obliged to agree to participate in an Additional Facility. Each existing invited Lender shall have 10 Business Days from the date of invitation to accept before its right to participate in the relevant Additional Facility lapses and the Company becomes entitled to invite non-Lenders to become lenders under the relevant Additional Facility. If one or more existing Lenders (each an "Increasing Lender") or non-Lenders (once acceded to the Facilities Agreement) (each an "Additional Lender", and together with each Increasing Lender, the “Additional Facility Lenders”) are willing to make available the Additional Facility requested, then provided that no Default exists at that time or would result from the making available of that Additional Facility, the Company will notify the Agent of the identity and notice details of each Additional Facility Lender, the commitment agreed to be made available by each Additional Facility Lender and the date on which the Additional Facility is to become committed, which the Agent will notify to all of the Lenders. Any Additional Lender must accede to the Facility Agreement as a Lender prior to making available an Additional Facility.

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The borrower of an Additional Facility will be the Borrower. Each Additional Facility will rank pari passu with the Facility and will, once drawn, be repayable in accordance with a weighted average repayment profile no shorter than that applicable to the Facility. The margin (over cost of funds) of an Additional Facility will not be more than 1.00% above the initial margin applicable to the Facility (with the cost of funds of the Additional Facility being at market rates) and the commitment fees payable shall be no greater than those payable under the Facility. Utilisations under an Additional Facility may be used for purposes agreed with the relevant Additional Facility Lenders, including for general corporate purposes or to finance or refinance Capital Expenditure, Permitted Acquisitions (other than the Merger), Permitted Joint Venture Investments (and, in each case, the payment of fees, costs, commissions and expenses incurred by any Group Company in connection with the same) and, in the case of a Permitted Acquisition, to refinance indebtedness of entities acquired pursuant to that Permitted Acquisition (including loans made to those entities to effect such refinancing and any costs, fees and other expenses incurred in connection with such refinancing (including, without limitation, related broken funding costs, prepayment premiums and hedging termination costs)) or to make or refinance Permitted Loans, Permitted Guarantees or Permitted Payments (and including, as necessary, to fund on-loans to another member of the Group for any of the foregoing purposes).
An Additional Facility may only be incurred if pro forma for the full incurrence of such Additional Facility, (i) the Company will be in compliance with its financial covenants for the next 12 months if tested at the time of incurrence, and (ii) the Leverage will not be higher than Leverage as at the Closing Date.
Events of Default:	Comprising those set out in PART D (Events of Default) of SCHEDULE 2.
Clean-up:	(a) Notwithstanding any other provision of any Finance Document any event or circumstance which would (if it were not for this provision) constitute any breach of a Clean-Up Representation or a Clean-Up Undertaking or any Event of Default constituting a Clean-Up Default, will be deemed not to be a breach of representation or warranty, a breach of undertaking or an Event of Default (as the case may be) if:

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		(i)	it would have been so only by reason of circumstances relating exclusively to any member of the Target Group (or any obligation to procure or ensure in relation to a member of the Target Group) or the target of a Permitted Investment (or entities directly or indirectly owned by it) (or any obligation to procure or ensure in relation to such an entity);
		(ii)	it is capable of remedy and reasonable steps are being taken to remedy it;
		(iii)	the circumstances giving rise to it have not been procured by or approved by any Original Obligor (with knowledge of the relevant breach of undertaking, misrepresentation or event or circumstance only not being interpreted in any way as approval in circumstances where the Original Obligor did not reasonably have the ability to control or prevent the circumstances from occurring); and
		(iv)	it does not have a Material Adverse Effect.
If the relevant event or circumstance is continuing on or after the Clean-up Date, there shall be a breach of representation or warranty, breach of undertaking or Event of Default, as the case may be notwithstanding the above (and without prejudice to the rights and remedies of the Finance Parties).
	(b)	If, on or before the Clean-Up Date, any event or circumstance has occurred which would constitute a Clean-Up Default, promptly upon becoming aware of its occurrence or existence, the Company shall notify the Agent of that Clean-Up Default and the related event or circumstance (and the steps, if any, being taken to remedy it).
Exchange rates:	Other than in respect of the financial undertakings, in relation to any baskets, thresholds and any other exceptions to the general undertakings and events of default which are expressed in an amount of money, the equivalent to an amount in the Base Currency shall be calculated as at the date of the Group incurring or making the relevant disposal, acquisition, investment, lease, loan, or incurring the relevant financial indebtedness or guarantee or taking other relevant action. No breach of general undertaking, or other event of default (other than a breach of a financial undertaking) shall arise merely as a result of a subsequent change in the equivalent in the Base Currency of any relevant amount due to fluctuation in exchange rates.

40

Structure Memorandum:	Each step expressly set out or described in, or reorganisation expressly contemplated by, the Structure Memorandum or action or intermediate step necessary to implement any such step or action (other than, in each case, in relation to a potential IPO as an exit option as described therein) shall be permitted and not constitute a breach of undertaking or misrepresentation or directly result in the occurrence of a Default or Event of Default under the Finance Documents, provided that any intermediate or related action or step or any such reorganisation which is not expressly specified in the Structure Memorandum shall be permitted only if it would not reasonably be expected to be materially adverse to the interests of the Finance Parties (taken as a whole).
Majority Lenders:	66 2/3 per cent. of the Lenders by commitments.
Super Majority Lenders:	85 per cent. of the Lenders by commitments.
Amendments and Waivers:	Except as set forth below, amendments and waivers of the provisions of, or consents given under or in relation to, a Finance Document shall require the approval of the Majority Lenders and once such approval is given the Agent shall be authorised to sign the relevant amendment or waiver or give the relevant consent on behalf of all of the Finance Parties, on whom such action shall be binding. The commitments of any Conflicted Lender or Defaulting Lender shall not be taken into account for any decision of the Lenders and the commitment of any Non-Responding Lender will not be taken into account for any amendment or waiver in respect of which it is a Non-Responding Lender.
The consent of all of the Lenders shall be required for an amendment or waiver of, or consent given under or in relation to, any term of a Finance Document which has the effect of changing, or relates to, the definitions of “Majority Lenders” or “Super Majority Lenders”, the Borrowers or Guarantors (other than as contemplated elsewhere in this Term Sheet), the clause which provides for the rights and obligations of the Finance Parties to be several, the transfer provisions, the pro rata sharing provisions, the governing law and jurisdiction clauses and any provision which expressly requires the consent of all Lenders.
Any Structural Adjustment shall only require the consent of each Lender that is participating in the additional tranche or facility or increasing, extending or re-denominating its commitments or, as applicable, extending or re-denominating or reducing any amount due to it and the Majority Lenders. In addition, any amendment, waiver or consent which is not a Structural Adjustment and which only relates to a particular class of Lender or group of Lenders and would not reasonably be expected to materially and adversely affect the rights or obligations of another class or group of Lenders will only require the consent of that class or that group of Lenders and not all of the Lenders.

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Lender Replacement:	If a Lender is a Replaceable Lender the Borrower will be entitled to (a) require the Replaceable Lender to transfer its participation in the Facility (for cash at par plus accrued interest, fees and other amounts payable and subject to payment of broken funding costs (not including any Margin) but without any other premium or penalty) to an existing or newly introduced Lender willing to assume it as directed by the Company or (b) cancel the commitment of, and prepay the participation of, the Replaceable Lender (provided that a Non-Consenting Lender may only be prepaid (i) from the proceeds of New Shareholder Injections or from Retained Cash that could be paid as a Permitted Payments under paragraphs (i) or (j) of that definition or (ii) with the consent of the Super Majority Lenders), subject to payment of any fees, costs and expenses then due and payable under the Finance Documents to that Replaceable Lender.
The Lender replacement rights will be exercisable on and from the date that a Lender becomes a Replaceable Lender and must be exercised (if the Parent elects to so exercise) by the date falling no later than 60 days after the date on which the Company becomes aware that a Lender has become a Replaceable Lender. The Company is permitted to re-increase commitments (on the basis set out in the LMA Precedent Facilities Agreement for Defaulting Lenders) following any prepayment effected on exercising the Lender replacement rights and such an increase will have no impact on any limit on the incurrence of Financial Indebtedness.
Transfers:	A Lender (the “Existing Lender”) may effect a Transfer to a Permitted Transferee (a “New Lender”), provided that (a) except as provided below, the prior written consent of the Company is obtained and (b) immediately following the Transfer, the Existing Lender has commitments which are nil or aggregate no less than US$5,000,000 and the New Lender has commitments which aggregate no less than US$5,000,000.
The Company will not unreasonably withhold its consent to a Transfer but it will not be unreasonable for the Company to withhold its consent to a proposed Transfer to a Conflicted Lender. The Company’s consent will be deemed to be given 10 Business Days after such request unless expressly refused within that time.

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The prior written consent of the Company as described above is not required if the Transfer is:
(a) on or prior to the Closing Date, to a New Lender listed on the White List;
(b) following the Closing Date:
(i) to a New Lender which is a Permitted Transferee;
(ii) to another Lender, by a Lender to its Affiliate or by a Lender which is a fund to a related fund which is, in each case, a Permitted Transferee;
(iii) made while an Event of Default is continuing; or
(iv) a sub-participation (or similar arrangement) which is not a Voting Participation, provided that a Transfer that would otherwise be permitted under paragraphs (a) or (b) above will not be so permitted if the New Lender is a Conflicted Lender.
Unless agreed with a New Lender, an Existing Lender will bear its own fees, costs and expenses in connection with, or resulting from, a Transfer including, without limitation, any legal fees, taxes, notarial and security registration or perfection fees and no Obligor will be required to pay any fees, costs, expenses, taxes, indemnity payment, gross-up payment, increased cost payment or other payment under a Finance Document to a New Lender (or an Existing Lender lending through a new facility office) in excess of what it would have been required to pay to the Existing Lender which effects a Transfer to that New Lender (or an Existing Lender lending through a current facility office) immediately prior to the Transfer being effected.
An Existing Lender may not Transfer its rights or obligations under the Finance Documents or change its facility office if the Transfer would give rise to a requirement to prepay on illegality in relation to the New Lender or Existing Lender acting through the new facility office. All Lenders under the Facility must meet all regulatory requirements for lending to the Borrower.
If any Transfer is executed and purported to have effect in breach of the provisions contemplated in this section of this Term Sheet, that Transfer shall be void and deemed not to have occurred and the right to vote in respect of the commitments and participations the subject thereof shall be suspended and such commitment and participations shall be ignored in determining decisions requiring a vote by some or all of the Lenders, or a class or group of them, until such time as there has been compliance with the provisions contemplated in this section of this Term Sheet.

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A Lender will enter into a confidentiality undertaking with any potential New Lender prior to providing it with any information about the Finance Documents or the Group. This confidentiality undertaking must be substantially in the form recommended by the Asia Pacific Loan Market Association, amended to the extent necessary to ensure that it is capable of being relied upon by the Parent and the Company without requiring their signature, and may not be materially amended without the consent of the Parent and the Company. Unless an Event of Default has occurred and is continuing, a copy of each confidentiality undertaking will be provided to the Parent and the Company prior to any provision of information about the Finance Documents or the Group to the relevant potential New Lender and a copy of any amendment to the confidentiality undertaking will be provided to the Parent and the Company promptly upon such amendment taking effect. Unless a confidentiality undertaking has been entered into between the Lender and the relevant potential New Lender, the relevant potential New Lender is deemed not to be a Permitted Transferee
If a Lender has consented to a waiver or amendment then a New Lender to whom that Lender makes a Transfer shall be deemed to have consented to such waiver or amendment.
The Parent and the Company may each require information in reasonable detail from the Agent regarding the identities and participations of each of the Lenders.
Debt Purchase Transactions:	Permitted by the Investors (by auction or otherwise) and by the Group (by solicitation or open order process in accordance with LMA standard terms (Option 2)) except that debt under the Facility that is bought back by the Group must be funded from Acceptable Funding Sources and will be extinguished and by an Investor will be subject to the next paragraph.
Debt under the Facility bought by an Investor will: (a) be limited to no more than 20% of all commitments under the Facility and (b) subject to the next paragraph, be disregarded from the numerator and denominator for voting on the terms of the LMA Precedent Agreement (other than in relation to decisions which are materially detrimental to the rights and/or interests of the Investor in its capacity as a Lender (in comparison to the other Lenders)) and will have no information rights and no access to Lender meetings or conference calls, other than in relation to matters in which that Investor is entitled to vote as described in the previous sentence.

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Any debt under the Facility purchased by a debt fund which is an affiliate of an Investor but which is separately managed from that Investor and where an Information Barrier is in place between that Investor and that debt fund, shall not be subject to any of the conditions and restrictions set out in the previous paragraph and shall be treated in the same way as any other Lender under the Finance Documents.
FATCA	The Company to gross-up for FATCA if there is any change of business of the Group such that there is US sourced income. However, the Finance Parties are to bear the risk of FATCA if withholding applies between the Finance Parties.
Miscellaneous Provisions:	The Facility Agreement will contain customary provisions relating to, among other things, illegality, increased costs (excluding any Basel II costs), tax gross-up, market disruption (affecting at least 40 per cent. of the Lenders by commitments) and regarding the ability to remove / prepay defaulting Lenders (and re-increase commitments following any prepayment) and an impaired Agent. If a Lender does not notify the Agent of its intention to make a claim within 180 days after the date on which that Lender becomes aware of any (i) taxes, (ii) increased cost, (ii) reduction in the rate of return on capital or (iv) loss, that Lender shall not be entitled to claim indemnification for such tax, reduction in the rate of return on capital, increased cost or loss after such 180 day period.
Hedging:	The Hedging Letter will require that Hedging Agreements must be entered into by no later than the date falling 90 days from (and excluding) the Closing Date covering not less than 50 per cent. of the Group’s interest rate exposure on the uncancelled amount of the Facility for a period of not less than two years from the Closing Date (the “Required Interest Rate Hedging”).
The Hedging Letter will provide that the Company (or another Group Company) may, at its discretion, hedge more of the Group’s interest rate exposure, and for longer periods, than required as part of the Required Interest Rate Hedging (provided it may not hedge more than its actual exposure) and may hedge its currency exposure, provided that the currency hedging is not for speculative purposes and will also provide that the Company (or other relevant Group Company) will be permitted to close out or reduce the notional amount of hedging provided the Required Interest Rate Hedging remains in place (including to reflect prepayments and repayments of the Facility and a voluntary termination of any over-hedging or currency hedging). There will be no minimum hedging requirement for currency hedging.

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Subject to a mechanism to be agreed in relation to the provision of the Required Interest Rate Hedging, Hedging Agreements shall be entered into with Hedge Counterparties. To the extent legally possible and subject to the Agreed Security Principles, all Hedging Agreements will be secured pari passu with the Facility.
Events of default (other than payment defaults) under, and the termination of any Hedging Agreement, will not be an Event of Default. The terms of the Hedging Agreements (including with respect to representations, undertakings, events of default and termination events) will be consistent with, and no more onerous on the Group than, any equivalent provisions of the Facility Agreement and will be subject to the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and any Hedging Agreement, the terms of the Intercreditor Agreement will prevail.
Management input:	The Mandated Lead Arrangers acknowledge that this Term Sheet, including, without limitation, the undertakings (including the financial undertakings) and baskets, thresholds, materiality and knowledge qualifications and other carve-outs have been negotiated without full access to the management of the Target Group. The Mandated Lead Arrangers agree to negotiate in good faith any amendments, variations or supplements to this Term Sheet and/or any Finance Document to the extent reasonably requested by the officers, directors or other representatives of the Target Group prior to the Clean-Up Date.
Personal liability:	No director, officer, employee or other individual acting (or purporting to act) on behalf of the Parent, the Company or any other Group Company (or any of Affiliate of a Group Company) shall be personally liable for any representation, certification or statement made by it, the Parent, the Company or any other Group Company in any Finance Document or any certificate, notice or other document required to be delivered under, or in connection with, any Finance Document, whether or not signed by that person.
Governing Law:	English law, other than for a Transaction Security Document which shall be governed by the appropriate local law consistent with the approach set out in the Agreed Security Principles.
Jurisdiction:	Courts of England and Wales other than in relation to a Transaction Security Document which shall be subject to the jurisdiction of the most appropriate courts taking into account the governing law of that Transaction Security Document.

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 Schedule 1
Conditions Precedent

1	In respect of each Original Obligor, a certificate (which will state that it can be relied on as remaining accurate until the Closing Date) attaching and certifying copies of its constitutional documents, resolutions of its board and (where it is a Guarantor and where required by or advisable under applicable law) members in relation to the Finance Documents, a specimen of the signature of each person authorised by it in relation to the Finance Documents and including a borrowing / guaranteeing / securing confirmation given by it.

2	The certificate of the Company delivered under paragraph 1 above will, in addition, also confirm that the Initial Equity Investment has been (or will before the Facility is first drawn be) made, confirm that the Merger Documents have become unconditional in all respects (other than for the payment of the Merger Consideration) (including for the avoidance of doubt, a confirmation that no Company Material Adverse Effect (as defined in the Merger Agreement) has occurred), no condition to completion of the Merger has been amended, waived, or treated as satisfied and no other term of the Merger Documents has been amended, waived or repudiated other than as permitted by this Term Sheet, attach a Group structure chart showing the post-Merger ownership structure of the Group and certify the accuracy of any copy document provided as a condition precedent which is not certified by another Original Obligor.

3	A copy of each Merger Document and each Initial Subordinated Loan Document, each duly executed by the parties to it.

4	At least one original, executed on behalf of each Original Obligor party thereto, of the Facility Agreement, any Fee Letter, the Hedging Letter and the Intercreditor Agreement and the draft Drawdown Request authorising the deduction of any arrangement fees payable on the Closing Date and documented in a Fee Letter from the proceeds of drawdown of the Facility (together with instructions provided by or on behalf of each Original Obligor to date and, where applicable, deliver these documents).

5	The Transaction Security Documents required to be entered into on or prior to the Closing Date as set out in this Term Sheet executed on behalf of each Original Obligor party thereto (together with instructions provided by or on behalf of each Original Obligor to date and, where applicable, deliver these documents) together with a copy of all notices required to be sent under those documents and all share certificates, stock transfer forms and other documents of title, if any, required to be provided under those documents.

6	Legal opinions for all relevant jurisdictions from counsel to the Lenders in each case relating to the Finance Documents and each Original Obligor and addressed to the Finance Parties who are parties to the Facility Agreement on the Signing Date.

7	If applicable, evidence that any process agent appointed under a Finance Document has accepted its appointment as agent for service of process.

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8	A copy of the Funds Flow Statement (incorporating a detailed sources and uses).

9	In addition to the certificate described in paragraph 2 above, a copy of a confirmation from the Paying Agent (as defined in the Merger Agreement) demonstrating that the proceeds of the Initial Equity Investment are standing to the credit of the Paying Agent Account (as defined in the Merger Agreement).

10	The Base Case Model (which also constitutes the initial Budget) and the Original Financial Statements.

11	A copy of each Report (with reliance being given on the financial due diligence and Structure Memorandum only, on agreed terms).

12	Evidence that the Reserve Account has been opened and will, in accordance with the Funds Flow Statement, be funded from the proceeds of the first utilisation in an amount not less than the Required Reserve Balance.

13	Evidence that the RMB20,000,000 loan agreement entered into between 7 Days Inn (Shenzhen) Co. Ltd. and Industrial and Commercial Bank of China Guangzhou, Guangzhou Dadao Branch has been prepaid or amended or waived to the satisfaction of the Agent (acting reasonably) by Industrial and Commercial Bank of China Guangzhou, Guangzhou Dadao Branch so that the existing restriction on the distribution of dividends prior to full repayment of the loan and other amounts payable thereunder will not be applicable.

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Schedule 2
Representations, Undertakings and Events of Default

Part A
Representations

1	Status

1.1	It and each of its Subsidiaries is a limited liability company, corporation, or joint stock company duly incorporated, validly existing and (if applicable) in good standing under the laws of its Original Jurisdiction.

1.2	Each of it and its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

2	Binding obligations

Subject to the Legal Reservations and, in relation to the Transaction Security Documents, completion of the applicable Perfection Requirements:

(a)	the obligations expressed to be assumed by it in each Transaction Document to which it is a party are legal, valid, binding and enforceable obligations; and

(b)	(without limiting the generality of paragraph (a) above) each Transaction Security Document to which it is a party creates the Security Interests which are purported to be created thereby and those Security Interests are valid and effective.

3	Non-conflict

The entry into and performance by it of, and the transactions contemplated by, the Transaction Documents, and the granting of the Transaction Security pursuant to the Agreed Security Principles (if applicable), do not and will not conflict with:

(a)	its constitutional documents or the constitutional documents of any Material Company the equity interests in which are subject to the Transaction Security;

(b)	subject to the Legal Reservations, any law or regulation applicable to it in any material respect; or

(c)	(save as disclosed in the Company Disclosure Schedule) any agreement or instrument binding upon it or any Group Company or any of its assets or the assets of any Group Company (or constitute a default or termination event (however described) under any such agreement or instrument) where such conflict, default or termination event has or would be reasonably likely to have a Material Adverse Effect.

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4	Power and authority

4.1	It has (or will have by the time of execution of the relevant Transaction Document) the power to enter into, perform and deliver, and has taken (or will have taken prior to the relevant time), all necessary corporate action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is or will be a party and the transactions contemplated by those Transaction Documents.

4.2	No limit on its powers will be exceeded as a result of the borrowing, granting of security or giving of guarantees or indemnities contemplated by the Transaction Documents to which it is a party.

5	Validity and admissibility in evidence

5.1	All Authorisations required to:

(a)	enable it lawfully to enter into, exercise its rights and comply with and perform its obligations in, the Transactions Documents to which it is a party and to carry out the transactions they contemplate; and

(b)	subject to the Legal Reservations, make the Transaction Documents to which it is a party admissible in evidence, valid and binding in its Relevant Jurisdictions,

have been obtained or effected and are in full force and effect (save for any Authorisation that is not required to be in effect under applicable law or regulation or under the applicable Transaction Documents at the time when the representation and warranty under this paragraph 5 is made or deemed to be made, in which case such Authorisation will by the earlier of the time such Authorisation is required to be obtained or effected under applicable law or regulation and the time required under the applicable Transaction Documents be obtained or effected and will thereafter be in full force and effect).

5.2	All Authorisations which are necessary for the conduct of the business, trade or ordinary activities of it or any Group Company have been obtained or effected and are in full force and effect where failure to do so has or is reasonably likely to have a Material Adverse Effect.

6	Governing law and enforcement

Subject to the Legal Reservations, the choice of governing law of the Finance Documents will be recognised and enforced in its Relevant Jurisdictions and any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its Relevant Jurisdictions.

7	No insolvency

No corporate action, legal proceeding or other procedure or step described in the event of default relating to insolvency proceedings or creditors' process, has been taken or, to its knowledge, threatened in relation to it or any Material Company, and none of the circumstances described in the event of default relating to insolvency applies to any Obligor or a Material Company.

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8	Stamp taxes etc.

No filing, registration, notarial, stamp taxes, or similar Taxes or fees with respect to the Finance Documents or the transactions contemplated by the Finance Documents, save for complying with the applicable Perfection Requirements which will be made or paid promptly after the date of the relevant Finance Documents (and in any case by the time limit required under applicable law or the terms of that Finance Document) and except that Cayman Islands stamp duty will be payable if any Finance Document is executed in, brought into or produced to a court of the Cayman Islands.

9	Deduction of Tax

It is not required under the laws of its Relevant Jurisdictions to make any deduction for or on account of Tax from any payment it may make under any Finance Document to a Finance Party.

10	No default

10.1	No Event of Default is continuing or would reasonably be expected to result from the making of any utilisation or the entry into, the performance of, or any transaction contemplated by, any Transaction Document.

10.2	No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on it or any Group Company or to which its assets or any Group Company’s assets are subject which has or is reasonably likely to have a Material Adverse Effect.

11	No misleading information

So far as the Company is aware (having made due enquiries) and save as specifically disclosed in writing to the Agent or the Mandated Lead Arrangers prior to the date of the Mandate Letter:

(a)	any factual information (other than information of a general economic nature) contained in the Information Package (the “Information”) was true and accurate in all material respects as at the date of the relevant report or document containing the Information or (as the case may be) as at the date the Information is expressed to be given;

(b)	all expressions of opinion or intention specifically attributed to the Company or any Group Company in the Information Package were made after careful consideration and (as at the date of the relevant document or report containing the expression of opinion or intention) were, in the reasonable opinion of the Company, based on reasonable grounds (provided that nothing in this paragraph (b) shall require any Group Company to review or make any enquiry in relation to matters within the technical or professional expertise of the adviser preparing the relevant Report);

(c)	the financial projections and forecasts contained in the Base Case Model (the “Projections”) and/or the Information Memorandum (if any is prepared) have been prepared in good faith on the basis of recent historical information and on the basis of assumptions believed by the Company to be reasonable (as at the time of preparation) and have been prepared, where applicable, in accordance with the Accounting Principles as disclosed to the Lenders, it being understood that the Projections are subject to significant uncertainties and contingencies many of which are beyond the control of the Group and that no assurances can be given that the Projections will be realised;

(d)	no event or circumstance has occurred or arisen and no Information has been omitted from the Information Package and no Information has been given or withheld that results in the Information or the Projections when taken as a whole being untrue or misleading in any material respect as at their stated date (on the same basis as set out in paragraphs (a) , (b) and (c) of this paragraph 11); and

(e)	all other written information provided by or on behalf of any Obligor or any Group Company to a Finance Party pursuant to any express provision of any Finance Document on or after the Signing Date is, taken as a whole, true, complete and accurate in all material respects and is, taken as a whole, not misleading in any material respect (in each case) as at the date on which such information is provided.

12	Financial statements

(a)	Its most recent financial statements delivered to the Agent (which at the Closing Date are the Original Financial Statements) were prepared in accordance with the current applicable Accounting Principles (subject to disclosure in writing to the Agent or the Mandated Lead Arrangers prior to the Signing Date or in a Report in relation to the Original Financial Statements) and give a true and fair view of (if audited) or fairly represent in all material respects (if unaudited, having regard to the fact that the financial statements which are not audited are prepared only for management purposes) its consolidated financial position as at the end of, and consolidated results of operations for, the period to which they relate.

(b)	There has been no material adverse change in the assets, business or financial condition of the Target Group since the date of the Original Financial Statements described in paragraph (b) of the definition thereof.

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13	No proceedings

2. No litigation, arbitration or administrative proceedings of or before any court, arbitral body, or agency (other than any frivolous or vexatious proceedings but including any arising from or relating to environmental law), or labour disputes which are or would reasonably likely to be determined adversely to it and, which if so adversely determined, would be reasonably likely to have a Material Adverse Effect, have been started against it or (to the best of its knowledge and belief) threatened against it or any Group Company.

14	No breach of laws

It has not (and no Group Company has) breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.

15	Environmental Law

Except as disclosed in the Company Disclosure Schedule, (and, in the case of the making of this representation and warranty with respect to any member of the Target Group at any time on or prior to the Closing Date, to the best of its knowledge), each of the Obligors and the Group Companies is in compliance with its environmental compliance undertakings and (to the best of its knowledge and belief (having made due and careful enquiry)) no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or is reasonably likely to have a Material Adverse Effect.

16	Taxation

16.1	Except as disclosed in the Company Disclosure Schedule, neither it nor any Material Company is overdue (taking into account any extension or grace period, provided that in such case no penalty is incurred for non-payment) in filing its tax returns or overdue in payment of taxes (other than amounts for which adequate reserves have been maintained and amounts disputed reasonably in good faith in accordance with applicable procedures).

16.2	The Company and each Group Company is resident for Tax purposes only in its Original Jurisdiction.

17	Anti-corruption laws

It and each Group Company has conducted its business in compliance with applicable anti-corruption laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

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18	Security and Financial Indebtedness

No Security or Quasi-Security exists over all or any of the present or future assets of any Group Company other than Permitted Security. No Group Company has any Financial Indebtedness outstanding other than Permitted Financial Indebtedness.

19	Security

Subject to the Legal Reservations and the applicable Perfection Requirements and other than as a result of the existence of any Permitted Security (in the nature of non-consensual liens, existing set-off rights, bankers liens or similar rights), the Transaction Security has, or will have once entered into, the ranking and priority which it is expressed to have in the Transaction Security Documents and it is not subject to any prior ranking or pari passu ranking Security Interest, except for obligations mandatorily preferred by law applying to companies generally.

20	Pari passu ranking

Without limiting paragraph 19 (Security) and subject to any applicable Legal Reservations, its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

21	Good title to assets

Except as disclosed in the Company Disclosure Schedule, each of it and each Group Company has a good, valid and marketable title to, or valid leases or licences of, or is otherwise entitled to use, the assets necessary to carry on its Core Business as presently conducted (in each case where failure to have such title, leases or licenses or entitlement has or is reasonably likely to have a Material Adverse Effect).

22	Ownership of assets / Security

22.1	Subject to any Permitted Security and save as otherwise expressly disclosed in the applicable Transaction Security Documents, it is the sole legal and beneficial owner of all the material assets over which it purports to grant Transactions Security (or will, in the case of shares in the Target, be the owner of those shares immediately following the Merger Effective Time), free from any Security Interest.

22.2	The shares of each Original Obligor which are subject to the Transaction Security are fully paid and not subject to any option to purchase or similar rights. The constitutional documents of companies whose shares are subject to the Transaction Security do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Transaction Security. There are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of any Material Company (including any option or right of pre-emption or conversion). Unless otherwise agreed under the Agreed Security Principles, the shares of any Group Company which are expressed to be (or are required by this Agreement to be or become) subject to any Transaction Security under any Transaction Security Document constitute all the paid in share capital of the relevant Group Company.

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23	Intellectual property

23.1	Except as disclosed in the Company Disclosure Schedule:

(a)	the ownership / right to use intellectual property which is material in the context of its Core Business or the Core Business of any Material Company and which is required by it or any Material Company in order to carry on its Core Business or the Core Business of any Material Company as it is being conducted and as contemplated in the Base Case Model;

(b)	there has been no material infringement or threatened or suspected infringement of or challenge to the validity of any intellectual property owned by or licenced to it or any Group Company which would reasonably be expected to have a Material Adverse Effect; and

(c)	neither it nor any Group Company has infringed any intellectual property of third parties in any respect which has or is reasonably likely to have a Material Adverse Effect.

24	Group structure

Assuming the Closing Date has occurred, the Group Structure Chart shows:

(a)	all Group Companies and contains a description of the corporate structure of the Group which is true and complete in all material respects;

(b)	each Group Company, any person in whose shares any member of the Group has an ownership interest and any person (other than the Investors) which has an ownership interest in any Group Company (and, in each case, the percentage of the issued share capital held, and whether legally or beneficially, by that member or person); and

(c)	the Original Jurisdiction of each person shown in it.

25	Accounting Reference Date

The end of each Financial Year of each Group Company is 31 December.

26	Merger Documents

26.1	The Merger Documents contain all the material terms of the Merger.

26.2	There is no disclosure made in the Company Disclosure Schedule or any other disclosure to the Merger Documents which has or is reasonably likely to have a material adverse effect on the information contained or referred to in the Information Package (taken as a whole).

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27	Pensions

27.1	All pension schemes, employment benefit schemes and post-employment benefit schemes operated by or maintained for the benefit of any or all of it and each Group Company and/or the employees of any of the foregoing are fully funded based on reasonable actuarial assumptions and recommendations and are operated and maintained in accordance with the requirements of applicable laws and regulations, in each case, where failure to do any of the foregoing would reasonably be expected to have a Material Adverse Effect.

27.2	Except as disclosed in the Company Disclosure Schedule, no Group Company has any material liability in respect of any pension scheme and there are no circumstances which would give rise to such a liability in each case which would reasonably be expected to have a Material Adverse Effect.

28	Holding companies

Except for any Permitted Holding Company Activity, on or before the Closing Date neither the Parent nor the Company has traded, carried on any business or incurred any material liabilities or commitments (actual or contingent, present or future) or entered into any contract.

29	Compliance with SAFE rules etc.

Except as disclosed in the Company Disclosure Schedule or any other disclosure to the Merger Documents, all approvals of, and filings and registrations and other requisite formalities with, any Governmental Agency in the PRC required in respect of any Material Company, including but not limited to registrations with SAIC, SAFE and the State Administration of Taxation in the PRC have been duly completed in accordance with applicable PRC laws and regulations, except for any non-compliance which has not and is not reasonably likely to have a Material Adverse Effect.

Part B
Information Undertakings

1	Annual audited consolidated financial statements based on the Accounting Principles within 120 days (150 days for first Financial Year after the Closing Date) of the end of each Financial Year of (a) the Company and (b) any other Obligor (if available).

2	Quarterly consolidated financial statements based on the Accounting Principles within 45 days (60 days for the first four Financial Quarters after the Closing Date) of the end of each Financial Quarter, commencing with the first full Financial Quarter ending after the Closing Date, provided that the quarterly consolidated financial statements for the Financial Quarter ending 31 December in each Financial Year will only be provided with the annual audited consolidated financial statements delivered in accordance with paragraph 1 above for that Financial Year (and not earlier).

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3	Budget to be provided as soon as it is available, and in any event no later than 30 days after the start of the Financial Year in respect of which it is prepared.

4	With each set of the Company’s audited consolidated financial statements and each set of its quarterly consolidated financial statements (other than in respect of the last Financial Quarter in any Financial Year), a Compliance Certificate.

5	With each set of the Company’s quarterly consolidated financial statements a commentary from the directors on financial performance in the relevant period, material developments, performance compared to Budget and any proposals affecting the Group or its business.

6	Such other financial information concerning the Group as the Agent (acting on the instructions of the Majority Lenders) may reasonably require.

7	Prompt notification of Defaults and if required by the Agent, the Company shall issue a certificate signed by two authorised signatories (one of whom is a director of the Company) confirming that no Default is continuing or, if there is one, the steps being taken to remedy it.

8	Details of any material litigation, arbitration or administrative proceedings (except for any frivolous or vexatious proceedings) current, threatened or pending against any Group Company and which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

9	Such information as the Security Agent may reasonably require regarding any assets subject to Transaction Security and the compliance of any Obligor with any Transaction Security Document.

10	Details of any material claim in connection with the Merger.

11	Prompt notification of changes to the Group structure.

12	All documents provided to its shareholders as required by law (or any class of them in their capacity as shareholders) or to its creditors generally (other than in the ordinary course of business).

13	Annual management presentation about the on-going business and financial performance of the Group with a least one of the presenters being the chief financial officer of the Group (if so requested by the Agent).

14	Provision of all information and documentation required by the Lenders for compliance of know your customer checks it is required by applicable laws or regulations to carry out.

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Part C
General Undertakings

Authorisations and compliance with laws

1	Each Obligor shall obtain all Authorisations to enable it to perform its obligations under the Transaction Documents; to ensure the legality, validity, enforceability or admissibility in evidence of any Transaction Document (subject to the Legal Reservations and the Perfection Requirements) and to carry on its business where failure to do so has or is reasonably likely to have a Material Adverse Effect.

2	Compliance with laws (by it and each Group Company) where failure to do so would have or be reasonably likely to have a Material Adverse Effect.

3	Environmental law compliance and maintenance of required environmental permits where failure to do so has or would be reasonably likely to have a Material Adverse Effect.

4	Payment and discharge of all Taxes unless contested in good faith (and adequate reserves are maintained for such Taxes) or where failure to pay or discharge would not have or be reasonably likely to have a Material Adverse Effect.

Restrictions on business focus

5	Restriction on amalgamation, demerger, merger, consolidation or corporate restructuring except for Permitted Transactions.

6	No substantial change of business of the Group taken as a whole from the Core Business.

7	Restriction on making Business Acquisitions except for Permitted Acquisitions, Permitted Joint Ventures and Permitted Transactions.

8	Restriction on entry into or acquisition of an interest in a Joint Venture except for Permitted Joint Venture Investments and Permitted Acquisitions; no investment in or transfer of assets or lending to, or the giving of a guarantee, Security Interest or Quasi-Security for the obligations of Joint Ventures other than Permitted Disposals, Permitted Guarantees, Permitted Joint Venture Investments, Permitted Loans and Permitted Security.

9	Restriction on activities of Group Companies which are holding companies except for or, resulting from Permitted Holding Company Activity.

Restrictions on dealing with assets and Security

10	Maintain assets necessary for conduct of the Core Business in good working order and condition (ordinary wear and tear excepted) where failure to do so has or would be reasonably likely to have a Material Adverse Effect.

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11	Subject to the Legal Reservations, ensure that all obligations under the Finance Documents rank at all times at least pari passu with the claims of all its other unsecured and unsubordinated creditors except for Permitted Security and obligations mandatorily preferred by law applicable to companies generally.

12	Payment of amounts payable, enforcement of rights and pursuit of claims under the Merger Documents (if any are available) where directors believe (acting reasonably) that the pursuit of that claim is commercially advantageous and appropriate or where failure to do so could reasonably be expected to materially and adversely affect the interests of the Lenders (taken as a whole).

13	Restriction on creating Security Interests and Quasi-Security except for Permitted Security and Permitted Transactions.

14	Restriction on sale, lease, transfer or other disposal of assets except for Permitted Disposals and Permitted Transactions.

15	Material transactions with the Investors or their Affiliates to be on arm’s length terms or better except for Permitted Payments and Permitted Transactions.

Restrictions on movement of cash - cash out

16	Restriction on being a creditor of Financial Indebtedness except for Permitted Guarantees, Permitted Loans, Permitted Payments and Permitted Transactions.

17	Restriction on guarantees or indemnities for liabilities of any other person except for Permitted Guarantees and Permitted Transactions.

18	Restriction on making Restricted Payments except for Permitted Payments and Permitted Transactions.

Restrictions on movement of cash - cash in

19	Restriction on incurring and maintaining Financial Indebtedness except for Permitted Financial Indebtedness and Permitted Transactions.

20	Restriction on issuance of share capital except for Permitted Share Issues and Permitted Transactions. No amendments, variations, supplements or termination (other than through the passing of time) to the constitutional documents of any Material Company to an extent which would materially and adversely affect the interests of the Finance Parties (taken as a whole).

Miscellaneous

21	Insurance to be maintained with reputable independent insurers and on terms customary for secured financings similar to the Facility and against those risks and to the extent (a) usual for prudent companies carrying on the same or substantially similar business to the Core Business and (b) required by applicable law.

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22	Pensions funded to the extent required by local law and regulations where failure to do so would have or be reasonably likely to have a Material Adverse Effect.

23	Maintenance of proper books and records in accordance with the Accounting Principles and while an Event of Default has occurred and is continuing, at the cost of the relevant Obligor (or relevant Group Company) (a) access to its assets, books, accounts and records for the Agent or Security Agent, their representatives and professional advisers on reasonable notice during normal business hours and subject to representatives of the Company being entitled to accompany them at all times during such period of access, and (b) opportunity to meet and discuss matters with the senior management of the Group, provided that all information obtained as a result of such access shall be subject to the confidentiality restrictions set out in the Facility Agreement.

24	Intellectual property which is material to the Core Business to be maintained in full force and effect and use of commercially reasonable endeavours to prevent any infringement in any respect of intellectual property if in either case failure to do so would have a Material Adverse Effect.

25	No amendments, waivers, supplements or termination (other than through the passing of time) to, or assignment or transfer of rights under, the Transaction Documents to an extent which would materially and adversely affect the interests of the Finance Parties.

26	Restriction on Treasury Transactions other than Permitted Treasury Transactions and Permitted Transactions and requirement to enter into Treasury Transactions to comply with the Hedging letter.

27	Accession of Guarantors in accordance with the provisions set out in the Term Sheet.

28	Subject to the Agreed Security Principles, further assurance to perform all such acts or execute all such documents as the Security Agent may reasonably specify to give effect to the Security Interests created by the Transaction Security Documents and/or to confer the Security Agent the properties and assets intended to be conferred and/or to facilitate the realisation of the properties and assets subject to the Security Interests.

29	No change of auditors other than to “big four” auditors or other auditors of international standing without the prior consent of the Agent (such consent not to be unreasonably withheld, delayed or conditioned).

30	Compliance by each Obligor and each Material Company in all material respects with SAFE rules.

31	Subject to applicable PRC laws and regulations, no Obligor or Group Company will amend, vary, novate, supplement or replace the terms of any document or agreement pursuant to which any Royalty Payment is, will be or may be made or terminate, rescind, supersede, cancel or waive the right to receive any Royalty Payment, in each case, in a manner which (with respect to all Royalty Payments (taken as a whole)) has or is reasonably likely to have a Material Adverse Effect.

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32	The Company shall maintain in its name a Reserve Account and shall on the first utilisation date deposit into such account an amount drawn from the Facility sufficient to ensure that the aggregate amount standing to the credit of the Reserve Account is not less than the Required Reserve Balance. The Company shall be permitted to withdraw any amount from the Reserve Account for payment of principal or interest under the Loan, provided that at all times the balance of the Reserve Account is not less than the Required Reserve Balance at that time.

33	No Obligor shall and shall procure that no Group Company will at any time enter into or be party to any agreement or arrangement (other than the Finance Documents) that would restrict the ability of a Group Company (other than the Company) to declare or pay (i) dividends to its immediate shareholders or (ii) in the case of Onshore Group Companies, Upstream Payments.

34	Ensure that no member of the Group will violate any anti-terrorism, anti-corruption and anti-money laundering laws.

Part D
Events of Default

1	Non-payment by an Obligor unless (in the case of principal and interest) failure to pay is caused by administrative or technical error and payment is made within three Business Days of its due date or (in the case of any other payment) payment is made within five Business Days of its due date.

2	Subject to the cure regime described in this Term Sheet, failure to comply with a financial undertaking.

3	Failure by an Obligor to comply with any provision of the Finance Documents (other than those referred to in paragraphs 1 and 2 above) unless such failure is capable of remedy and is remedied within 20 Business Days of the earlier of (i) written notice from the Agent in relation to that failure and (ii) the Company becoming aware of that failure.

4	Misrepresentation by an Obligor in any material respect when made or deemed to be made which, if the facts or circumstances underlying the misrepresentation are capable of remedy, have not been remedied within 20 Business Days of the earlier of (i) written notice from the Agent in relation to that misrepresentation and (ii) the Company becoming aware of that misrepresentation.

5	Any Financial Indebtedness of any Obligor or Group Company is not paid when due or within any originally applicable grace period, the creditor in relation to that Financial Indebtedness becomes entitled to declare it due and payable prior to specified maturity, or a creditor cancels or suspends a commitment for that Financial Indebtedness, in each case, as a result of an event of default (however described) or the Financial Indebtedness of any Obligor or Group Company which is repayable on demand is not repaid on such demand being made. No Event of Default will occur under this paragraph 5 if (a) the relevant Financial Indebtedness is intra-Group Financial Indebtedness; (b) the aggregate amount of Financial Indebtedness due and payable (and commitment for Financial Indebtedness) is less than US$5,000,000 (or its equivalent) or (c) in relation to a termination of a derivative transaction as a result of an event of default (however described) with respect to the counterparty or a credit support provider for, or specified entity of, the counterparty, rather than with respect to an Obligor, provided that such event of default does not absolve that Obligor from complying with its hedging obligations required under this Term Sheet.

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6	Insolvency, including inability (or admission of inability) to pay debts as they fall due but not balance sheet insolvency of any Obligor or Material Company and suspension or threatened suspension of payments on any Financial Indebtedness (by reason of actual or anticipated financial difficulties) or commencing negotiations with one or more of creditors generally, (other than the Finance Parties) with a view to rescheduling debts of an Obligor or a Material Company.

7	A winding-up petition is presented against a Material Company or any Material Company enters into any scheme or arrangement or composition with its creditors or a receiver/trustee is appointed to take possession of any of its material assets. Commencement of any formal insolvency proceedings in respect of a Material Company other than proceedings which are frivolous or vexatious and are being contested in good faith and which are dismissed within 20 Business Days of commencement or which constitute a Permitted Reorganisation.

8	Creditors' process relating to a Material Company where the value of affected assets exceeds in aggregate US$5,000,000 (or its equivalent) unless the relevant proceedings are being contested in good faith or shown to be frivolous or vexatious and, in each case, are discharged within 20 Business Days.

9	Final judgment (not satisfied within 20 Business Days) against a Group Company in excess of US$5,000,000 (or its equivalent).

10	Unlawfulness or invalidity of a material provision of any Finance Document relating to the obligations of any party other than a Finance Party, subject to the Legal Reservations and the Perfection Requirements and which is materially adverse to the interests of the Lenders under the Finance Documents taken as a whole unless such unlawfulness or invalidly is capable of remedy and is remedied within 20 Business Days of the earlier of (i) written notice from the Agent in relation to that failure and (ii) the Company becoming aware of that failure.

11	Failure to comply with any material provision of the Intercreditor Agreement by any party which is not a Finance Party where the interests of the Lenders are, or are reasonably likely to be, materially prejudiced by such failure unless such failure is capable of remedy and is remedied within 20 Business Days of the earlier of (i) written notice from the Agent in relation to that failure and (ii) the Company becoming aware of that failure.

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12	The Group taken as a whole ceases to carry on (or threatens to suspend or cease to carry on) all, or a material part, of the business of the Group (taken as a whole) other than pursuant to a Permitted Disposal or a Permitted Transaction.

13	Audit qualification in a manner which is materially adverse to the interests of the Finance Parties.

14	The authority or ability of any Material Company to conduct its Core Business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any Material Company or any of its assets which are material in the context of the Group (taken as a whole).

15	Repudiation or rescission (or written purported repudiation or recission or evidence in writing of an intention to repudiate or rescind) of any Finance Document (other than by a Finance Party) or any other Transaction Document in a way which is materially adverse to the interests of the Lenders under the Finance Documents taken as a whole.

16	Litigation proceedings are commenced or any judgement is obtained against any Group Company by any third party that are reasonably likely to be adversely determined, and if so adversely determined would be reasonably expected to have a Material Adverse Effect.

17	After the Closing Date, a Structural Obligor ceases to be a wholly owned subsidiary of the Parent.

18	An event or circumstance (other than any circumstances where it is reasonably likely that any of the financial covenants set out in this Term Sheet may not be complied with as at the relevant Quarter Date, at any time prior to the end of the cure period following that Quarter Date) which has a Material Adverse Effect.

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Schedule 3
Financial Undertakings

1	Financial Undertakings

1.1	The Company will ensure that, as at each Quarter Date falling on the earlier of (a) the end of the second full Financial Quarter after the Closing Date and (b) 31 December 2013:

(a)	Cashflow Cover for the Relevant Period ending on that Quarter Date shall not be less than 1.1 to 1.0.

(b)	Interest Cover for the Relevant Period ending on that Quarter Date shall not be less than the ratio set out in column 2 below opposite the relevant Quarter Date set out in column 1 below:

Column 1 Quarter Date	Column 2 Interest Cover
31 December 2013	6:1
31 March 2014	6:1
30 June 2014	6:1
Thereafter	7:1

(c)	Leverage as at that Quarter Date shall not exceed the ratio set out in column 2 below opposite the relevant Quarter Date set out in column 1 below:

Column 1 Quarter Date	Column 2 Leverage
31 December 2013	1.75:1
31 March 2014	1.75:1
30 June 2014	1.75:1
30 September 2014	1.50:1
31 December 2014	1.50:1
31 March 2015	1.50:1

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30 June 2015	1.50:1
30 September 2015	1.25:1
31 December 2015	1.25:1
31 March 2016	1.25:1
30 June 2016	1.25:1
Thereafter	1.00:1

1.2	The Company will ensure that Capital Expenditure of the Group during the period from Completion to the end of the Financial Year in which Completion takes place and during each subsequent Financial Year shall not exceed the Capital Expenditure Limit for that Financial Year, provided that:

(a)	if in a Financial Year the amount of Capital Expenditure actually incurred is less than the Budgeted Capital Expenditure Limit for that Financial Year (the difference, to the extent that it could have been spent in that Financial Year without breaching the Cashflow Cover covenant above, being referred to as the “Unused Amount”) then the Budgeted Capital Expenditure Limit for the immediately following Financial Year (the “Carry Forward Year”) shall be increased by the Unused Amount;

(b)	the Unused Amount (i) may not be carried forward into any Financial Year after the Carry Forward Year and (ii) will be deemed to be spent after the Budgeted Capital Expenditure Limit for the Carry Forward Year; and

(c)	Capital Expenditure for the Group in a Financial Year may exceed the Budgeted Capital Expenditure Limit for that Financial Year by up to 100 per cent. of the Budgeted Capital Expenditure Limit for the immediately following Financial Year (the “Carry Back Year”) (the excess amount incurred being the “Excess Amount”) in which case the Budgeted Capital Expenditure Limit for the Carry Back Year shall be decreased by an amount equal to the Excess Amount.

2	Financial testing and calculation adjustments

2.1	Subject to the provisions of this Term Sheet, the financial undertakings shall be calculated in accordance with the Accounting Principles (as used in the preparation of the Base Case Model as varied by this Schedule 3 (Financial Undertakings) and the Facility Agreement) and tested by reference to each set of audited annual and unaudited quarterly financial statements delivered pursuant to the terms of Facility Agreement and/or each Compliance Certificate delivered accompanying those financial statements.

2.2	No item shall be taken into account more than once in any calculation.

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2.3	If any operating lease is, from time to time, required to be treated as a Finance Lease, it shall be treated for the purposes of the financial undertakings in accordance with the Accounting Principles as at the Signing Date.

2.4	For each Relevant Period ending before the first anniversary of the Closing Date:

(a)	Net Cash Interest Costs for that Relevant Period will be based on actual amounts incurred during the period from the Closing Date to the end of the Relevant Period annualised to determine a 12-month equivalent amount;

(b)	it will be assumed that any Borrowings incurred on or after Completion were outstanding on the first day of that Relevant Period;

(c)	Net Cash Interest Costs for any period prior to the Closing Date and any Borrowings outstanding prior to Completion but repaid or refinanced on or after Completion shall be ignored; and

(d)	the actual results of the Target Group for the part of a Relevant Period which took place before the Closing Date (even though members of the Target Group were not Group Companies during that period) will be included in the EBITDA calculation (by way of aggregation).

2.5	If a Permitted Investment takes place EBITDA for each Relevant Period ending thereafter shall take into account any Relevant Synergy Benefits arising as a result of that Permitted Investment.

2.6	The Budgeted Capital Expenditure Limit for each Financial Year ending after:

(a)	a Permitted Investment, will be increased by adding the lower of (i) 10 per cent. of the relevant increase in EBITDA resulting from that Permitted Investment (calculated in accordance with paragraph 2.5 above) and (ii) 115 per cent. of the budgeted Capital Expenditure of the Acquired Entity; and

(b)	a Business Disposal, will be decreased by subtracting the lower of (i) 10 per cent. of the relevant decrease in EBITDA resulting from that Business Disposal and (ii) 115 per cent. of the budgeted Capital Expenditure of the Disposed Entity.

2.7	The headroom levels have been calculated using assumptions in relation to the capital structure and debt at Completion as set out in this Term Sheet and reasonable assumptions in relation to the interest rate environment. The headroom shall be preserved if adjustments to the Base Case Model are agreed prior to Completion and each Finance Party will agree to any amendment to a Finance Document necessary to reflect that preservation.

2.8	The effect of all unrealised currency exchange gains and losses shall be excluded.

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3	Accounting policy

3.1	If any changes to the Accounting Principles materially alter the effect of the financial undertakings set out in this Schedule 3 or the related definitions, the Company and the Agent will negotiate in good faith to amend the relevant undertakings and definitions so that they have an effect comparable to that at the date of this Term Sheet.

3.2	If the amendments are not agreed within 30 days (or any longer period agreed between the Company and the Agent) then the Company will provide with its financial statements any reconciliation statements (audited, where applicable) necessary to enable calculations based on the Accounting Principles as they were before those changes, and the changes will be ignored for the purposes of the financial undertakings.

4	Exchange rates

4.1	For the purposes of calculation any financial undertaking or any component thereof on any date, any periodic amount denominated in a currency other than the Base Currency (such as EBITDA) will be translated into the Base Currency at the weighted average exchange rates used in determining EBITDA for that Relevant Period in the relevant financial statements of the Group.

4.2	In respect of any Relevant Period, the exchange rate used in relation to Net Debt shall be the average for the same period of the exchange rates used for EBITDA.

5	Cure rights

5.1	If the requirements of any of the financial undertakings are not met (or would but for this clause not be met) as at any Quarter Date or in respect of any Relevant Period but cash proceeds are received by the Company pursuant to any New Shareholder Injection received by it (the “Cure Amount”) after that Quarter Date but prior to the end of the period of 15 Business Days following the date on which the Compliance Certificate setting out the calculations in respect of the relevant financial undertaking determination is required to be delivered, the financial undertakings will be tested or, as applicable, retested giving effect to the following adjustments:

(a)	for the purpose of calculating Leverage, the Cure Amount shall be deducted from Net Debt;

(b)	for the purpose of calculating Interest Cover, the Cure Amount shall be treated as having been applied in prepayment of the Facility on the first day of the Relevant Period in respect of which a cure is to be effected and Net Cash Interest Costs for that Relevant Period shall be recalculated accordingly; and

(c)	for the purpose of calculating Cashflow Cover, the Cure Amount shall be added to the calculation, and be treated as forming part of, Cashflow for the Relevant Period and each Relevant Period which ends on a date not later than 9 months after the relevant Quarter Date,

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in each case, solely for the purposes of ascertaining compliance with the financial undertakings and not for any other purpose and if, after giving effect to the adjustments referred to above, the requirements of the financial undertakings are met, then such requirements shall be deemed to have been satisfied as at the relevant original date of determination as though there had been no failure to comply and any Default or Event of Default occasioned thereby shall be deemed to have been remedied for all purposes under the Finance Documents.

5.2	At least 80% of the amount of the Cure Amount taken into account as contemplated in this section must be applied in or towards permanent prepayment of the Loan with such amount being applied in the same manner as a mandatory prepayment. The balance of any Cure Amount not required to be applied in prepayment of the Loan (including any cash proceeds from a New Shareholder Injection over and above the maximum amount necessary to ensure the each financial undertaking is passed when recalculated as described in this section (an “Overcure Amount”)) may be retained by the Group and may be applied as the Company shall determine in its sole discretion or as an Acceptable Funding Source, provided however that the Overcure Amount may not exceed 20% of the maximum amount necessary to ensure the each financial undertaking is passed when recalculated as described in this section.

5.3	A Cure Amount may only be applied for the purpose of effecting a cure of the financial undertakings a maximum of three times over the life of the Facility and not in respect of consecutive Relevant Periods (without prejudice to a relevant Cure Amount continuing to be included as Cashflow as described above).

5.4	Any recalculation made under this provision will be solely for the purpose of curing a breach of the financial undertakings and not for any other purpose such as calculation of Margin or Excess Cashflow or for determining the amount of IPO Proceeds or Excess Cashflow to be applied in prepayment of the Facility.

6	Financial Definitions

“Acquired Entity” means the subject of a Permitted Investment.

“Adjusted EBITDA” means, in relation to a Relevant Period, EBITDA for that Relevant Period adjusted by:

(a)	including, if positive, the earnings before interest, tax, depreciation and amortisation (calculated on the same basis as EBITDA) of an Acquired Entity acquired during the Relevant Period for any part of that Relevant Period prior to the date of completion of the acquisition of that Acquired Entity; and

(b)	excluding the earnings before interest, tax, depreciation and amortisation (calculated on the same basis as EBITDA) attributable to any Disposed Entity disposed of during the Relevant Period prior to the date of completion of the disposal of that Disposed Entity.

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“Borrowings” means, at any time, the outstanding principal, capital or nominal amount of any Financial Indebtedness of the Group excluding indebtedness owed by one Group Company to another Group Company, all pension related liabilities and Financial Indebtedness under paragraph (f) of the definition thereof or under paragraph (l) thereof (to the extent relating to Financial Indebtedness under paragraph (f) thereof).

“Budgeted Capital Expenditure Limit” means, for a Financial Year, the level set out for Capital Expenditure for that Financial Year in the Base Case Model plus 15 per cent. headroom.

“Business Acquisition” means the acquisition by a Group Company of a company, any shares or securities or a business or undertaking (or, in each case, any interest in any of them) or the incorporation of a company or investment in a Joint Venture.

“Business Disposal” means the disposal of a Group Company, the business or assets of a Group Company or investments in a Joint Venture.

“Capital Expenditure” means any expenditure or obligation in respect of expenditure which, in accordance with the Accounting Principles, is treated as capital expenditure (including the capital element of any expenditure or obligation incurred in connection with Capitalised Lease Obligations) but excluding any non-cash expenditure and only taking into account the actual cash payment made where assets are replaced and part of the purchase price is paid by way of part exchange.

“Capital Expenditure Limit” means, for a Financial Year, the aggregate of:

(a)	the Budgeted Capital Expenditure Limit for that Financial Year; and

(b)	any Capital Expenditure for that Financial Year funded from Acceptable Funding Sources.

“Capitalised Lease Obligations” means, with respect to any person, any rental obligation (including any hire purchase payment obligation) which, under the Accounting Principles, would be required to be treated as a Finance Lease or otherwise capitalised in the audited financial statements of that person, but only to the extent of that treatment and excluding, for the avoidance of doubt, any cash expenditure arising from an operating lease or lease which, in accordance with the Accounting Principles, is treated as an operating lease.

“Cash” means, at any time, cash in hand or at bank and (in the latter case) credited to an account in the name of a Group Company with an Approved Bank and to which a Group Company is alone (or together with other Group Companies) beneficially entitled and for so long as:

(a)	that cash is repayable within 30 days of the relevant date of calculation;

(b)	repayment of that cash is not contingent on the prior discharge of any other Financial Indebtedness of any Group Company or of any other person whatsoever or on the satisfaction of any other condition outside the control of the Group Companies;

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(c)	there is no Security over that cash except for Transaction Security or any Permitted Security constituted by a netting or set-off arrangement entered into by Group Companies in the ordinary course of their banking arrangements; and

(d)	the cash is freely and (except as mentioned in paragraph (a) above and to the extent of any Transaction Security or Permitted Security) immediately available (or, in the case of term deposits, available at the expiry of the applicable term of such deposit or at any time subject to any loss of interest upon breaking the applicable term of such deposit) to be applied in repayment or prepayment of the Facility, and shall include cash in tills and cash in transit.

“Cashflow” means, in respect of any Relevant Period, EBITDA for that Relevant Period without any double counting:

(a)	plus (to the extent not included in EBITDA) the amount of any rebate, credit or indemnity payment in respect of any Tax actually received in cash by any Group Company during that Relevant Period and minus all amounts of Tax actually paid during that Relevant Period;

(b)	plus (to the extent not included in EBITDA) the amount of any dividends or other profit distributions or loan repayments received in cash by any Group Company during that Relevant Period from any entity which is not itself a Group Company and minus (to the extent not already deducted in determining EBITDA) the amount of any dividends paid in cash during that Relevant Period to non-controlling interests in Group Companies;

(c)	minus all Capital Expenditure and any Permitted Acquisitions actually funded by Group Companies during that Relevant Period except to the extent funded from Acceptable Funding Sources (other than any Cure Amount to the extent already included in Cashflow);

(d)	plus any decrease and minus any increase of Working Capital between the beginning and end of that Relevant Period;

(e)	minus all non-cash credits and release of provisions and plus all non-cash debits and other non-cash charges and provisions included in establishing EBITDA for that Relevant Period;

(f)	plus any positive and minus any negative Exceptional Items, received or which are paid by any Group Company in cash during that Relevant Period to the extent not already taken into account in calculating EBITDA for that Relevant Period and save to the extent funded from Acceptable Funding Sources (other than any Cure Amount to the extent already included in Cashflow);

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(g)	plus all cash receipts and minus all payments in cash during that Relevant Period in relation to any post-employment benefit scheme to the extent that those cash payments are not already taken into account in calculating EBITDA for that Relevant Period;

(h)	plus the proceeds of business interruption insurance received in cash during that Relevant Period to the extent that those proceeds are not already taken into account in calculating EBITDA for that Relevant Period;

(i)	minus any Pending Acquisition Amount but plus any Pending Acquisition Amount for a previous Financial Year if the relevant investment was not completed;

(j)	minus any Permitted Payments (other than those funded from Acceptable Funding Sources) and any fees paid to the Agent, the Security Agent or any agent or security agent in respect of any Financial Indebtedness;

(k)	minus any start-up losses for new entities or operations and losses related to discontinued operations paid in cash and any restructuring charges related to employee terminations, closings of facilities and relocations of plant, property and equipment paid in cash; and

(l)	minus all payments in cash during that Relevant Period of Interest Payable which do not constitute Net Cash Interest Costs.

“Cashflow Cover” means, in respect of any Relevant Period, the ratio of Cashflow for that Relevant Period to Debt Service for that Relevant Period.

“Current Assets” means the aggregate (on a consolidated basis) of the gross value of inventory, trade and other receivables of each Group Company including sundry debtors (but excluding Cash and Cash Equivalent Investments) maturing within twelve months from the date of computation and including lease prepayments and excluding:

(a)	receivables in relation to rebates for tax on profits;

(b)	Insurance Claims;

(c)	extraordinary items, exceptional items and other non-operating items; and

(d)	any accrued Interest owing to any Group Company.

“Current Liabilities” means the aggregate (on a consolidated basis) of all liabilities (including trade creditors, accruals, provisions, prepayments, unearned revenues and sundry creditors) of each Group Company falling due within twelve months from the date of computation but excluding:

(a)	liabilities for Financial Indebtedness (including the costs of raising that Financial Indebtedness) and Interest Payable;

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(b)	liabilities for tax on profits;

(c)	liabilities for Capital Expenditure; and

extraordinary items, exceptional items and other non-operating items.

“Debt Service” means, in respect of any Relevant Period, (without double counting) the aggregate of:

(a)	Net Cash Interest Costs for that Relevant Period;

(b)	the aggregate of all scheduled payments of principal of any Borrowings of Group Companies falling due during that Relevant Period excluding, for the avoidance of doubt, any voluntary or mandatory prepayment of those Borrowings and taking into account any reduction in those scheduled payments resulting from a voluntary or mandatory prepayment and excluding any amounts falling due under any overdraft or revolving facility which were available for simultaneous redrawing according to the terms of such facility but for any voluntary cancellation; and

(c)	the amount of the capital element of any payments in respect of that Relevant Period payable by any Group Company under any Capitalised Lease Obligations,

but, in each case, excluding the repayment (including by way of acquisition) of any Financial Indebtedness as part of the Merger or any Permitted Acquisition and the refinancing of any Borrowings.

“Disposed Entity” means the subject of a Business Disposal.

“EBITDA” means, for any Relevant Period, the consolidated operating profit (or loss) of the Group from ordinary activities without double counting:

(a)	before deducting Interest Payable (for the purpose of this deduction only, including capitalised Interest and amortisation of arrangement, underwriting and participation fees and similar issue costs, agency fees, repayment and prepayment premiums, and fees or costs);

(b)	before deducting any amount of Tax paid, payable or accruing for payment by any Group Company during that Relevant Period;

(c)	after adding back (to the extent otherwise deducted) any amount attributable to amortisation or impairment of intangible assets (including amortisation, impairment or write-down of any goodwill, intangible asset or equity investment arising on the Merger, any Permitted Acquisition or any Permitted Joint Venture Investment and of the Transaction Costs) and depreciation or impairment of tangible assets;

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(d)	after adding back any non-cash provision, charge, cost or expense in each case related to (i) any stock option incentive or management equity plan or (ii) any share, equity, phantom equity, warrant or option-based compensation of officers, directors or employees of Group Companies accrued during that Relevant Period;

(e)	excluding (to the extent included) Interest Income;

(f)	excluding any Exceptional Items;

(g)	after deducting the amount of profit (or adding back the loss) of any Group Company which is attributable to any non-controlling interests;

(h)	after deducting the amount of profit of any Non-Group Entity to the extent that the amount of such profit which is included in the financial statements of the Group exceeds the amount received or receivable in cash by Group Companies through distributions by that entity (including any return from a Joint Venture (including by way of redemption of interest, repayment of, or payment of interest on, a loan, dividend or distribution and return of assets transferred) or similar return from any other Non-Group Entity) and after adding back, to the extent not already included in EBITDA, the amount received or receivable in cash by Group Companies through distributions by Non-Group Entities (including any return from a Joint Venture (including by way of redemption of interest, repayment of, or payment of interest on, a loan, dividend or distribution and return of assets transferred) or similar return from other Non-Group Entity) to the extent it exceeds the amount of such profit which is included in the financial statements of the Group;

(i)	after adding back any loss, or deducting any gain, constituted by any mark-to-market or similar valuation adjustment implemented as a result of equity accounting (with respect to any interest of any Group Company in any Non-Group Entity);

(j)	before taking into account any realised or unrealised gains or losses on any derivative instrument (without, in each case, double counting with reference to the definition of Net Cash Interest Costs);

(k)	before taking into account any income or charge (including any deemed finance charge) attributable to a post-employment benefit scheme other than the current service costs attributable to the scheme;

(l)	after adding back (to the extent otherwise deducted) Transaction Costs and any fee, commission, cost, charge or expense in each case related to any actual or attempted equity or debt offering or financing, investment (including any Joint Venture Investment), acquisition (including any Permitted Acquisition and any Permitted Joint Venture Investment), disposal or incurrence of Permitted Financial Indebtedness (whether or not, in each case, consummated);

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(m)	after adding the proceeds of any business interruption or similar insurance received during the Relevant Period;

(n)	before taking into account and without any double counting any gains or losses arising on:

(i)	disposals or write downs of non-current assets; or

(ii)	litigation settlements;

(o)	before taking into account the amount of any loss or gain against book value arising on (i) a disposal (other than in the ordinary course of trading) or (ii) revaluation, of any asset during that Relevant Period;

(p)	before taking into account any fees permitted to be paid to the Investors, the Agent, the Security Agent or any agent or security agent in respect of any Financial Indebtedness during that Relevant Period;

(q)	before taking into account any start-up losses for new entities or operations and losses related to discontinued operations and any restructuring charges and costs related to employee terminations, closings of facilities and relocations of plant, property and equipment, subject to a maximum amount of US$5,000,000 being taken into account by application of this paragraph in any Relevant Period;

(r)	after deducting any other non-cash gain, and after adding back any other non-cash expense (provided that, to the extent that any non-cash expense is added back in the calculation of EBITDA for any Relevant Period and such expense becomes a cash expense or otherwise becomes payable in cash in any subsequent Relevant Period, such expense shall be deducted in the calculation of EBITDA for such subsequent Relevant Period); and

(s)	after adding back (to the extent otherwise deducted) any expense in relation to amounts paid by any Group Company in respect of the purchase of shares (or rights in respect of shares) in Group Companies from directors, officers or employees of the Group upon termination of the employment of such employees with the Group.

“Exceptional Items” means any items that are exceptional, non-recurring, extraordinary or one-off representing gains or losses, including those arising on:

(a)	the restructuring of the activities of an entity and costs (including for the avoidance of doubt, all costs and expenses relating to redundancy, compliance costs and expenses, closure and make-good costs, asset relocation costs not capitalised, consultants’ and recruitment fees, legal fees, compensation to departing management and head-count reduction, and asset write-downs and temporary costs associated with transactional services and costs of new personnel and creation or reversal of any related provisions) and reversals of any provision for the cost of restructuring;

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(b)	disposal, revaluations or impairment of non-current assets; and

(c)	disposals of assets associated with discontinued operations.

“Excess Cashflow” means the result (if positive) of Cashflow for a Financial Year (the “Excess Cashflow Financial Year”) less A and plus B where:

A is the aggregate of:

(a)	Debt Service for the Excess Cashflow Financial Year;

(b)	the aggregate amount of voluntary prepayments (unless funded from an Acceptable Funding Source) and mandatory prepayments (to the extent the relevant item was included in Cashflow) of Financial Indebtedness by Group Companies during the Excess Cashflow Financial Year (which includes any payment of a mandatory prepayment to any cash collateral account of amounts included in Cashflow, without double counting when the actual prepayment is made);

(c)	any amount forming part of Cashflow for the Excess Cashflow Financial Year which is an Acceptable Funding Source (other than as a result of paragraph (a) of the definition of “Retained Cash”);

(d)	the Unused Amount for the Excess Cashflow Financial Year;

(e)	(to the extent included in Cashflow) amounts claimed but not received under business interruption or similar insurance during the Excess Cashflow Financial Year; and

(f)	(to the extent not otherwise taken into account in Cashflow) any Permitted Payments during the Excess Cashflow Financial Year; and

B is the aggregate of:

(a)	any amounts claimed in respect of a previous Financial Year from business interruption insurance (or its equivalent) but not received in cash by the date of determination of Excess Cashflow for that previous Financial Year which are received in cash in the Excess Cashflow Financial Year; and

(b)	the Unused Amount for the immediately preceding Financial Year if not spent in the Excess Cashflow Financial Year.

“Finance Lease” means any lease or hire purchase contract which would, in accordance with the Accounting Principles, be treated as a finance or capital lease.

“Financial Quarter” means each period of three months ending on a Quarter Date.

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“Financial Year” means the annual accounting period of the Group ending on or about 31 December in each year.

“Interest” means interest and amounts in the nature of interest paid or payable in respect of any Borrowings including, without limitation:

(a)	the interest element of Capitalised Lease Obligations;

(b)	discount and acceptance fees payable (or deducted) in respect of any Borrowings;

(c)	fees payable in connection with the issue or maintenance of any bond, letter of credit, guarantee or other assurance against financial loss which constitutes Borrowings and is issued by a third party on behalf of a Group Company; and

(d)	commitment, utilisation and non-utilisation fees payable or incurred in respect of Borrowings,

but excluding all arrangement, underwriting and participation fees and similar issue costs, agency fees, premia, fees and costs payable on repayment or prepayment of Borrowings, Merger Costs, costs relating to any Permitted Acquisition and any amortisation of any such fees, costs or premia, any fronting arrangements, any capitalised interest or other non-cash return, any withholding tax on interest received or paid, any amounts that are payable in respect of any Borrowings that are repaid (including by way of acquisition) as part of the Merger or a Permitted Acquisition, any realised or unrealised gains or losses on any financial instrument (other than any derivative instrument which is accounted for on a hedge accounting basis) and any interest cost or expected return on plan assets in relation to any post-employment benefit scheme.

“Interest Cover” means the ratio of EBITDA to Net Cash Interest Costs of Group Companies in respect of any Relevant Period.

“Interest Income” means, for a Relevant Period, the amount of Interest accrued (whether or not received) due to Group Companies during that Relevant Period and any interest payable to a Group Company on any Cash or Cash Equivalent Investments.

“Interest Payable” means, for a Relevant Period, the aggregate of Interest, commission and other recurrent financial expenses accrued (whether or not paid or capitalised) in respect of any Borrowings of any Group Company during that Relevant Period but excluding any capitalised Interest, the amount of any discount amortised and any other non-cash Interest charges during that Relevant Period and calculated on the basis that:

(a)	the amount of Interest accrued will be increased by an amount equal to any amount payable by Group Companies under hedging agreements in relation to that Relevant Period, but for the avoidance of doubt does not include any unrealised hedging arrangements; and

(b)	the amount of Interest accrued will be reduced by an amount equal to any amount payable to Group Companies under hedging agreements in relation to that Relevant Period, but for the avoidance of doubt does not include any unrealised hedging arrangements.

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“Leverage” means the ratio of Net Debt on the last day of a Relevant Period to Adjusted EBITDA in respect of that Relevant Period.

“Net Cash Interest Costs” means, for a Relevant Period, the amount of Interest Payable during that Relevant Period less Interest Income during that Relevant Period.

“Net Debt” means, at any time, the aggregate amount of all obligations of the Group for or in respect of Borrowings at that time (without double counting) but:

(a)	deducting the aggregate amount of Cash and Cash Equivalent Investments held by any Offshore Group Company at such time (but only to the extent of any Borrowings of the Offshore Group Companies);

(b)	deducting the aggregate amount of Cash and Cash Equivalent Investments held by any Onshore Group Company at such time (but only to the extent of any Borrowings of the Onshore Group Companies); and

(c)	deducting the amount of cash collateral securing or supporting Borrowings at that time (including the balance of the Reserve Account at that time),

and so that no amount shall be included or excluded more than once and, provided that, for the purposes of Net Debt, to the extent the amount drawn under any revolving facilities at the end of a Relevant Period exceeds the average drawn amount under those revolving facilities during the Relevant Period, such excess shall not form part of Net Debt.

“New Equity” means the cash proceeds of fully paid ordinary or non-redeemable preference shares in the Company or fully paid redeemable shares in the Company with a redemption date at least six Months after the maturity of the Facility, which are issued to the Parent for cash after the Closing Date and the issue of which is not expressly contemplated in the Structure Memorandum.

“New Shareholder Injections” means the aggregate amount of New Equity and/or New Subordinated Liabilities.

“New Subordinated Liabilities” means Subordinated Liabilities arising after the Closing Date.

“Non-Group Entity” means an investment or entity (which is not itself a Group Company (including associates and Joint Ventures)) in which any Group Company has an ownership interest.

“Pending Acquisition Amount” means, in respect of a Financial Year, the aggregate cash amounts to be paid in respect of the consideration for Permitted Acquisitions and Permitted Joint Venture Investments for which a Group Company has entered into a commitment by no later than the date which is three months before the end of that Financial Year and completed by no later than the date which is three months following the commencement of the following Financial Year, provided that the Pending Acquisition Amount shall be reduced by the amount of Retained Cash to be applied in payment of consideration for such Permitted Acquisitions or Permitted Joint Venture Investments.

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“Quarter Date” means each of 31 March, 30 June, 30 September and 31 December.

“Relevant Period” means each period of twelve months ending on or about the last day of a Financial Year and each period of twelve months ending on or about a Quarter Date.

“Relevant Synergy Benefits” means the pro forma cost savings reasonably anticipated to be achieved by the Group as a result of a Permitted Investment in the period from the date of completion of that Permitted Investment to the date falling 12 months thereafter net of the cost of achieving those savings as set out in projections prepared by the Company and provided to the Agent (certified by the chief financial officer of the Company and one of the “big four” accountancy firms has advised the Company that the assumptions underlying the projected pro forma cost savings are reasonable), provided that:

(a)	the maximum amount of such pro forma cost savings in respect of a particular acquisition which may qualify as Relevant Synergy Benefits for the purpose of the Facility Agreement may not exceed an amount equal to the higher of (i) 10% of the Consolidated EBITDA of the enlarged Group and (ii) 25% of the EBITDA of the business acquired pursuant to the Permitted Acquisition;

(b)	the Group is using reasonable endeavours to implement the plan to achieve those cost savings; and

(c)	such pro forma cost savings shall only be taken into account in any calculation only for so long as the Chief Financial Officer of the Company still reasonably anticipates those cost savings can be achieved by the Group and without duplication (or exceeding) of the net cost savings actually realised and already included in EBITDA for a Relevant Period (or part thereof).

“Trade Instruments” means any performance bonds or advance payment bonds or documentary letters of credit issued in respect of the obligations of any Group Company arising in the ordinary course of trading of that Group Company.

“Working Capital” means, on any date, Current Assets less Current Liabilities.

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Schedule 4
Certain Definitions and interpretation provisions

“Acceleration Event” means an Event of Default in respect of the Agent has taken any action pursuant to the acceleration provisions in the Facility Agreement.

“Acceptable Funding Sources” means:

(a)	New Shareholder Injections;

(b)	any Retained Cash; and

(c)	Permitted Financial Indebtedness,

in each case, which have not been and which are not required to be applied in prepayment of the Facility and to the extent not otherwise allocated or utilised for a purpose not restricted under the Finance Documents.

“Accounting Principles” means, in the case of the Company, US GAAP and, in the case of any other Group Company, the equivalent to IFRS in the jurisdiction of incorporation of that Group Company or, in the absence of such standards, generally accepted accounting principles in the jurisdiction of incorporation of that Group Company.

“Additional Facility Documents” means the documents entered into or to be entered into in connection with an Additional Facility.

“Additional Guarantor” means a Group Company which accedes as a Guarantor under the Facility Agreement as contemplated in this Term Sheet.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agreed Security Principles” means the principles set out in Schedule 5  (Agreed Security Principles) to this Term Sheet.

“Approved Bank” means:

(a)	a Finance Party or any Affiliate of a Finance Party;

(b)	Agricultural Bank of China (农业银行);

(c)	Bank of Changsha (长沙银行);

(d)	Bank of Chengdu (成都银行);

(e)	Bank of China (中国银行);

(f)	Bank of Communications (交通银行);

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(g)	Bank of Guiyang (贵阳商行);

(h)	Bank of Ningxia (宁夏银行);

(i)	Bank of Shanghai (上海银行);

(j)	Bank of Xi’an (西安银行);

(k)	China CITIC Bank (中信银行);

(l)	China Construction Bank (建设银行);

(m)	China Everbright Bank (光大银行);

(n)	China Guangfa Bank (广发银行);

(o)	China Merchants Bank (招商银行);

(p)	Industrial and Commercial Bank of China (工商银行);

(q)	Industrial Bank (兴业银行);

(r)	Liangyungang Orient Rural Cooperation Bank (连云港东方农村合作银行);

(s)	Shenzhen Development Bank (深发银行);

(t)	Shanghai Pudong Development Bank (浦发银行);

(u)	Xiamen International Bank (厦门国际银行);

(v)	any bank or financial institution which has a rating for its long-term debt obligations of A- or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or A3 or higher by Moody’s Investor Services Limited or a comparable rating from an internationally recognised credit rating agency; or

(w)	any other bank or financial institution approved by the Agent (acting reasonably).

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration, in each case, as required by law.

“Base Case Model” means the financial model including profit and loss, balance sheet and cashflow projections relating to the Group (for these purposes assuming Completion has occurred) prepared by the Sponsor and agreed with the Mandated Lead Arrangers.

“Budget” means the annual operating budget of the Group, which shall include (a) a projected consolidated profit and loss statement, (b) a balance sheet, and (c) a cash flow statement.

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“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Hong Kong and Beijing and, in relation to any date for payment, New York.

“Cash Equivalent Investments” means at any time:

(a)	certificates of deposit or time deposits (in each case) maturing within one year after the relevant date of calculation and issued by an Approved Bank;

(b)	any investment in marketable debt obligations maturing within one year after the relevant date of calculation which are not convertible into any other security, issued or guaranteed by a government, Governmental Agency or multilateral intergovernmental organisation which is rated at least A-1 by Standard & Poor’s Rating Services, F1 by Fitch Ratings Ltd or P-1 by Moody's Investors Services Limited;

(c)	any investment in debt securities maturing within one year after the relevant date of calculation which are not convertible into any other security are rated either A-1 or higher by Standard & Poor’s Rating Services, F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investor Services Limited (or, if no rating is available in respect of the debt securities, the issue of which has, in respect of its long-term debt obligations, an equivalent rating);

(d)	commercial paper not convertible or exchangeable to any other security:

(i)	for which a recognised trading market exists;

(ii)	which matures within one year after the relevant date of calculation; and

(iii)	which has a credit rating of either A-1 or higher by Standard & Poor's Rating Services, F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody's Investor Services Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(e)	investments accessible within three months in money market funds which:

(i)	have a credit rating of either A-1 or higher by Standard & Poor’s Rating Services, F-1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investor Services Limited; and

(ii)	invest substantially all of their assets in securities of the types described in paragraph (a) to (d) above;

(f)	time deposit accounts, certificates of deposit and money market deposits with (i) Bank of China, Industrial and Commercial Bank of China, China Construction Bank and China Merchants Bank or (ii) any other bank or trust company organised under the laws of the PRC whose long-term debt is rated as high or higher than of those entities listed in (i); or

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(g)	any other debt security approved by the Agent (acting on the instructions of the Majority Lenders, with each Lender acting reasonably),

in each case, to which any Group Company is beneficially entitled at that time and which is not issued or guaranteed by any Group Company or subject to any Security Interest (other than Permitted Security).

“Certain Funds Event” means:

(a)	the initial conditions precedent documents and evidence have not been delivered;

(b)	a Major Representation is not correct in any material respect or will not be correct in any material respect (in each case, to the extent not already subject to materiality) immediately after the Loan is made;

(c)	a Major Default is continuing;

(d)	it is or would be illegal for the relevant Lender to lend; or

(e)	a Change of Control has occurred.

“Certain Funds Period” means the period commencing on the Signing Date and ending on the date which is the earlier of (and including) (i) the Closing Date, (ii) the date on which the Merger Agreement lapses, terminates or otherwise ceases to have effect, and (iii) 6 months from the date of the Mandate Letter.

“Change of Control” means the Investors cease to control the Company, where “control” means:

(a)	Pre-IPO - (i) the ownership of (directly or indirectly) more than 66.66% of the total voting power or issued share capital of the Company (the “Required Percentage”) and the Sponsors (other than Mr. Boquan He and Mr. Nanyang Zheng) have the power to own (directly or indirectly) more than 50.1% of the Required Percentage; or (ii) the Sponsors (other than Mr. Boquan He and Mr. Nanyang Zheng) having the ability (directly or indirectly) to appoint half of the directors on the board of the Borrower and having a veto right in relation to one director from the management team; and

(b)	Post IPO - (i) the ownership of (directly or indirectly) more than 30% of the total voting power or issued share capital of the Company; or (ii) the holding of a greater percentage of the total voting power of the Company than any third party.

“Clean-Up Date” means, in respect of the Merger, the date falling 90 days after the Closing Date and, in respect of any Permitted Acquisition, the date falling 90 days from the closing of that Permitted Acquisition.

“Clean-Up Default” means any of the events of default in Part D (Events of Default) of Schedule 2 to this Term Sheet other than in relation to non-payment, insolvency, insolvency proceedings, creditors’ process, unlawfulness and invalidity, intercreditor agreement and repudiation and rescission.

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“Clean-Up Representation” means any of the representations in Part A (Representations) of Schedule 2 of this Term Sheet.

“Clean-Up Undertaking” means any of the information undertakings in Part B (Information undertakings) or the general undertakings in Part C (General undertakings) of Schedule 2 of this Term Sheet (other than in relation to security and guarantees, further assurances and conditions subsequent (if any)).

“Company Disclosure Schedule” has the meaning given to that term in the Merger Agreement.

“Competitor” means any person or entity (other than a Group Company) principally engaged in the hotel and lodging industry and each Affiliate of such person or entity engaged in such activities.

“Compliance Certificate” means a certificate of the Company, signed by two authorised signatories (one of whom is a director of the Company), confirming compliance or otherwise with the financial undertakings.

“Confidential Information” means all information relating to the Parent, the Company, any Obligor, the Group, the Target Group, the Merger, the Finance Documents or the Facility which is provided to a Finance Party (the “Receiving Party”) in relation to the Merger, the Finance Documents or the Facility by an Investor, the Parent, the Company, the Group, the Target Group or any of their Affiliates or advisers (the “Providing Party”), in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(a)	is or becomes public information other than as a direct or indirect result of any breach by the Receiving Party of a confidentiality agreement to which that Receiving Party is party;

(b)	is identified in writing at the time of delivery as non-confidential by the Providing Party; or

(c)	is known by the Receiving Party before the date the information is disclosed to the Receiving Party by the Providing Party or is lawfully obtained by the Receiving Party after that date, from a source which is, as far as the Receiving Party is aware after due and careful enquiry, unconnected with the Investors, the Parent, the Company, the Group and the Target Group and which, in either case, as far as the Receiving Party is aware after due and careful enquiry, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Conflicted Lender” means any Lender (which term, for the purposes of this definition shall include any Affiliate of that Lender) which is or is acting on behalf of (including in its capacity as the grantor of a sub-participation or sub-contract carrying economic, voting and/or information rights, or any other agreement pursuant to which such rights may pass) either:

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(a)	a Competitor;

(b)	an investor or equity holder in a Competitor; or

(c)	an adviser to any such person referred to in (a) or (b) above,

in each case whether before or after such person becomes a Lender and including where a Lender notifies the Agent that it is such (in a Transfer Certificate or otherwise) and where it has been notified as such to the Agent by the Company (acting reasonably and in good faith), provided that a Lender will not be deemed to be a Conflicted Lender solely by virtue of that Lender:

(i)	dealing in shares in or securities of a Competitor, where the relevant teams and employees engaged in such dealings operate on the public side of an Information Barrier; or

(ii)	becoming an investor or equity holder in a Competitor as a consequence of a debt-for-equity swap in, or enforcement of security over shares of, that Competitor; provided that the relevant teams and employees involved in such transactions are separated from any teams or employees working in relation to the Group and the Finance Documents (and related transactions) by way of an Information Barrier; or

(iii)	engaging in any M&A or other advisory activity in relation to or on behalf of a Competitor, provided that the relevant teams and employees involved in such advisory activity are separated from any teams or employees working in relation to the Group and the Finance Documents (and related transactions) by way of an Information Barrier; or

(iv)	being an investor or equity holder in a Competitor through a separately managed private equity investment fund owned or managed by that Lender, provided that the relevant teams and employees involved in such private equity fund are separated from any teams or employees working in relation to the Group and the Finance Documents (and related transactions) by way of an Information Barrier.

“Constitutional Documents” means the constitutional documents (or equivalent) of the Company.

“Core Business” means the hotel and lodging industry and any business or activity ancillary or complementary thereto.

“Default” means an Event of Default or an event or circumstance which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default, provided that any such event which requires the satisfaction of a condition as to materiality before it becomes an Event of Default shall not be a Default until that condition is satisfied.

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“Defaulting Lender” means a Non-Funding Lender, a Lender which has otherwise rescinded or repudiated any of its material obligations under a Finance Document or a Lender with respect to which an Insolvency Event has occurred and is continuing.

“Deferred Consideration” means, in relation to a Permitted Acquisition, any vendor loan, earn out or other deferred payment arrangement entered into in connection with that Permitted Acquisition.

“Disposal Proceeds” means the Net Proceeds of any disposal made by any Group Company except for Excluded Disposal Proceeds.

“Drawdown Request” means the request in the form to be scheduled to the Facility Agreement pursuant to which the Company will make a request to the Lenders for the Loan to be issued.

“Entrustment Loans” means loans between Onshore Group Companies on the basis of customary entrustment loan structures provided by financial institutions in the PRC.

“Excess Cashflow Basket” means an amount for each Financial Year equal to the amount set out in Part C of SCHEDULE 6 (Excess Cashflow Prepayment Grid) to this Term Sheet.

“Excluded Disposal Proceeds” means any proceeds of a disposal:

(a)	which is a Permitted Disposal (other than those described in paragraphs (d), (g), (k), (l), (m), (o), (p) and (q) of that definition);

(b)	where the Net Proceeds of that disposal are less than US$1,000,000 (or its equivalent);

(c)	which are applied or committed or designated to be applied in reinvestment in similar assets or for financing Capital Expenditure (or refinancing Capital Expenditure incurred in the 12 months immediately prior to the relevant disposal) within 12 months of when those proceeds are received (and if committed or designated in that period are actually applied within 18 months of receipt); or

(d)	which, when aggregated with the Net Proceeds from other disposals received by Group Companies in that Financial Year, do not exceed US$5,000,000 (or its equivalent).

“Excluded Insurance Claim Proceeds” means any proceeds of an Insurance Claim:

(a)	in respect of business interruption, or which are applied to meet or cover any third party, public liability, personal injury, workers’ compensation, directors’ and officer’s liability or similar claims in respect of which the claim was made;

(b)	where the Net Proceeds are less than US$1,000,000 (or its equivalent);

(c)	which are applied or committed or designated to be applied in the replacement, reinstatement and/or repair of the assets (or reimbursement of a Group Company for funding any of the foregoing), or otherwise in amelioration of the loss, in respect of which the relevant insurance claim was made, in each case, within 12 months of when those proceeds are received (and if committed or designated in that period are actually applied within 18 months of receipt); or

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(d)	which, when aggregated with the Net Proceeds from other Insurance Claims received by Group Companies in that Financial Year, do not exceed US$5,000,000 (or its equivalent).

“Excluded Reports Claims Proceeds” means any proceeds of a Reports Claim:

(a)	which are applied or committed or designated to be applied to satisfy (or reimburse a Group Company which has discharged) a liability of a Group Company, in compensation for a loss or in reinstatement of an asset within, in each case, 12 months of when those proceeds are received (and if committed or designated in that period are actually applied within 18 months of receipt);

(b)	where the Net Proceeds are less than US$1,000,000 (or its equivalent); or

(c)	which, when aggregated with the Net Proceeds from other Reports Claims received by Group Companies in that Financial Year, do no exceed US$5,000,000 (or its equivalent).

“Existing Joint Venture” means a Joint Venture in existence at Completion or a Joint Venture in respect of which a contractual commitment relating to the entry into of that Joint Venture has been entered into (i) prior to the date of the Mandate Letter (and disclosed in writing by the Company to the Mandated Lead Arrangers) or (ii) after the date of the Mandate Letter but on or prior to the Closing Date by the Target or a member of the Target Group in accordance with the terms of the Merger Agreement (provided such action required no approval or consent from an Original Obligor to be permitted thereunder).

“Exit” means a Change of Control or a sale (in a single transaction or a series of related transactions) of all or substantially all of the assets of the Group.

“Finance Documents” means the Facility Agreement, any Fee Letter, any Transaction Security Document, any transfer certificate, any accession letter/deed, any resignation letter/deed, any request for the Loan or selection of an Interest Period, the Intercreditor Agreement, (for certain purposes only), any Hedging Agreement, the Hedging Letter and/or any other document designated as such by the Company and the Agent.

“Finance Parties” means the Lenders, the Mandated Lead Arrangers, the Agent, the Security Agent, and, for certain purposes only, each Hedge Counterparty which has acceded to the Facility Agreement.

“Financial Indebtedness” means, at any time, the aggregate outstanding principal, capital or nominal amount of any indebtedness of Group Companies for or in respect of:

(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	any acceptance under any acceptance credit facility or dematerialised equivalent;

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(c)	any note purchase facility or the issue of bonds (but not Trade Instruments), notes, debentures, loan stock or any similar instrument;

(d)	any Capitalised Lease Obligations;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse (as regards the ability of the debtor of the relevant receivables to pay) basis);

(f)	any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of termination or close-out of that Treasury Transaction, that due amount) as at that time shall be taken into account);

(g)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution including in respect of:

(i)	an underlying liability (but not, in any case, Trade Instruments) of an entity which is not a Group Company which liability would fall within some of the other paragraphs of this definition; or

(ii)	any liabilities of any Group Company relating to any post-retirement benefit scheme;

(h)	the acquisition cost of any asset where the deferred payment (including Deferred Consideration) is arranged primarily as a method of raising finance and is treated as a borrowing in accordance with the Accounting Principles and/or in circumstances where the due date for payment is more than 120 days after the expiry of the period customarily allowed by the relevant supplier (save where the payment deferral results from non or delayed satisfaction of contract terms by the supplier or from contract terms establishing payment schedules tied to total or partial contract completion and/or to the results of operational testing procedures);

(i)	the sale price of any asset to the extent paid by the person liable before the time of sale or delivery where such advance payment is arranged primarily as a method of raising finance and is treated as a borrowing in accordance with the Accounting Principles;

(j)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing and required to be classified as a borrowing under the Accounting Principles;

(k)	shares which are expressed to be redeemable (otherwise than solely at the option of the issuer) prior to the date falling 6 months after the Termination Date; and

(l)	(without double counting) the amount of any liability in respect of any guarantee for any of the items described (and subject to the limitations set out) in paragraphs (a) to (k) above.

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“Funds Flow Statement” means the statement showing the funds flow on Completion (including the borrowing and lending of money pursuant to the Facility Agreement).

“Governmental Agency” means any government or any governmental agency, semi-governmental or judicial entity or authority (including, without limitation, any stock exchange or any self-regulatory organisation established under statute).

“Group” means the Company and each of its Subsidiaries for the time being.

“Group Company” means a member of the Group.

“Group Structure Chart” means the structure chart of the Group attached to the certificate of the Company delivered as a condition precedent under the Facility Agreement.

“Hedge Counterparty” means a Lender.

“Hedging Agreement” means any master agreement, confirmation, schedule or other agreement entered into or to be entered into by a Group Company and a Hedge Counterparty for the purpose of hedging the types of liabilities and/or risks which, at the time that the master agreement, confirmation, schedule or other agreement is entered into are contemplated by the Hedging Letter.

“Hedging Letter” means the letter dated on or before the Signing Date between the Agent and the Company describing the hedging arrangements to be entered into in respect of the interest rate liabilities and/or exchange rate risks of the Group under the Finance Documents.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002.

“Increased Costs Lender” means a Lender to whom a Borrower is required to pay increased costs or to make a tax gross-up or tax indemnity payment.

“Information Barrier” means, in relation to a Lender, a system of controls and monitoring (including, but not limited to, physical segregation of employees and restrictions on access to and flow of information) sufficient to ensure that:

(a)	information relating to the Group and the Finance Documents (and related transactions) is not disclosed to any person who is or who is acting on behalf of either a Competitor or an investor or equity holder in a Competitor or who is engaged in any M&A or other advisory activity in relation to or on behalf of a Competitor; and

(b)	that information available to any team or employee who is or who is acting on behalf of either a Competitor or an investor or equity holder in a Competitor or who is engaged in any M&A or other advisory activity in relation to a Competitor is not disclosed to any team or employee acting in relation to the Group or the Finance Documents (and related transactions).

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“Information Memorandum” means the document in the form to be approved by the Company concerning the Original Obligors and the Target Group which, at the request of the Company and on its behalf is prepared in relation to the Transaction for the purposes of distribution by the Mandated Lead Arrangers to potential Lenders.

“Information Package” means:

(a)	the Base Case Model; and

(b)	the Reports.

“Initial Equity Investment” means an investment by the Investors, directly or indirectly, in the form of subscription for ownership interests in, or the making available of amounts which constitute Subordinated Liabilities to the Company (including by way of rollover of existing investments) of an amount which, in aggregate, is no less than 65 per cent. of the funded capital structure of the Company (such capital structure being constituted by the aggregate amount of such equity and the amount of those Subordinated Liabilities plus the drawn amount of the Facility as at the Closing Date and taking into account any contribution to be made by Target Group management after the Closing Date), provided that any reduction in the Merger Consideration at or before the Closing Date will by applied so as to reduce pro rata the Initial Equity Investment and the amount of the Facility.

“Initial Subordinated Loan Document” means a Subordinated Loan Document in place at the Closing Date pursuant to which any part of the Initial Equity Investment is made.

“Insurance Claim” means any claim under any insurance maintained by a Group Company.

“Insurance Claim Proceeds” means the Net Proceeds of any Insurance Claim except for Excluded Insurance Proceeds.

“Insolvency Event” in relation to a Finance Party means that the Finance Party:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)	institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

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(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has exercised in respect of it one or more of the stabilisation powers pursuant to Part 1 of the Banking Act 2009 and/or has instituted against it a bank insolvency proceeding pursuant to Part 2 of the Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the Banking Act 2009;

(g)	has a resolution passed for its winding-up, official management or liquidation other than pursuant to a consolidation, amalgamation or merger);

(h)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets;

(i)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(j)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (i) above; or

(k)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“IPO” means an initial public offering of the shares in the Company, any other Group Company or any Holding Company of a Group Company which does not constitute a Change of Control.

“IPO Proceeds” means the cash proceeds of an IPO after deducting:

(a)	fees, costs and expenses properly incurred in connection with or as a consequence of that IPO; and

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(b)	Taxes incurred and required to be paid or reserved (as reasonably determined by the Company) as a result of that IPO.

“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, association, joint venture or partnership or any other entity.

“Joint Venture Investment” means, in respect of a Joint Venture:

(a)	an amount subscribed for shares in, lent to, or invested in, that Joint Venture by any Group Company since the Closing Date;

(b)	the continuing amount of a contingent liability of a Group Company under any outstanding guarantee given in respect of the liabilities of that Joint Venture; and

(c)	an amount equal to the higher of the book value and the market value of assets transferred by any Group Company to that Joint Venture since the Closing Date,

provided that, for the avoidance of doubt, an amount will no longer be a Joint Venture Investment and deemed never to have been made on and from the date that the Joint Venture it relates to becomes a Group Company (and no longer a Joint Venture).

“Legal Reservations” means:

(a)	the principle that equitable remedies (or remedies that are analogous to equitable remedies in other jurisdictions) may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, court schemes, moratoria, administration, examinership, reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under any limitation laws, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of Taxes may be void and defences of set-off or counterclaim;

(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction; and

(d)	any other matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinion delivered to a Finance Party in connection with the Facility.

“Loan” means the loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

“Major Default” means any circumstance constituting an Event of Default under paragraph 1, 3 (insofar as it relates to any Major Undertaking), 4 (insofar as it relates to any Major Representation), 6, 7, 8, 9 or 15 of Part D of Schedule 2 (Events of Default) to this Term Sheet in relation to the Parent or the Company only.

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“Major Representation” means a representation or warranty given by the Parent or the Company under paragraphs 1 - 5, 18 or 21 of Part A of Schedule 2 (Representations) to this Term Sheet.

“Major Undertaking” means an undertaking described in paragraph 5, 7, 8, 9, 13, 14, 15, 16, 17, 18, 19or 25 of Part C or Schedule 2 (General Undertakings) to this Term Sheet as it relates to the Parent or the Company only.

“Mandate Letter” means the letter dated 8 February 2013 from the Mandated Lead Arrangers to the Company setting out the terms and conditions pursuant to which the Mandated Lead Arrangers agree to make available the Facility.

“Material Adverse Effect” means a materially adverse effect on:

(a)	the business, assets or financial condition of the Group (taken as a whole);

(b)	the ability of the Obligors (taken as a whole) to perform any of their payment obligations under any Finance Document and/or their obligations under Schedule 3 (Financial Undertakings); or

(c)	(subject to the applicable Legal Reservations and Perfection Requirements which are not overdue) the validity or the enforceability of the whole or any material part of any of the Finance Documents or any material rights or remedies of the Finance Parties (taken as a whole) under the Finance Documents or the effectiveness or ranking of any Security granted pursuant to any Finance Document which would be materially adverse to the interests of the Finance Parties, that, in each case for this paragraph (c), if capable of remedy, is not remedied within 20 Business Days of an Obligor first becoming aware of such event or circumstance or being given notice of such event or circumstance by the Agent.

“Material Company” means (a) each Structural Obligor; and (b) a Group Company whose consolidated gross assets or revenue represent more than 5 per cent. of the gross assets or revenue of the Group or which is a direct Holding Company of such a Group Company, provided however that no Group Company which is a Joint Venture will be a Material Company.

“Merger Consideration” means the aggregate of the Shareholder Consideration, the Vested Company Options Amount and the Restricted Cash Award Option Amount (if any) (each as defined in the Funds Flow Statement).

“Merger Costs” means all fees, costs (including any hedging costs) and expenses, stamp, registration and other Taxes incurred by the Company or any other Group Company in connection with the Merger or the Transaction Documents.

“Merger Documents” means the Merger Agreement, the Company Disclosure Schedule and any other document designated as such by the Company and the Agent.

“Merger Effective Time” has the meaning given to that term in the Merger Agreement.

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“Net Proceeds” means the cash proceeds received by a Group Company (and if the recipient is not a wholly owned Group Company the proceeds proportionate to the interest held by the Group in the recipient) of any disposal, Insurance Claim or Reports Claim after deducting:

(a)	all Tax incurred and required to be paid or reserved (as reasonably determined by the Company) by the seller or claimant in relation to the disposal, Insurance Claim or Reports Claim or the transfer of the proceeds thereof to another Group Company;

(b)	fees, costs and expenses (including, for the avoidance of doubt, reasonable legal fees, reasonable agents' commission, reasonable auditors' fees, reasonable out-of-pocket reorganisation costs (including redundancy, closure and other restructuring costs, both preparatory to, and in consequence of, the relevant disposal, Insurance Claim or Reports Claim)) properly incurred in connection with or as a consequence of the disposal, Insurance Claim or Reports Claim by any Group Company to a person who is not a Group Company;

(c)	any repayment of Financial Indebtedness (including any to an entity the subject of a disposal) or amounts owed to partners in Permitted Joint Ventures as a consequence of that disposal, Insurance Claim or Reports Claim; and

(d)	and in respect of a disposal only, amounts retained to cover indemnities, contingent and other liabilities in connection with the disposal, amounts to be repaid to the entity disposed of in respect of intra-Group indebtedness and third party debt secured on the assets disposed of which is to be repaid out of those proceeds.

“Non-Consenting Lender” means any Lender which does not consent to any decision requiring a waiver or amendment or other consent requested in respect of the Facility, if:

(a)	the Company, through the Agent, has requested a consent, waiver or amendment in relation to any Finance Document;

(b)	the consent, waiver or amendment in question requires the approval of all the Lenders or the Super Majority Lenders ; and

(c)	the Majority Lenders have agreed to that consent, waiver or amendment.

“Non-Funding Lender” means any Lender which refuses or fails to fund the Loan other than in accordance with a Finance Document (unless (a) its failure to pay is caused by administrative or technical error and payment is made within three Business Days of its due date, or (b) the Lender is disputing in good faith whether it is contractually obliged to make the payment in question).

“Non-Market Lender” means any Lender whose Commitment is being included to trigger the exercise of the market disruption provisions included in the Facility Agreement.

“Non-Obligor” means a Group Company which is not an Obligor.

“Non-Responding Lender” means any Lender that does not give its response to any waiver, amendment or other consent requested in relation to the Facility within 20 Business Days (unless the Company and the Agent agree to a longer time period in relation to the request) of a written request.

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“Obligor” means an Original Obligor or an Additional Guarantor.

“Offshore Group Company” means a Group Company which is not an Onshore Group Company.

“Onshore Group Company” means a Group Company which is incorporated in the PRC.

“Opening Cash Balance” means the cash balance held by the Target Group on the Closing Date.

“Original Financial Statements” means:

(a)	the audited financial statements for the financial year ended 31 December 2011 relating to the Target Group; and

(b)	the unaudited quarterly management financial statements for the period ended 30 September 2012 relating to the Target Group.

“Original Jurisdiction” means, in relation to any Obligor, the jurisdiction under whose laws that Obligor is incorporated as at the Signing Date or, in the case of an Additional Guarantor, as at the date on which that Additional Guarantor becomes a party to the Facility Agreement.

“Original Obligor” means the Borrower or an Original Guarantor.

“Perfection Requirement” means any registration, filing, endorsement, notarisation, stamping, notification or other action or step to be made in any jurisdiction in order to perfect security created by a Transaction Security Document and/or in order to achieve the relevant priority for the Security created thereunder.

“Permitted Acquisition” means:

(a)	the Merger;

(b)	an acquisition by a Group Company under and pursuant to the terms of any agreement that has been entered into (i) prior to the date of the Mandate Letter (and disclosed in writing by the Company to the Mandated Lead Arrangers) or (ii) after the date of the Mandate Letter but on or prior to the Closing Date by the Target or a member of the Target Group in accordance with the terms of the Merger Agreement (provided such action required no approval or consent from an Original Obligor to be permitted thereunder);

(c)	an acquisition which constitutes or is part of a Permitted Disposal, a Permitted Share Issue or a Permitted Transaction;

(d)	an acquisition of securities which are Cash Equivalent Investments;

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(e)	(subject to the cap set out in paragraph (d) of the definition of Permitted Investment) any acquisition of ownership interests in a Group Company and the acquisition of ownership interests in a Permitted Joint Venture which are not, in each case, already owned by a Group Company;

(f)	the acquisition of the issued share capital of a limited liability company (including by way of formation) which has not traded and has no assets or any liabilities prior to the date of such acquisition;

(g)	an acquisition constituting a Permitted Joint Venture Investment;

(h)	a Permitted Investment;

(i)	any acquisition by a Group Company of any assets (but not shares or a business or undertaking) that constitutes Capital Expenditure permitted by a Finance Document; and

(j)	the reacquisition by a Group Company of any asset previously owned by it upon the termination of a finance or capital lease that is Permitted Financial Indebtedness.

“Permitted Cash Pooling” means any cash pooling, netting or set-off arrangement entered into by any Group Company in the ordinary course of its banking arrangements with an Approved Bank for the purpose of netting debit and credit balances of Group Companies (including an overdraft comprising more than one account) but only so long as such arrangement is not established with the primary intention of preferring any Lender including Entrustment Loans and, provided that, subject to the Agreed Security Principles, reasonable endeavours are made to grant a Security Interest in favour of the Security Agent in respect of the relevant cash pooling account.

“Permitted Disposal” means a sale, lease, licence, transfer or other disposal (a “disposal”):

(a)	of assets in the ordinary course of trading of the disposing entity;

(b)	of any asset by a Group Company (the “Disposing Company”) to another Group Company (the “Acquiring Company”), but if the Disposing Company is an Obligor either (i) the Acquiring Company must be an Obligor or (ii) the aggregate consideration for all such disposals over the life of the Facility (provided that the net of the value of any assets transferred from Non-Obligors to Obligors) does not exceed US$1,000,000 (or its equivalent);

(c)	of assets in exchange for, replacement for or investment in, other assets (which are of a comparable or superior type, value or quality) which are used in the operation of the business of the Group and which are, subject to the Agreed Security Principles, subject to Transaction Security if the assets that they have been exchanged for were subject to Transaction Security;

(d)	of assets which are obsolete, redundant or no longer required for the business or operations of the Group for cash;

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(e)	of cash or Cash Equivalent Investments (including by way of realisation) which is not specifically prohibited by the terms of the Finance Documents;

(f)	constituting a Permitted Joint Venture Investment or arising as a result of any Permitted Security or which constitutes, is part of, or is made under or is necessary to implement with, a Permitted Transaction, Permitted Payment or Permitted Share Issue or is otherwise permitted elsewhere in a Finance Document;

(g)	of receivables (including those which are overdue or delinquent accounts receivables in connection with the collection or compromise of the unpaid accounts relating to those receivables) for cash either:

(i)	on a non-recourse (as regards ability of the account debtors of the relevant receivables to pay) basis, provided that the aggregate proceeds received by Group Companies pursuant to those arrangements does not exceed US$10,000,000 (or its equivalent) in any Financial Year; or

(ii)	on a recourse basis to the extent constituting, part of or made under a Permitted Receivables Financing;

(h)	under finance or capital leases, hire purchase, conditional sale and other similar arrangements, which are otherwise permitted by the Finance Documents or constitute a Permitted Sale and Leaseback;

(i)	constituting a licence, lease, sub-licence or sub-lease of real property or a licence of intellectual property rights, in each case, in the ordinary course of business;

(j)	of interests in real property (together with fixtures thereon) by a Group Company to any person on terms whereby it is leased back to a Group Company provided the net proceeds of all such disposals do not exceed US$5,000,000 (or its equivalent) over the life of the Facility;

(k)	required by law or regulation or any order of any government entity made thereunder (including any seizure, expropriation or compulsory purchase of any asset or any shares or equity interests in any Group Company by (or by the order of) any Governmental Agency, provided that such seizure, expropriation or compulsory purchase does not result from any default or breach by any Obligor or Group Company);

(l)	under and pursuant to the terms of any agreement existing (i) prior to the date of the Mandate Letter (and disclosed in writing by the Company to the Mandated Lead Arrangers) or (ii) after the date of the Mandate Letter but on or prior to the Closing Date including the Target or a member of the Target Group in accordance with the terms of the Merger Agreement (provided such action required no approval or consent from an Original Obligor to be permitted thereunder) or, in respect of the target of a Permitted Acquisition, at completion of that Permitted Acquisition;

(m)	of rights relating to Treasury Transactions, so long as the Group remains in compliance with the Required Interest Rate Hedging immediately after any such disposal;

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(n)	of treasury shares (or shares otherwise already held by a Group Company) in any Group Company in connection with share incentive schemes;

(o)	of a Non-Performing Hotel (with a definition of what constitutes the same being agreed in the Facility Agreement), provided that no more than 20 Non-Performing Hotels may be disposed of in any Financial Year;

(p)	of shares by a Group Company (other than any Structural Obligor or a Material Company) on arm’s length terms or better, provided that the relevant Group Company continues to be a Group Company; and

(q)	of assets (other than shares) of Group Companies for cash where the higher of the book value and Net Proceeds of that disposal (when aggregated with the higher of the book value and Net Proceeds receivable for any other disposal not allowed under the preceding paragraphs or as a Permitted Transaction) does not exceed US$25,000,000 (or its equivalent) in total over the life of the Facility.

“Permitted Financial Indebtedness” means Financial Indebtedness:

(a)	arising under any of the Finance Documents;

(b)	which constitutes Subordinated Liabilities and Financial Indebtedness that is otherwise subordinated to the Facility on terms that are acceptable to the Agent (acting on the instructions of the Majority Lenders);

(c)	constituting, part of or made under a Permitted Guarantee, a Permitted Loan, a Permitted Transaction, Permitted Cash Pooling or a Permitted Treasury Transaction;

(d)	any Deferred Consideration where the aggregate principal outstanding amount does not exceed US$5,000,000 (or its equivalent) in any Financial Year;

(e)	raised by the issue of redeemable shares which are held by another Group Company; and

(f)	not permitted by the preceding paragraphs and the outstanding principal amount of which does not (i) exceed RMB400,000,000 (or its equivalent) in aggregate for the Onshore Group Companies at any time (when aggregated with any Permitted Guarantee made in accordance with paragraph (o)(ii) of that definition), and (ii) exceed US$90,000,000 in aggregate for the Group at any time (the “Permitted Group Financial Indebtedness Basket”).

“Permitted Guarantee” means:

(a)	any guarantee or indemnity under the Finance Documents;

(b)	the endorsement of negotiable instruments and the giving of guarantees and indemnities in the ordinary course of trading;

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(c)	guarantees and indemnities in relation to performance by a Group Company under any contract entered into in the ordinary course of business (and counter-indemnities to financial institutions which have guaranteed such performance) but, in each case, not in respect of Financial Indebtedness;

(d)	guarantees and indemnities which constitute, are part of or are given under any Permitted Financial Indebtedness, any Permitted Cash Pooling, a Permitted Joint Venture Investment, a Permitted Transaction, in respect of a Permitted Receivables Financing or a Permitted Treasury Transaction;

(e)	guarantees and indemnities granted by (i) any member of the Target Group and existing (a) prior to the date of the Mandate Letter (and disclosed in writing by the Company to the Mandated Lead Arrangers) or (b) after the date of the Mandate Letter but on or prior to the Closing Date entered into by the Target or a member of the Target Group in accordance with the terms of the Merger Agreement (provided such action required no approval or consent from an Original Obligor to be permitted thereunder) or (ii) any person, business or undertaking acquired pursuant to a Permitted Acquisition and existing at the time of such acquisition, provided that such guarantees are discharged within a period of four months after the date of the acquisition (unless otherwise permitted to remain outstanding under the Facility Agreement);

(f)	indemnities given in the ordinary course of the documentation of an acquisition or disposal transaction which is a Permitted Acquisition or Permitted Disposal which are in a customary form and subject to customary limitations and not in respect of Financial Indebtedness;

(g)	guarantees and indemnities required by a court, tribunal, arbitral body, or agency in connection with arbitration and other legal proceedings not otherwise being an Event of Default;

(h)	guarantees and indemnities given by a Group Company in respect of the obligations of another Group Company, provided that the aggregate amount of obligations guaranteed by Obligors of the obligations of Non-Obligors does not exceed US$10,000,000;

(i)	(i) guarantees and indemnities given by a Group Company to landlords in the ordinary course of business and (ii) guarantees and counter-indemnities in favour of financial institutions which have guaranteed rent obligations of a Group Company up to an aggregate amount of US$5,000,000 (or its equivalent) at any time;

(j)	guarantees and indemnities made in substitution for an extension of credit permitted under the definition of “Permitted Loan” to the extent that the issuer of the relevant guarantee or indemnity would have been entitled to extend credit in an equivalent amount under the definition of Permitted Loan (taking into account the substitution of the loan with the guarantees and indemnities as contemplated in this paragraph) to the person whose obligations are being guaranteed or, as applicable, indemnified;

(k)	any indemnity granted to the trustee of any employee share option or unit trust scheme;

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(l)	customary indemnities given in mandate, engagement and commitment letters and to professional advisers and consultants;

(m)	customary indemnities in favour of directors and officers of Group Companies in their capacity as such in connection with the performance of their duties to the relevant Group Company;

(n)	guarantees and indemnities granted or arising under legislation relating to tax or corporate law under which any Group Company assumes general liability for the obligations of another Group Company incorporated or tax resident in the same jurisdiction; and

(o)	any guarantees and indemnities not permitted by the preceding paragraphs the outstanding principal amount of which, when aggregated with all other guarantees and indemnities under this paragraph, does not (i) exceed US$1,000,000 (or its equivalent) in aggregate for the Offshore Group Companies at any time, and (ii) exceed RMB400,000,000 (or its equivalent) in aggregate for the Onshore Group Companies at any time (when aggregated with any Permitted Financial Indebtedness incurred in accordance with paragraph (f)(i) of that definition).

“Permitted Holding Company Activity” means:

(a)	liabilities arising from the incurrence of fees, costs, commissions and expenses in the ordinary course of business including in connection with maintenance of existence, all necessary filings and compliance with all applicable laws and liabilities arising by operation of law or agreement of similar effect;

(b)	treasury and normal holding company activities, including the provision of administrative, management, legal and accounting services to other Group Companies of a type customarily provided by a Holding Company to its Subsidiaries;

(c)	making or receiving Permitted Loans, giving or benefitting from Permitted Guarantees, making any Permitted Treasury Transactions, making or receiving any Permitted Payments, issuing or subscribing for a Permitted Share Issue, making a Permitted Acquisition or acquiring rights or incurring liabilities otherwise permitted under the Finance Documents and incurring any Financial Indebtedness permitted by the Finance Documents including, for the avoidance of doubt and without limitation:

(i)	any rights and liabilities that are Subordinated Liabilities;

(ii)	any Financial Indebtedness and/or other liabilities incurred under the Transaction Documents and/or the Finance Documents; and

(iii)	any guarantee given under the Finance Documents and/or the Transaction Documents;

(d)	ownership of shares in its Subsidiaries, intra-Group credit balances and other credit balances in bank accounts, cash and Cash Equivalent Investments;

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(e)	the payment of salaries to management, directors, officers and employees of the Group;

(f)	any action taken pursuant to a Permitted Reorganisation (other than by the Parent) or pursuant to other steps set out in the Structure Memorandum and any arrangement in respect of, or the making of, a Permitted Payment or entering into a transaction to facilitate making a Permitted Payment;

(g)	non-trading activities customary for non-trading companies in a transaction of this nature and/or incurrence of liabilities in connection with Taxes, including as a result of acting as the person responsible for payment of Taxes in a tax group (or equivalent) involving other Group Companies;

(h)	in connection with any employee or participation scheme operated by a Group Company or any Holding Company or the payment of salaries of directors, officers, other management and employees of the Group; and

(i)	any other activity or transaction permitted by the Agent (with the consent of the Majority Lenders).

“Permitted Investment” means an acquisition (not by the Company) of (A) more than 50% of a person (such that, following the acquisition, the Group Company making the acquisition would have management control over the acquired entity) and (B) a business or undertaking, but only if, in each case:

(a)	no Event of Default is continuing on the acquisition contract date for the acquisition or would occur as a result of the entering into of the acquisition contract;

(b)	the acquired person, business or undertaking is engaged in a business the general nature of which (taken as a whole) is substantially the same as, complementary to, or related to the Core Business;

(c)	the acquired person, business or undertaking is not a designated person under applicable sanctions or anti-terrorism laws;

(d)	the total consideration (including Deferred Consideration and associated costs and expenses) for the acquisition and any Financial Indebtedness assumed or remaining in the acquired person (or any such business or undertaking) at the date of acquisition (the “Acquisition Purchase Price”), when aggregated with (i) the Acquisition Purchase Price for any other Permitted Investment and (ii) the consideration paid or payable in connection with any acquisition made in accordance with paragraph (e) of the definition of Permitted Acquisition:

(i)	does not (when aggregated with any Permitted Joint Venture Investment(s) made in accordance with paragraph (b)(i) of that definition) exceed US$25,000,000 (or its equivalent) in any Financial Year; or

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(ii)	is funded from Acceptable Funding Sources (or is funded partly from Acceptable Funding Sources and the remaining Acquisition Purchase Price is permitted under paragraph (i);

(e)	subject to the Agreed Security Principles, where such person becomes a Material Company, it accedes as a Guarantor and a Security Interest is granted over its shares;

(f)	the Company has provided to the Agent a certificate signed by two directors or a director and the chief financial officer (issued by reference to the Company’s knowledge with regard to the information reasonably available at such time, including by reference to any due diligence undertaken) confirming that the person, business or undertaking:

(i)	had positive earnings before interest, tax, depreciation and amortisation (calculated on the same basis as EBITDA) for the period of 12 months preceding the acquisition contract date (calculated on a pro forma basis taking into account Relevant Synergy Benefits); or

(ii)	had negative earnings before interest, tax, depreciation and amortisation (calculated on the same basis as EBITDA) (calculated for the period and on the basis referred to in paragraph (i) above) but the directors of the Company reasonably believe it will have positive earnings before interest, tax, depreciation and amortisation (calculated on the same basis as EBITDA) within 12 months of its acquisition (calculated on a pro forma basis taking into account Relevant Synergy Benefits); and

(iii)	in either case, the person, business or undertaking has no material contingent liabilities which are outside the ordinary course of business, save to the extent reflected in the Acquisition Purchase Price, indemnified by or on behalf of the relevant vendor or adequately insured;

(g)	the Company has provided the Agent with reasonable details of the acquisition, including details of the person, business or undertaking to be acquired, the total consideration to be paid for the acquisition, the sources of funding of the acquisition and, in the case of the acquisition of a company, a copy of the latest audited financial statements (or, if not available, management accounts), if any; and

(h)	if the Acquisition Purchase Price for an acquisition exceeds US$10,000,000 (or its equivalent), the Company has provided the Agent with:

(i)	copies of legal and accounting due diligence reports and any other reports produced in relation to that acquisition (for information purposes only and with no reliance); and

(ii)	projections certified by the chief financial officer of the Company showing calculations (on a pro forma basis taking into account the acquisition and Relevant Synergy Benefits) demonstrating that (A) the financial undertakings will be satisfied for the 12-month period following the acquisition and (B) Leverage as at the last Quarter Date would not have exceeded the lower of (x) the Leverage on the Closing Date and (y) the covenanted Leverage as at that Quarter Date less ten per cent..

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“Permitted Joint Venture” means:

(a)	an Existing Joint Venture;

(b)	a Joint Venture which is engaged in a business the general nature of which (taken as a whole) is consistent with, similar to, substantially the same as, complementary to, or related to the Core Business; and

(c)	a Joint Venture constituting, part of or entered into under a Permitted Transaction.

“Permitted Joint Venture Investment” means:

(a)	any Joint Venture Investment in an Existing Joint Venture;

(b)	any Joint Venture Investment in a Permitted Joint Venture, provided that the aggregate of all Joint Venture Investments:

(i)	does not (when aggregated with any Permitted Investment(s) made in accordance with paragraph (d)(i) of that definition) exceed US$25,000,000 (or its equivalent) in any Financial Year; or

(ii)	is funded from Acceptable Funding Sources (or is funded partly from Acceptable Funding Sources and the remaining Joint Venture Investment is permitted under paragraph (i)),

provided that the aggregate of the Joint Venture Investments under this paragraph (b) shall be calculated taking into account any redemption or repayment and net of dividends and other distributions (including returns of capital) and/or interest received in respect of those shares, loans or investments, or assets retransferred to the Group, in each case in the same or immediately following Financial Year (provided that there shall be no double counting if any of the foregoing constitutes an Acceptable Funding Source and counts under (ii) above); and

(c)	a Joint Venture Investment constituting, part of or entered into under a Permitted Transaction.

“Permitted Loan” means:

(a)	any trade credit extended by any Group Company in the ordinary course of trading business and/or any advance payment made in relation to Capital Expenditure in the ordinary course of business;

(b)	a loan or credit which constitutes, is part of or is made under or is necessary to implement a Permitted Financial Indebtedness (except under paragraph (e) thereof), a Permitted Joint Venture Investment, a Permitted Payment or a Permitted Transaction;

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(c)	any loan or credit made available for the purposes of enabling an Obligor to meet its payment obligations under the Finance Documents or in respect of any Subordinated Liabilities permitted under the Finance Documents, to make a Permitted Payment or to facilitate compliance with applicable law;

(d)	any loan or credit made available by a Group Company to another Group Company;

(e)	a loan made by a Group Company to a director, officer, manager or employee of any Group Company if the amount of that loan when aggregated with the amount of all other such loans does not exceed US$5,000,000 (or its equivalent) at any time;

(f)	any loans made to an employee share option scheme or unit trust scheme (or to directors, officers or other employees for the purposes of participating in such schemes) up to an aggregate amount of US$5,000,000 (or its equivalent) at any time;

(g)	any loan or credit (i) existing (a) prior to the date of the Mandate Letter (and disclosed in writing by the Company to the Mandated Lead Arrangers) or (b) after the date of the Mandate Letter but on or prior to the Closing Date made by the Target or a member of the Target Group in accordance with the terms of the Merger Agreement (provided such action required no approval or consent from an Original Obligor to be permitted thereunder), (ii) existing at the time of acquisition and made by a person the subject of a Permitted Acquisition (or by that person’s subsidiaries) as any such loan or credit arrangement may be transferred to another Group Company, provided that the principal amount of that loan or credit arrangement is not increased from the principal amount outstanding on the Closing Date or date of closing of the relevant Permitted Acquisition, as applicable;

(h)	any loan or credit representing deferred consideration on a Permitted Disposal which loan is no more than 20% of the total consideration for that Permitted Disposal (provided that contingent consideration arrangements (including earn-outs) shall not be treated as a loan or credit for this purpose) and the deferred consideration will be paid within 18 months of the Permitted Disposal;

(i)	any cash credit balance at a bank or other financial institution;

(j)	loans or extensions of credit to the extent the amount thereof would be permitted under paragraph (q) of the definition of “Permitted Guarantee” if such loans or extensions of credit were made by third parties under the guarantee of an Obligor; and

(k)	any loan (other than a loan made by a Group Company to another Group Company) so long as the aggregate amount of the Financial Indebtedness under any such loans does not, when aggregated with all other loans under this paragraph, (i) exceed US$1,000,000 (or its equivalent) in aggregate for the Offshore Group Companies at any time, and (ii) exceed US$5,000,000 (or its equivalent) in aggregate for the Onshore Group Companies at any time, provided that, in the case of paragraph (d) above, to the extent required by the Intercreditor Agreement but subject to the Agreed Security Principles, the creditor and (if the debtor is a Group Company) the debtor of such Financial Indebtedness are or become party to the Intercreditor Agreement as an Intra-Group Lender and a Debtor (as defined, in each case, in the Intercreditor Agreement) respectively.

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“Permitted Payment” means:

(a)	payment of a management fee per annum plus any indirect tax thereon (if applicable) and increasing each year in line with an agreed external reference index (such as the retail price index) in aggregate plus reasonable expenses in any Financial Year by the Company to the Investors and/or any of their Affiliates (together, the “Management Fees”) where the aggregate Management Fees in any Financial Year does not exceed US$1,000,000 (or its equivalent);

(b)	payment of a transaction fee in connection with corporate finance, mergers and acquisitions, equity issuance and transaction advice and which is not greater than 1.50% of the aggregate consideration for the relevant transaction plus any indirect Tax (if applicable) by the Company to the Investors or an adviser of the Investors, provided that such amount may not exceed US$2,000,000 (or its equivalent) in any Financial Year (together, the “Transaction Fees”);

(c)	the making of any Restricted Payment (not falling within paragraph (c) of the definition of "Restricted Payment"), by a Group Company (other than the Company) in favour of the shareholder(s) in such Group Company pro rata according to the applicable shareholding in such first-mentioned Group Company held by such shareholder(s);

(d)	the payment of any Royalty Payment;

(e)	any payment made by the Company to any Holding Company of the Company for funding the consideration payable by such Holding Company of any acquisition falling within paragraph (g) of Permitted Transaction;

(f)	a payment to any Investor and any of its Affiliates to cover transaction fees and expenses incurred in connection with the Merger, provided that such payments are reflected in the Funds Flow Statement;

(g)	payment to departing managers, directors, employees or officers in accordance with the terms of their service contracts (provided that their service contracts relate principally to the business of the Group) in an aggregate amount per Financial Year not exceeding US$1,000,000;

(h)	to a (direct or indirect) Holding Company of the Company in order to enable that Holding Company to maintain its corporate existence (including payment of applicable regulatory costs), to pay fees, costs and expenses related to the Group, to pay fees and expenses (including ad hoc advisory fees) and to pay Taxes, to the extent they relate to or are attributable to the Group (including as a result of any tax grouping arrangement), provided that the aggregate of such fees, costs and expenses and Taxes does not exceed US$1,500,000 (or its equivalent) in any Financial Year;

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(i)	payment of a Restricted Payment by the Company, provided that:

(i)	no Default under paragraph 1 of Part D (Events of Default) of Schedule 2 (Representations, Undertakings and Events of Default) or Event of Default is continuing at that time or would result from the Restricted Payment being made;

(ii)	Leverage at the most recent Quarter Date calculated pro forma for the payment would not have exceeded the covenanted Leverage level for that Quarter Date; and

(iii)	the Restricted Payment is funded from Retained Cash (other than the Opening Cash Balance) or any Additional Facility (without duplication to paragraph (k) below);

(j)	payment of a Restricted Payment following an IPO from any proceeds constituting those detailed at paragraph (c) of Retained Cash, provided that no Default under paragraph 1 of Part D (Events of Default) of Schedule 2 (Representations, Undertakings and Events of Default) or Event of Default is continuing at that time or would result from the Restricted Payment being made; and

(k)	a payment constituting, part of or made under a Permitted Transaction.

“Permitted Receivables Financing” means an arrangement for the sale or discontinuing of receivables of Group Companies on a recourse basis (including by way of securitisation or similar programme), provided that the aggregate proceeds received by Group Companies pursuant to those arrangements does not (when aggregated with any Permitted Financial Indebtedness incurred in accordance with paragraph (h) of that definition) exceed the Permitted Group Financial Indebtedness Basket at any time.

“Permitted Reorganisation” means

(a)	the liquidation, reorganisation, merger, demerger, amalgamation, consolidation or corporate reconstruction (a “Reorganisation”) on a solvent basis of any Non-Obligor so long as any payments or assets distributed as a result of such liquidation or reorganisation are distributed to other Group Companies;

(b)	a Reorganisation on a solvent basis of an Obligor (other than the Company) (the “Existing Obligor”), provided that:

(i)	no Event of Default is continuing at the commencement of that Reorganisation;

(ii)	all of the assets of the Existing Obligor are retained by one or more other Obligors (except to the extent constituting a Permitted Disposal); and

(iii)	the Finance Parties receive, subject to the Agreed Security Principles, Transaction Security substantially similar to any Transaction Security that is in place over the assets of the Existing Obligor or over its ownership interests immediately prior to that Reorganisation (including from any successor to the Existing Obligor or any newly inserted Holding Company as part of the Reorganisation).

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“Permitted Sale and Leaseback” means the disposal of one or more assets by a Group Company on terms where they may be leased back to a Group Company, provided that aggregate amount of the higher of the market value of those assets and the proceeds raised from that disposal does not exceed US$5,000,000 (or its equivalent) in any Financial Year.

“Permitted Security” means:

(a)	any Security or Quasi-Security arising by operation of law or agreement of similar effect and in the ordinary course of business;

(b)	any Security or Quasi-Security arising in connection with Permitted Cash Pooling and any Security or Quasi-Security granted to a financial institution on that financial institution’s standard terms and conditions (or better) or under applicable law in respect of accounts and services;

(c)	any Security or Quasi-Security over or affecting any asset acquired by a Group Company after Completion if:

(i)	the Security or Quasi-Security was not created in contemplation of the acquisition of that asset by a Group Company;

(ii)	the principal amount secured (otherwise than by a capitalisation of interest) has not been increased in contemplation of or since the acquisition of that asset by that Group Company; and

(iii)	the Security or Quasi-Security is removed or discharged within four months of the date of acquisition of that asset (save to the extent that such Security or Quasi-Security constitutes Permitted Security under another paragraph of this definition);

(d)	any Security or Quasi-Security over or affecting any asset of any company which becomes a Group Company after Completion, where the Security or Quasi-Security is created prior to the date on which that company becomes a Group Company; if:

(i)	the Security or Quasi-Security was not created in contemplation of the acquisition of that company;

(ii)	the principal amount secured has not increased (otherwise than by capitalisation of interest) in contemplation of or since the acquisition of that company; and

(iii)	the Security or Quasi-Security is removed or discharged within four months of that company becoming a Group Company (save to the extent that such Security or Quasi-Security constitutes Permitted Security under another paragraph of this definition);

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(e)	any Security or Quasi-Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a Group Company in the ordinary course of business and on the suppliers standard or usual terms and not as a result of any default or omission by any Group Company;

(f)	any Security or Quasi-Security (i) prior to the date of the Mandate Letter (and disclosed in writing by the Company to the Mandated Lead Arrangers) or (ii) after the date of the Mandate Letter but on or prior to the Closing Date entered into by the Target or a member of the Target Group in accordance with the terms of the Merger Agreement (provided such action required no approval or consent from an Original Obligor to be permitted thereunder) over assets of any member of the Target Group so long as the Security or Quasi-Security is irrevocably removed or discharged on or by the Closing Date (save to the extent that such Security or Quasi-Security constitutes Permitted Security under another paragraph of this definition);

(g)	any Security or Quasi-Security arising in connection with a Permitted Disposal, a Permitted Receivables Financing, or a Permitted Acquisition;

(h)	any Security or Quasi-Security arising as a consequence of any finance or capital lease where the Financial Indebtedness arising under that arrangement is Permitted Financial Indebtedness;

(i)	any payment or close-out netting or set-off arrangements under Permitted Treasury Transactions, provided that such arrangements shall not provide for any amount owing by any Obligor to be netted or set off against any obligations or liabilities of any person other than a Group Company;

(j)	any Transaction Security, including cash collateral to secure, and any blocked accounts in respect of, obligations under the Finance Documents;

(k)	any Security or Quasi-Security arising out of judgments or awards and/or arising by operation of law or the rules of any applicable court in respect of litigation involving any Group Company (including any escrow payment into court);

(l)	any Security over any rental deposits in respect of any property leased or licensed by a Group Company in an amount not exceeding 12 months’ rent to secure rental payment obligations;

(m)	any Security over documents of title and goods and rights relating to those goods created by Onshore Group Companies as part of a documentary credit transaction, provided that the aggregate amount secured does not exceed US$5,000,000 at any time;

(n)	any Security or Quasi-Security (arising by operation of law or pursuant to mandatory provisions of applicable law) over any assets of any Group Company as security for the payment any taxes, assessments, charges or claims of or imposed by any Governmental Agency against or on such Group Company;

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(o)	any Security or Quasi-Security which does not secure any outstanding actual or contingent obligation, provided that the relevant Group Company takes commercially reasonable steps to procure the release of that Security or Quasi-Security;

(p)	any Security or Quasi-Security over cash paid into an escrow or similar account in connection with a Permitted Disposal or a Permitted Acquisition including those in favour of any tax, customs or bonding authorities;

(q)	any cash collateral provided in respect of letters of credit or bank guarantees to the issuer of those letters of credit or bank guarantees;

(r)	deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Financial Indebtedness), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;

(s)	any Security or Quasi-Security constituted by easements, rights-of-way, restrictions, encroachments, protrusions and other similar encumbrances and title defects affecting real property which, in the aggregate, do not materially interfere with the ordinary conduct of the business of the applicable Group Company;

(t)	utility easements, building restrictions and such other Security Interests against real property as are of a nature generally existing with respect to properties of a similar character; and

(u)	any Security or Quasi-Security securing indebtedness the outstanding principal amount of which (when aggregated with the outstanding principal amount of any other indebtedness which has the benefit of Security given by any Group Company other than any permitted under the preceding paragraphs) does not (i) in the case of Offshore Group Companies exceed US$1,000,000 (or its equivalent) at any time, and (ii) in the case of Onshore Group Companies exceed US$15,000,000 (or its equivalent) at any time.

“Permitted Share Issue” means an issue:

(a)	of shares by the Company which are not redeemable at the option of the holder before the Termination Date, where such issue does not lead to a Change of Control;

(b)	of shares by a Group Company (other than the Company or another Original Obligor) to its immediate Holding Company or to another Group Company or to a minority shareholder proportionate to its existing holding where, if the existing shares of the issuing Group Company are the subject of the Transaction Security, the newly-issued shares (to the extent held by a Group Company) also become subject to the Transaction Security on the same terms;

(c)	of shares to managers, officers, directors or employees pursuant to any share incentive scheme;

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(d)	of shares by a Group Company in connection with an IPO where such issue does not give rise to a Change of Control;

(e)	of shares as part of a Permitted Joint Venture Investment; and

(f)	of shares constituting, part of or made under a Permitted Transaction.

“Permitted Transaction” means:

(a)	any disposal required, Financial Indebtedness incurred, guarantee, indemnity or Security or Quasi-Security given, or other transaction arising, under the Finance Documents or the Transaction Documents;

(b)	a Permitted Reorganisation;

(c)	where necessary to comply with Tax or other legislation, any conversion into distributable reserves or share capital, capitalisation, forgiveness, waiver, release or other discharge of a loan or credit (including an intercompany account) outstanding between Group Companies, provided that if the loan was subject to Transaction Security prior to such event, the Lenders will (subject to the Agreed Security Principles) enjoy equivalent Transaction Security over any asset resulting from such event;

(d)	any payment or other transaction set out in, described in or contemplated by the Structure Memorandum or the Merger Documents or permitted by the Majority Lenders; and

(e)	any acquisition by a Group Company of, or loan to a trust or special purpose vehicle to fund the acquisition of, shares or other ownership interests or loan notes of managers, directors, officers and employees of a Group Company on their ceasing to be employed or appointed.

“Permitted Transferee” means (i) prior to an Event of Default, a bank, financial institution (including a trust), fund, vehicle or other entity which is regularly engaged in, or established for the purposes of making, purchasing or investing in, syndicated loans but excludes a Conflicted Lender or any such entity which is, to the knowledge of the Existing Lender, a loan-to-own fund, vulture fund, distressed debt fund or any other entity (including a business group within a bank or financial institution) which is established for or principally invests in distressed debt (or any similar fund or entity) and any hedge fund which, in each case in relation to this exclusion, is not on the White List, and (ii) following an Event of Default which is continuing, any bank, financial institution (including a trust), fund, vehicle or other entity which is regularly engaged in, or established for the purposes of making, purchasing or investing in, syndicated loans.

“Permitted Treasury Transaction” means:

(a)	the hedging transactions documented by the Hedging Agreements;

(b)	spot and forward delivery foreign exchange transactions entered into in the ordinary course of business and not for speculative purposes; and

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(c)	any Treasury Transaction entered into for the hedging of actual or projected real exposures arising in the ordinary course of trading activities of a Group Company and not for speculative purposes.

“PRC” means the People’s Republic of China (which, for the purposes of this Term Sheet, excludes Hong Kong, Macau and Taiwan).

“Quasi Security” means a transaction where a Group Company:

(a)	sells, transfers or otherwise disposes of any of its assets on terms whereby they are or may be leased to, or re-acquired by, a Group Company;

(b)	sells, transfers or otherwise disposes of any of its receivables on recourse terms;

(c)	enters into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(d)	enters into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

“Relevant Jurisdiction” means, in relation to an Obligor:

(a)	its Original Jurisdiction;

(b)	any jurisdiction in which it conducts a material part of its business; and

(c)	any jurisdiction where it has assets which are subject to the Transaction Security.

“Repeating Representations” means each of the representations set out in paragraph 1 (Status) to paragraph 5 (Validity and admissibility in evidence), paragraph 10.1 (No default), paragraph (a) of paragraph 12 (Financial statements), paragraph 18 (Security) and paragraph 21 (Ownership of assets / Security).

“Replaceable Lender” means a Conflicted Lender, a Defaulting Lender, an Increased Costs Lender, a Non-Consenting Lender, a Non-Market Lender or a Lender whom an Obligor becomes obliged to repay or prepay in accordance with the illegality provisions of this Term Sheet.

“Reports” mean:

(a)	an onshore legal due diligence report from Han Yi Law Offices dated 25 January 2013;

(b)	an offshore legal due diligence report from Kirkland & Ellis dated 12 December 2012;

(c)	a tax, accounting and financial due diligence report (including analysis regarding the upstreaming of cash from PRC Group Companies to other Group Companies) from Ernst & Young dated 5 December 2012;

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(d)	a market due diligence report from Bain & Company dated 10 December 2012; or

(e)	the Structure Memorandum.

“Reports Claim” means any claim by a Group Company against the provider of any Report (in its capacity as a provider of that Report).

“Reports Claims Proceeds” means the Net Proceeds of any Reports Claim except for Excluded Reports Claims Proceeds.

“Required Reserve Balance” means an amount determined by the Agent (acting reasonably) to be equal to the amount of principal and interest falling due and payable under the Facility during the Required Reserve Period, calculated on the basis of three month Interest Periods and that:

(a)	the interest rate applicable for the Required Reserve Period starting on the Closing Date will be the interest rate for the first Interest Period; and

(b)	the interest rate for any other Required Reserve Period will be that for the immediately preceding Interest Period.

“Required Reserve Period” means:

(a)	when determined on the Closing Date, the period starting on the Closing Date and ending on the date falling 12 months thereafter;

(b)	on a Quarter Date, the period starting on that Quarter Date and ending on the date falling 6 months thereafter; and

(c)	at any other time, the period starting on the next Quarter Date and ending on the date falling 6 months thereafter.

“Reserve Account” means the US Dollar interest bearing (at normal commercial rates) reserve account held by the Company with the Security Agent in Hong Kong and subject to security in favour of the Security Agent as the same may be redesignated, substituted or replaced from time to time.

“Restricted Payment” means:

(a)	any declaration, making or payment of any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) in each case on or in respect of any shares or equity interests (or any class of shares or equity interests);

(b)	any repayment, return or distribution of any dividend or share premium or other reserve;

(c)	any payment of any management, advisory or other fee to or to the order of the Company, any of the shareholders of the Company or any other Investor (or Affiliate of an Investor);

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(d)	any purchase, repurchase, redemption, reduction, retirement, acquisition, defeasance, repayment, cancellation or termination of any shares or equity interests, or any payment (or any payment of interest on any unpaid sum relating to such payment), whether in cash or in kind (and including any payment in any sinking fund or similar deposit) on account of any of the foregoing, or the entering into of any other arrangement having a similar effect; or

(e)	any payment, repayment, prepayment, redemption, purchase, acquisition or defeasance (whether on account of principal, interest, fees or otherwise) on account of any Financial Indebtedness owed to any Investor (or Affiliate of an Investor) or in connection with any Subordinated Liabilities.

“Retained Cash” means the aggregate of:

(a)	Excess Cashflow;

(b)	Excluded Disposal Proceeds under paragraphs (a), (b) and (d) of that definition, Excluded Insurance Proceeds under paragraphs (a), (b) and (d) of that definition, and Excluded Reports Claims Proceeds under paragraphs (b) and (c) of that definition;

(c)	any IPO Proceeds; and

(d)	the Opening Cash Balance,

in each case, which are not required to be applied in prepayment of the Facility and to the extent not otherwise applied, allocated or utilised for a purpose permitted under the Finance Documents.

“Royalty Payment” means any payment of any royalty, technical or other fee by a Group Company to or to the order of any other Group Company, whether in connection with the use or licence of any intellectual property or otherwise.

“Secured Parties” means each Finance Party from time to time party to the Facility Agreement, any receiver (or receiver and manager) or administrative receiver of the whole or any part of the assets which are subject to the Transaction Security and any delegate, agent, attorney or co-trustee appointed by the Security Agent.

“Security Interest” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Signing Date” means the date on which the Facility Agreement is signed.

“Structural Adjustment” means:

(a)	the introduction of any additional tranche or facility under the Finance Documents (whether ranking junior or pari passu to the Facility);

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(b)	any increase in or addition of any commitment, any extension of a commitment’s availability, the re-denomination of a commitment into another currency and any extension of the date for, or maturity of, or redenomination of, or a reduction of, any amount owing or payable under the Finance Documents; and

(c)	any changes to the Finance Documents that are consequential on, incidental to or required to implement or reflect any of the foregoing.

“Structure Memorandum” means the tax structure memorandum dated 21 January 2013 prepared by Ernst & Young.

“Subordinated Liabilities” means the liabilities owed to the Parent by the Company under the Subordinated Loan Documents.

“Subordinated Loan Document” means a document or intercompany account pursuant to which any liabilities are payable by the Company to the Parent (other than the Constitutional Documents).

“Subsidiary” means, in relation to any company, corporation or entity, a company, corporation or entity:

(a)	which is controlled, directly or indirectly, by the first mentioned company, corporation or entity;

(b)	more than half the issued share capital, registered capital or equity interest of which is beneficially owned, directly or indirectly by the first mentioned company, corporation or entity; or

(c)	which is a Subsidiary of another Subsidiary of the first mentioned company, corporation or entity.

and for this purpose, a company, corporation or entity shall be treated as being controlled by another if that other company, corporation or entity is able to direct its affairs and/or to control the majority of the composition of its board of directors or equivalent body.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature that is imposed by law or by a government agency (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Transaction Costs” means the Merger Costs and costs, fees, commissions and expenses payable in connection with any Permitted Acquisition, Permitted Disposal, Permitted Share Issue or Permitted Transaction.

“Transaction Documents” means the Constitutional Documents, the Finance Documents, the Merger Documents and the Subordinated Loan Documents.

“Transaction Security” means the Security Interests created or expressed to be created in favour of the Security Agent pursuant to the Transaction Security Documents.

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“Transaction Security Documents” means:

(a)	debenture from the Company;

(b)	third party share charge granted by Parent over shares held in the Company;

(c)	third party assignment by Parent of the Subordinated Loan Documents; and

(d)	any other document executed by an Obligor in order to grant Security Interests to the Finance Parties for the liabilities under the Finance Documents.

“Transfer” means a novation of rights and obligations, an assignment of rights, an assignment of rights combined with an assumption of certain obligations and release of certain obligations, a participation or sub-participation or a declaration of trust (or equivalent), in each case, in relation to, or any other arrangement under which payments are to be made or may be made by reference to, one or more Finance Documents, the Facility or the Borrower or any other transfer howsoever described or arranged whereby rights or obligations under the Finance Documents or in relation to the Facility or the Borrower are transferred from one person to another (and “transferred” (and similar expressions) will be construed accordingly).

“Trapped Amount” means an amount of Disposal Proceeds, Insurance Proceeds, Reports Claims Proceeds and/or the amount of Excess Cashflow that would otherwise be required to be applied in mandatory prepayment in accordance with the provisions of this Term Sheet where:

(a)	applicable legal (including thin capitalisation, financial assistance and corporate benefit restrictions on upstreaming of cash and fiduciary and statutory duties of directors or other officers) or contractual restrictions prevent the amount being prepaid (including by making the amount available to a Group Company that can make such prepayment) including where external legal counsel to the Group has advised that there is a reasonable likelihood of personal liability of management or shareholders; or

(b)	prepaying the amount or making the amount available to a Group Company for prepayment would result in the incurrence of material costs or expenses (including material tax or other liabilities, but excluding any withholding taxes applicable as at the date of this Agreement) (where "material” for these purposes shall be defined as being an amount in excess of five per cent. of the amount required to be prepaid), provided that, in the case of any contractual restriction referred to in paragraph (a) above, it was not entered into with the intention of limiting any prepayment which would otherwise be payable.

“Treasury Transaction” means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

"Upstream Payments" means, in respect of any period, the aggregate amount of all amounts received in cash by Offshore Group Companies from Onshore Group Companies during that period.

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“Voting Participation” means a participation or sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents, the Facility and/or one or more Obligors which includes a transfer of any voting rights under, or in relation to, the Finance Documents (including, for the avoidance of doubt, arising as a result of being able to direct the way that another person exercises its voting rights).

“White List” means the list of persons agreed between the Company and the Mandated Lead Arrangers prior to the date of the Mandate Letter.

The following rules of construction and interpretation will apply in the Facility Agreement:

(a)	“including” (or similar expressions) means including without limitation;

(b)	“management control” in relation to a company, corporation or entity means the ability to direct the affairs of, and to control the composition of the board of directors or equivalent body of, such company, corporation or entity;

(c)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a type with which any person to which it applies is accustomed to comply) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(d)	“the Company” or “the Borrower” shall mean, on and from the Merger Effective Time, the Target as the surviving entity of the Merger;

(e)	an Event of Default (including, for the avoidance of doubt, a Default) is "continuing" if it has not been remedied or waived;

(f)	the “equivalent” of an amount in a currency other than the Base Currency shall, at any time (but without prejudice to the paragraph of the Term Sheet above headed “Exchange rates”), be the amount of the Base Currency which could be purchased with that amount of currency at that time based on the Agent’s spot rate of exchange from that currency to the Base Currency at that time;

(g)	the Company or another Group Company will only be “aware” of a fact, event or circumstance if the directors of the Company or that Group Company have actual knowledge of the fact, event or circumstance; and

(h)	if and to the extent that the Majority Lenders or Super Majority Lenders are required to act reasonably under the terms of a Finance Document with respect to any matter, each Lender must act reasonably with respect to such matter.

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Schedule 5
Agreed Security Principles

1	Certain Principles

1.1	The Company and the Lenders have agreed and acknowledged that their rights and obligations under the Finance Documents in respect of (i) the giving or taking of guarantees, (ii) the giving or taking of security and (iii) all the rights and obligations associated with such giving or taking of guarantees and security, shall be subject to and limited by the Agreed Security Principles.

1.2	The Agreed Security Principles embody the recognition by all parties that there may be certain legal and practical difficulties in obtaining effective guarantees and security from all Group Companies in every jurisdiction in which Group Companies are or may in the future be located. In particular:

(a)	general statutory limitations, financial assistance, capital maintenance, corporate benefit, fraudulent preference and/or thin capitalisation rules, laws or regulations (or analogous restrictions) may limit or prohibit the ability of a Group Company to provide a guarantee or security or may require that the guarantee or security be limited by an amount or otherwise;

(b)	if a limit as described in the previous paragraph is required (i) the Obligors will (subject to compliance with applicable fiduciary duties) use all reasonable endeavours to assist in demonstrating that adequate corporate benefit accrues to each Obligor and to remedy or mitigate any other limitation including, without limitation, so far as legally possible carrying out any whitewash procedure (or similar) and (ii) the guarantees and security provided will be limited to the maximum amount which the relevant Group Company may provide having regard to the applicable law, regulation or analogous restrictions (as the case may be);

(c)	the giving of a guarantee, the granting and the terms of security or the perfection of the security granted will not be required to the extent that any legal fees, registration fees, stamp duty, taxes (including for this purpose, in relation to a Group Company, a FATCA gross-up which would or is reasonably likely to be payable (on the basis of a determination based on the then current FATCA rules as may apply when payments are to be made) unless the Lenders have agreed to waive any such gross-up (in which case this proviso will not apply)) or any other fees, costs or expenses directly associated with guarantee, security or perfection would be incurred which are disproportionate to the benefit obtained by the Lenders;

(d)	where there is material incremental cost involved in creating security over all assets owned by an Obligor in a particular category (e.g. real estate) the principle stated at paragraph (c) above shall apply and, subject to the Agreed Security Principles, only the material assets in that category (e.g. material real estate) shall be subject to security;

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(e)	any assets subject to third party arrangements which may prevent those assets from being the subject of security will be excluded from any relevant security document, provided that, if the relevant Obligor determines that such endeavours will not jeopardise commercial relationships with third parties, the relevant Group Company will use reasonable endeavours to obtain any necessary third party consent or waiver;

(f)	a Group Company will not be required to give guarantees or enter into security documents if it is not within the legal capacity of the relevant Group Company (which cannot be solved by amending constitutional documents) or if the same would result in a risk to the officers of the relevant Group Company of personal or criminal liability on their part (including for contravention of their fiduciary duties);

(g)	the terms of any security should not be such that it materially restricts the running of the business of, or materially adversely affects the tax arrangements of, the relevant Group Company in the ordinary course as otherwise permitted by the Finance Documents;

(h)	the security will be first ranking and over, to the extent possible under applicable law, present and future assets;

(i)	information, such as lists of assets, will be provided if (and only to the extent) required by local law to be provided in order to perfect or register the relevant Security Interest and, unless required to be provided by local law more frequently, will be provided annually or, while an Event of Default is continuing, on the Security Agent's reasonable request;

(j)	the perfection of Security Interests granted will not be required if it would have an adverse effect on the ability of the relevant Group Company to conduct its operations and business in the ordinary course as otherwise permitted by the Finance Documents;

(k)	perfection action will only be required in jurisdictions where an Obligor is located and with respect to any equity interest of any Group Company the subject of security, the pledge of which would require governmental Authorisation, the relevant Group Company will use reasonable endeavours to obtain such Authorisation;

(l)	the Security Agent will hold one set of Security Interests for the Lenders to the extent reasonably practicable taking into account local law considerations; and

(m)	each security document should contain a clause which records that if there is a conflict between the security document and the Facility Agreement then (to the fullest extent permitted by law) the provisions of the Facility Agreement shall take priority over the provisions of the security document.

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1.3	Without limiting in any way paragraph 1.2 above, it is acknowledged that no Onshore Group Company will be required to give a guarantee in respect of, or security over its assets to secure, amounts owing to the Secured Parties under the Finance Documents unless it becomes lawful and practical for them to do so in accordance with the other provisions of these Agreed Security Principles.

2	Terms of Guarantee and Security Documents

2.1	The following principles will be reflected in the terms of any guarantee and or security taken as part of this transaction:

(a)	no claims will be made under guarantees, and security will not be enforceable, until an Acceleration Event has occurred;

(b)	save as contemplated in the subsequent paragraphs, no notices of pledges or Security Interests will need to be delivered to third parties until an Acceleration Event has occurred;

(c)	the Lenders will not have any rights to vote any of the ownership interests held by a Group Company which are pledged to them or to block any funds being transferred between Group Companies in accordance with the Finance Documents prior to the date on which an Acceleration Event has occurred;

(d)	the security documents should only operate to create security rather than to impose new commercial obligations. Accordingly, they will not contain additional representations or undertakings (such as in respect of insurance, further security, information or the payment of costs) unless these are required for the creation or perfection of the security or are usual and customary in the relevant jurisdiction in connection with similar transactions for private equity sponsors;

(e)	the Security Agent should only be able to exercise any power of attorney granted to it under the security documents following the occurrence of an Event of Default which is continuing or 10 Business Days following a failure to comply with an obligation under the relevant security document;

(f)	the security documents should not operate so as to prevent transactions which are permitted under the Facility Agreement or to require additional consents or authorisations;

(g)	the security documents will permit disposals where the disposal is permitted under the Facility Agreement and will include assurances for the Security Agent to do all things reasonably requested to release security in respect of the assets the subject of the disposal; and

(h)	the security documents will not accrue interest on any amount in respect of which interest is accruing under the Facility Agreement.

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3	Perfection of Security

3.1	To the extent possible, all security documents will be perfected and all other legal formalities will be completed as soon as practicable and, in any event, within the time periods specified in the Finance Documents or (if earlier or to the extent no such time periods are specified in the Finance Documents) within the time periods specified pursuant to applicable local law requirements to ensure due perfection.

3.2	Where obligatory or customary (as determined by the Security Agent and its local counsel):

(a)	a security document will contain a power of attorney allowing the Security Agent to perform, on behalf of the security provider, its obligations under such security document in accordance with paragraph 2.1(e) of these Agreed Security Principles; and

(b)	documents of title relating to the assets charged will be required to be delivered to the Security Agent.

4	Security Scope

4.1	When a Group Company accedes as an Additional Guarantor it will provide security over its assets reflecting the provisions of these Agreed Security Principles.

4.2	If the Additional Guarantor is incorporated in a jurisdiction that is the same jurisdiction as a Group Company that has granted security either on or prior to the Closing Date (the “Initial Security”) then the security to be provided by the Additional Guarantor will be based on the existing security document in respect of the same class of assets owned by the Additional Guarantor as such Initial Security for Group Companies incorporated in that jurisdiction (updated as appropriate, including as required by law or local market practice).

4.3	If the Additional Guarantor is either incorporated in a jurisdiction different to any jurisdiction of a Group Company that has granted Initial Security or owns assets that were not the subject of the Initial Security, then the Additional Guarantor will provide such Security over such assets as the Security Agent may reasonably require consistent with the principles recorded in these Agreed Security Principles.

5	Guarantees/Security

5.1	Subject to the due execution of all relevant security documents, completion of relevant perfection formalities within statutorily prescribed time limits, payment of all registration fees and documentary taxes, any other rights arising by operation of law, obtaining any relevant local law legal opinions and subject to any qualifications which may be set out in the Facility Agreement and any relevant legal opinions obtained and subject to the requirements of the Agreed Security Principles, it is further acknowledged that the Security Agent shall:

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(a)	receive the benefit of an upstream, cross stream and downstream guarantee and the security will be granted to secure all liabilities of the Obligors under the Finance Documents subject to the Agreed Security Principles; and

(b)	(in the case of those security documents creating pledges or charges over ownership interests) obtain a first priority valid charge or analogous or equivalent encumbrance over all of the ownership interests in issue at any time in that entity which are owned by an Obligor. Subject to local law requirements, such security document shall be governed by the laws of the jurisdiction in which such Obligor whose ownership interests are being pledged is formed.

5.2	To the extent possible, all security shall be given in favour of the Security Agent (for and on behalf of the Secured Parties) and not the Finance Parties individually. “Parallel debt” provisions will be used where necessary. To the extent possible, there should be no action required to be taken in relation to the guarantees or security when any Lender transfers any of its participation in the Facility to a new Lender.

5.3	If an Obligor owns ownership interests in a Group Company that is not an Obligor and is not incorporated in a jurisdiction in which an existing Obligor is incorporated, no steps shall be taken to create or perfect security over those ownership interests unless such entity is the Holding Company of an Obligor.

5.4	All security shall be governed by the law of the jurisdiction in which the relevant asset to be secured is located and, where the asset comprises a contract, shall be governed by the governing law of that contract and, save where it is inappropriate under applicable laws, where ownership interests are to be secured, shall be the laws of the jurisdiction of incorporation of the company whose ownership interests are being secured.

6	Bank Accounts

6.1	If a Guarantor grants security over its bank accounts it shall be free to deal with those accounts in the course of its business until the occurrence of an Acceleration Event (unless the bank account is a cash collateral account or similar).

6.2	If required by local law to perfect the security, notice of the security will be served on the account bank within 5 Business Days of the security being granted and the Guarantor shall use its reasonable endeavours to obtain an acknowledgement of that notice within 15 Business Days of service. If the Guarantor has used its reasonable endeavours but has not been able to obtain acknowledgement, its obligation to obtain acknowledgement shall cease on the expiry of 45 Business Days from the date of the security document. Irrespective of whether notice of the security is required for perfection, if the service of notice would prevent the Guarantor from using a bank account in the course of its business (unless the bank account is a cash collateral account or similar), no notice of the security shall be served until the occurrence of an Acceleration Event.

6.3	Any security over bank accounts shall be subject to any prior Security Interests and any other rights (including but not limited to set off rights) in favour of the account bank which are created either by law or in the standard terms and conditions of the account bank. The notice of security may request these are waived by the account bank, but neither the relevant Group Company nor the account bank shall be required to change its banking arrangements if these Security Interests are not waived or only partially waived.

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6.4	Unless an Acceleration Event has occurred, the Agent shall not have discretion to refrain from applying or to hold in suspense accounts moneys received from the Group in respect of the Group's liabilities under the Finance Documents or to exercise any general rights of set-off.

7	Fixed Assets and Inventory

7.1	Subject to these Agreed Security Principles, a Guarantor will grant security over its fixed assets and inventory.

7.2	No notice, whether to third parties or by attaching a notice to the fixed assets, shall be served until the occurrence of an Acceleration Event.

8	Insurance Policies

8.1	Subject to these Agreed Security Principles, a Guarantor will grant security over its insurance policies.

8.2	If required by local law to perfect the security, notice of the security will be served on the relevant insurer within 5 Business Days of the security being granted and the Guarantor shall use its reasonable endeavours to obtain an acknowledgement of that notice within 15 Business Days of service. If the Guarantor has used reasonable endeavours but has not been able to obtain acknowledgement, its obligation to obtain acknowledgement shall cease on the expiry of 45 Business Days from the date of the security document.

9	Intellectual Property

9.1	Subject to these Agreed Security Principles, a Guarantor will grant security over its material intellectual property, but it shall be free to deal with those assets in the ordinary course of its business (including without limitation allowing its intellectual property to lapse if no longer material to its business) subject to any restrictions in a Finance Document until the occurrence of an Acceleration Event.

9.2	If required for the validity, perfection or enforceability under local law, security over intellectual property will be registered under the law of the relevant security document.

10	Intercompany Receivables

10.1	Subject to these Agreed Security Principles, a Guarantor and the Parent will grant security over its intercompany receivables but it shall be free to deal with those receivables in the ordinary course of its business subject to any restrictions in a Finance Document until the occurrence of an Acceleration Event.

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10.2	Notice of the security will be served on the relevant debtor within 5 Business Days of the security being granted and the Guarantor shall obtain an acknowledgement of that notice within 15 Business Days of service (or where possible, such notice and acknowledgments shall be given in a Finance Document).

11	Trade Receivables

11.1	Subject to these Agreed Security Principles, a Guarantor will grant security over its material trade receivables and material contracts but it shall be free to deal with those receivables and its rights under those contracts in the ordinary course of its business subject to any restrictions in a Finance Document until the occurrence of an Acceleration Event.

11.2	No notice of security will be served until the occurrence of an Acceleration Event.

12	Ownership Interests

12.1	Subject to these Agreed Security Principles, a Guarantor will grant security over its ownership interests in a Group Company and, where allowed, Joint Venture or minority shareholding owned by it.

12.2	The relevant security document will be governed by the laws of the jurisdiction of incorporation of the entity whose ownership interests are subject to the security, and not by the law of the jurisdiction of incorporation of the Guarantor granting the security.

12.3	Save where not required by law, the share certificate and a stock transfer form executed in blank together with signed but undated director and secretary resignation letters and authorisation letters (or equivalent to reflect local practice) will be provided to the Security Agent as soon as reasonably practicable (and in any event, no later than 15 Business Days after the security over the ownership interests has been granted), and where required by law the share certificate or shareholder register will be endorsed or written up and the endorsed share certificate or a copy of the written up register provided to the Security Agent.

12.4	Following an Acceleration Event the Security Agent may (to the extent possible under local law and subject to the “Transaction Security” section above):

(a)	transfer the its ownership interests into its name or to any other nominee as it shall select;

(b)	exercise all rights and remedies that it would have under local law (e.g. power of sale); and

(c)	apply all dividends and other payments received by it or by the security provider in satisfaction of the secured liabilities.

12.5	Unless the restriction is required by law or such removal is not customary in the relevant local market, the constitutional documents of the company whose ownership interests have been given as security will be amended to remove any restriction on the transfer or the registration of the transfer of the ownership interests prior to the creation of the security or as soon as possible thereafter

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12.6	In respect of ownership interests, until an Acceleration Event has occurred, the security provider shall be permitted to retain and to exercise voting rights attaching to those ownership interests in a manner which (i) does not adversely affect the validity or enforceability of the security (ii) or cause an Event of Default to occur (iii) is not inconsistent with or would breach the terms of any Finance Document or (iv) would not have a material adverse effect on the value of the relevant shares and the security provider shall be permitted to receive and retain dividends on those ownership interests/pay dividends upstream on those ownership interests to the extent permitted under the Finance Documents.

13	Real Estate

13.1	Subject to these Agreed Security Principles, a Guarantor will grant security over its material real estate.

13.2	Unless it is material, there will be no obligation to investigate title, provide surveys or to conduct insurance, environmental or other diligence.

13.3	A Guarantor providing security over its real estate will be under no obligation to obtain any landlord, owner or other third party consent required to grant the security or to achieve a better priority in ranking, nor to investigate the possibility thereof.

14	Release of Security

Unless required by applicable local law, the circumstances in which the security shall be released shall be dealt with in the Facility Agreement.

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Schedule 6
Prepayments and Ratchets

Part A
Margin Ratchet provisions and grid

From the date falling 12 months after the Closing Date and provided no Event of Default is continuing, the Margin shall vary in accordance with grid below by reference to Leverage as at each Quarter Date (with no limits on the reduction to be effected on any single reset date). Any adjustment will take effect for all Interest Periods which are then current from the date of delivery of the relevant financial statements and related Compliance Certificate.

If and for so long as an Event of Default has occurred and is continuing and the Agent has given written notice of that Event of Default to the Company triggering the application of this paragraph, the Margin shall revert to its highest level.

Once the Event of Default is no longer continuing, the Margin will be re-calculated on the basis of the most recently delivered financial statements and the provisions of this margin ratchet (on the assumption that as at the date those financial statements were delivered no such Event of Default had occurred or was continuing) with effect from that remedy or waiver.

If the Group's audited annual financial statements and related Compliance Certificate show that the Margin should have been lower or higher than the level determined under this margin ratchet provision then the Margin will be recalculated by reference to those audited financial statements and any resulting payments payable to or by the Group will be made through adjustments to the next payment of Margin so that the parties (but only in respect of payments to the Lenders for participating in the relevant Facility both at the time to which the adjustments relate and the time when the adjustments are actually made) are in the position that they would have been in had the Margin been determined based on the audited annual consolidated financial statements.

Leverage	Margin
Greater than 1:1	3.75%
Equal to or less than 1:1 but greater than 0.75:1	3.50%
Equal to or less than 0.75:1 but greater than 0.50:1	3.25%
Equal to or less than 0.50:1	3.00%

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Part B
IPO Prepayment Grid

Leverage	Percentage
Greater than 1.25:1	90%
Equal to or less than 1.25:1 but greater than 0.75:1	75%
Equal to or less than 0.75:1 but greater than 0.5:1	50%
Equal to or less than 0.5:1 but greater than 0.25:1	25%
Equal to or less than 0.25:1	0%

Part C
Excess Cashflow Prepayment Grid

Leverage	Percentage
Greater than 1.25:1	90%
Equal to or less than 1.25:1 but greater than 0.75:1	75%
Equal to or less than 0.75:1 but greater than 0.5:1	50%
Equal to or less than 0.5:1 but greater than 0.25:1	25%
Equal to or less than 0.25:1	0%

Excess Cashflow Basket: US$250,000

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